Exhibit 10.12

EXECUTION VERSION

CUSIP (Deal): 98160RAA8

CUSIP (Revolving Facility): 98160RAB6

CUSIP (Term Facility): 98160RAC4

“CREDIT AGREEMENT

Dated as of June 26, 2014

among

WORLD TRIATHLON CORPORATION,

as the Borrower,

WORLD ENDURANCE HOLDINGS, INC.,

as Holdings,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

UBS AG, STAMFORD BRANCH,

as Administrative Agent, Swingline Lender and Issuing Bank,

and

UBS SECURITIES LLC

and

MACQUARIE CAPITAL (USA) INC.,

as Joint Lead Arrangers

and Joint Bookrunners

i

SCHEDULES:

Schedule 1.01(a)	—	Commitment Schedule
Schedule 1.01(b)	—	Existing Joint Ventures
Schedule 1.01(c)	—	Mortgages
Schedule 1.01(d)	—	Adjustments to Consolidated Adjusted EBITDA
Schedule 3.05	—	Fee Owned Real Estate Assets
Schedule 3.13	—	Subsidiaries
Schedule 5.10	—	Unrestricted Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.06	—	Existing Investments
Schedule 6.07	—	Certain Dispositions
Schedule 9.01	—	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	—	Form of Assignment and Assumption
Exhibit A-2	—	Form of Affiliated Lender Assignment and Assumption
Exhibit B	—	Form of Borrowing Request

Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Perfection Certificate
Exhibit F	—	Form of Perfection Certificate Supplement
Exhibit G	—	Form of Promissory Note
Exhibit H-1	—	Form of Trademark Security Agreement
Exhibit H-2	—	Form of Patent Security Agreement
Exhibit H-3	—	Form of Copyright Security Agreement
Exhibit I	—	Form of Guaranty Agreement
Exhibit J	—	Form of Security Agreement
Exhibit K	—	Form of Letter of Credit Request
Exhibit L-1	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	—	Form of Solvency Certificate

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of June 26, 2014 (this “Agreement”), by and among World Triathlon Corporation, a Florida corporation (the “Borrower”), World Endurance Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party hereto and UBS AG, Stamford Branch (“UBS”), in its capacities as an Issuing Bank, the Swingline Lender and as administrative agent and collateral agent for the Lenders (in its capacities as administrative and collateral agent, the “Administrative Agent”) with UBS Securities LLC and Macquarie Capital (USA) Inc., as joint lead arrangers and joint bookrunners (in such capacities, collectively, the “Arrangers”).

RECITALS

A.                                    Reference is made to that certain Credit Agreement, dated as of May 7, 2012, by and among the Borrower, the financial institutions from time to time party thereto as lenders and General Electric Capital Corporation, as administrative agent for the lenders (as in effect immediately prior to the Closing Date, the “Existing Credit Agreement”).

B.                                    The Borrower intends to (a) pay the Special Dividend, (b) consummate the Existing Credit Agreement Refinancing, and (c) pay related fees and expenses owing in connection therewith.

C,                                    The Borrower has requested that the Lenders extend credit in order to finance the foregoing transactions and for the other purposes set forth herein in the form of (a) Initial Term Loans in an original aggregate principal amount equal to $225,000,000 and (b) a Revolving Facility with an available amount of $20,000,000, in each case, subject to increase as provided herein.

D.                                    The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE 1                              DEFINITIONS

Section 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitments” means any commitments hereunder added pursuant to Sections 2.22, 2.23 or 9.02(c).

“Additional Credit Facilities” means any credit facilities added pursuant to Sections 2.22, 2.23 or 9.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Loans” means the Additional Revolving Loans and the Additional Term Loans.

“Additional Revolving Commitments” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).

“Additional Revolving Facility” means any revolving credit facility added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).

“Additional Revolving Loans” means any revolving loan added hereunder pursuant to Section 2.22, 2.23 or 9.02(c)(ii).

“Additional Term Commitments” means any term commitment added pursuant to Sections 2.22, 2.23 or 9.02(c)(i).

“Additional Term Loans” means any term loan added pursuant to Section 2.22, 2.23 or 9.02(c)(i).

“Adjusted Consolidated Net Income” means Consolidated Net Income of the Borrower and its Restricted Subsidiaries and, to the extent distributed in cash to the Borrower or any of its Restricted Subsidiaries, of any Joint Venture (before provision for income taxes), plus

(a) the sum of (without duplication and to the extent the same reduced Consolidated Net Income for the period with respect to which Adjusted Consolidated Net Income is being determined):

(i)                                     (A) Transaction Costs paid in Cash, (B) transaction fees, costs and expenses paid in Cash and incurred (1) in connection with the consummation of any transaction (or any transaction proposed or considered but not consummated) permitted under this Agreement, including any issuance or offering of Capital Stock, Investment, acquisition, Disposition, recapitalization, merger, consolidation or amalgamation, option buyout or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or similar transactions or (2) in connection with any Qualifying IPO and (C) the amount of any fee, cost, expense or reserve with respect thereto to the extent such amount is actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any fee, cost, expense or reserve incurred pursuant to clause (C) above, the Borrower or its applicable Restricted Subsidiary (or the applicable Joint Venture) in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the four Fiscal Quarter period immediately following the date of determination (it being understood that to the extent not actually received within such four Fiscal Quarters, such reimbursement amounts shall be deducted in calculating Adjusted Consolidated Net Income for such Fiscal Quarters),

(ii)                                  any non-cash loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness and/or the termination of any associated Hedge Agreement,

(iii)                               any goodwill or other intangible asset impairment charges, write-offs or write-downs,

(iv)                              non-cash compensation charges,

(v)                                 amortization of (A) intangible assets and/or (B) amortization of deferred financing costs relating to Indebtedness,

(vi)                              losses or charges from (i) extraordinary items, (ii) nonrecurring or unusual items (including costs of and payments of actual or prospective legal settlements, fines, judgments or orders) and (iii) the amount of any cost, charge, accrual, reserve or expense in connection with a single or one-time event, including in connection with (A) any acquisition permitted hereunder after the Closing Date and (B) the consolidation or closing of any facility during such period, and

(vii)                           the amount of any adjustment of the type described in clauses (a)(i) through (a)(vi) above as it pertains to equity investment income or income relating to Joint Ventures which is attributable to a Permitted Business and which the Borrower does not consolidate for purposes of GAAP, minus (b) without duplication:

(i)                                     (A) Taxes paid (including pursuant to any Tax sharing arrangement) in cash (including, to the extent paid in cash, Taxes arising out of any tax examination) and (B) Tax distributions made in cash during such period,

(ii)                                  any non-cash income (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness and/or the termination of any associated Hedge Agreement,

(iii)                               the net income in such period of any Restricted Subsidiary (other than any Loan Party or any Existing Joint Venture) that, as of the date of determination, is subject to any restriction on its ability to pay dividends or make other distributions by operation of its organizational documents or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable thereto (other than (A) any restriction that has been waived or otherwise released and/or (B) any restriction set forth in the Loan Documents or, the documents related to any Incremental Loans and/or Incremental Equivalent Debt and the documents relating to any Refinancing Indebtedness in respect of any of the foregoing); it being understood and agreed that Adjusted Consolidated Net Income will be increased by the amount of dividends, distributions or other payments made in Cash (or converted into Cash) by the Restricted Subsidiary subject to the relevant restriction to the Borrower or any other Restricted Subsidiary that is not subject to such restriction; and

(iv)                              the amount of any adjustment of the type described in clauses (b)(i), (b)(ii) or (b)(iii) above as it pertains to equity investment income or income relating to Joint Ventures to the extent distributed in cash to the Borrower or any of its Restricted Subsidiaries, which amount is attributable to a Permitted Business and which the Borrower does not consolidate for purposes of GAAP.

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Borrower or any of their respective Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, the Borrower or any of their respective Restricted Subsidiaries, threatened in writing, against or affecting Holdings, the Borrower or any of their respective Restricted Subsidiaries or any property of Holdings, the Borrower or any of their respective Restricted Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.  No Person shall be an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor and none of the Administrative Agent, the Arrangers, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, the Borrower and/or any subsidiary of Holdings.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Exposures at such time.

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Published LIBO Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis) plus 1.00% and (c) the Prime Rate.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be.

“Applicable Percentage” means, (a) with respect to any Term Lender for any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans and unused Additional Commitments of such Term Lender for such Class and the denominator of which is the aggregate outstanding principal amount of the Loans and unused Additional Commitments of all Term Lenders for such Class and (b) with respect to any Revolving Lender for any Class, the percentage of the Total Revolving Credit Commitment for such Class represented by such Lender’s Revolving Credit Commitment for such Class; provided that for purposes of Section 2.21 and otherwise herein, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations.  In the case of clause (b), in the event the Revolving Credit Commitments for any Class shall have expired or been terminated, the Applicable Percentages of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of the applicable Revolving

Lenders of such Class, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means, for any day, the rate per annum applicable to the relevant Class of Loans set forth below under the caption “ABR Spread” or “LIBO Rate Spread”, as the case may be, based upon the First Lien Leverage Ratio as of last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1:

Initial Term Loans

First Lien Leverage Ratio	ABR Spread for Initial Term Loans	LIBO Rate Spread for Initial Term Loans

Category 1

Greater than 4.25 to 1.00	3.25%	4.25%

Category 2

Less than or equal to 4.25 to 1.00	3.00%	4.00%

Revolving Loans

First Lien Leverage Ratio	ABR Spread for Revolving Loans	LIBO Rate Spread for Revolving Loans

Category 1

Greater than 4.25 to 1.00	3.25%	4.25%

Category 2

Less than or equal to 4.25 to 1.00 and greater than 3.50 to 1.00	3.00%	4.00%

Category 3

Less than or equal to 3.50 to 1.00	2.75%	3.75%

The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” has the meaning assigned to such term in the preamble to this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Borrower.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”; provided that the Borrower may not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning set forth in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Availability Period” means the period from and including the Closing Date to but excluding the earliest of (a) the date of termination of the Revolving Credit Commitments pursuant to Section 2.09, (b) the date of termination of the Revolving Credit Commitment of each Revolving Lender to make Revolving Loans and the obligation of the Issuing Bank to issue Letters of Credit pursuant to Section 7.01 and (c) the Revolving Credit Maturity Date.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a)                                 the sum of:

(i)                                     $5,000,000; plus

(ii)                                  the Retained Excess Cash Flow (provided that the Retained Excess Cash Flow shall not be available for any Restricted Payment pursuant to Section 6.04(a)(iii)(A) unless, at the time of the declaration thereof, (A) no Event of Default under Sections 7.01(a), (f) or (g) exists and (B) the Total Leverage Ratio at such time, calculated on a Pro Forma Basis after giving effect to such Restricted Payment (and determined on the basis of the financial statements for the most recently ended Test Period at or prior to such time which have been delivered pursuant to Sections 5.01(a) or (b), as applicable), does not exceed 5.60:1.00); plus

(iii)                               the amount of any capital contributions or other proceeds of any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount or an Available Excluded Contribution Amount or proceeds of an issuance of Disqualified Capital Stock, (y) received from the Borrower or any Restricted Subsidiary or (z) incurred from the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received as Cash equity by the Borrower or any of its Restricted Subsidiaries, plus the fair market value, as reasonably determined by the Borrower, of Cash Equivalents, marketable securities or other property received by the Borrower or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount or an Available Excluded Contribution Amount or proceeds of any issuance of Disqualified Capital Stock or (y) received from the Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv)                              the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any property or assets received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)                                 the net proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi)                              to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i) (in an amount not to exceed the original amount of such Investment); plus

(vii)                           an amount equal to the sum of (A) the amount of any Investments by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (B) the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary) to the Borrower or any Restricted

Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii)                        the amount of any Declined Proceeds; minus

(b)                                 an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time, or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets or property (as reasonably determined by the Borrower, but excluding any Cure Amount) received by the Borrower or any of its Restricted Subsidiaries after the Closing Date from:

(1)                                 contributions in respect of Qualified Capital Stock (other than any amounts received from the Borrower or any of its Restricted Subsidiaries), and

(2)                                 the sale of Qualified Capital Stock of the Borrower or any of its Restricted Subsidiaries (other than (x) to the Borrower or any Restricted Subsidiary of the Borrower, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated as Available Excluded Contribution Amounts pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Banking Services” means each and any of the following bank services provided to any Loan Party (a) under any arrangement that is in effect on the Closing Date between any Loan Party, a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Loan Party with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender, any Arranger at the time such arrangement is entered into: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services, in each case, that has been designated to the Administrative Agent in writing by the Borrower as being Banking Services Obligations for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Borrower and/or any of its subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such Person (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to the Borrower or its subsidiaries or any entity that forms a part of the business of the Borrower or any of its subsidiaries; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers in accordance with clause (a)(i) of the definition of “Disqualified Institution” or any reasonably identifiable Affiliate of any such Person.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $75,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (d) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (f) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of any Investment by any Foreign Subsidiary, “Cash Equivalents shall also include (x) Investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (f) above and in this paragraph.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date).  For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a)                                 at any time prior to a Qualifying IPO, the Permitted Holders ceasing to beneficially own, either directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), Capital Stock representing more than 50% of the total voting power of all of the outstanding voting stock of Holdings;

(b)                                 at any time on or after a Qualifying IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, of Capital Stock representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting stock of Holdings and (y) the percentage of the total voting power of all of the outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders; and

(c)                                  the Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings.

“Charges” has the meaning assigned to such term in Section 9.19.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Revolving Loans, Swingline Loans or other loans or commitments added pursuant to Sections 2.22, 2.23 or 9.02(c).

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property of any Loan Party subject to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to any Collateral Document to secure the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a)                                 the Administrative Agent shall have received (A) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, (B) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto, (C) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement in substantially the form attached as an exhibit hereto, (D) a completed Perfection Certificate and (E) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request;

(b)                                 the Administrative Agent shall have received with respect to any Material Real Estate Assets acquired after the Closing Date, a Mortgage and any necessary UCC fixture filing in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent and the Borrower)):

(i)                                     evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)                                  one or more fully paid policies of title insurance (the “Mortgage Policies”) in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of the Material Real Estate Asset covered thereby (as reasonably determined by the Borrower)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the relevant Mortgage as having created a valid subsisting Lien on the real property described therein with the ranking or the priority which it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction;

(iii)                               customary legal opinions of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located, and if applicable, in the jurisdiction of formation of the relevant Loan Party, in each case as the Administrative Agent may reasonably request;

(iv)                              surveys and appraisals (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended) and “Life-of-Loan” flood certifications under Regulation H (together with evidence of federal flood insurance for any such Flood Hazard Property located in a flood hazard area); provided that the Administrative Agent may in its reasonable discretion accept any such existing certificate, appraisal or survey so long as such existing certificate or appraisal satisfies any applicable local law requirements; and

(v)                                 such other evidence that all other actions that the Administrative Agent may reasonably request and deem necessary in order to create a valid and subsisting Lien on such Material Real Estate Assets have been taken.

“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Mortgage, (iii) each Intellectual Property Security Agreement, (iv) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”, (v) the Perfection Certificate and any Perfection Certificate Supplement and (vi) each of the other instruments and documents pursuant to which any Loan Party grants a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any of its subsidiaries in the ordinary course of business of such Person.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means for each calendar quarter or portion thereof, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio as of the last day of the last Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 1:

First Lien Leverage Ratio	Commitment Fee Rate
Category 1

Greater than 4.25 to 1.00	0.50%

Category 2

Equal to or less than 4.25 to 1.00	0.375%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table set forth above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means (a) any competitor of the Borrower and/or any of its subsidiaries and (b) any Affiliate of any such competitor (other than any such Affiliate that is a Bona Fide Debt Fund).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (x), (xii) and (xiv) below) the amounts of:

(i)                                     consolidated interest expense (including (A) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (B) other bank, administrative agency (or trustee) and financing fees, (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (D) commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements);

(ii)                                  Taxes paid (including pursuant to any Tax sharing arrangement or any Tax distribution) and provisions for Taxes of such Person and its subsidiaries, including, in each case, arising out of tax examinations;

(iii)                               total depreciation and amortization expense;

(iv)                              other non-Cash charges, expenses or losses, including the excess of rent expense over actual Cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for GAAP purposes;

provided that if any such non-Cash charge, expense or loss represents an accrual or reserve for potential Cash items in any future period, such Person may determine not to add back such non-Cash charge in the then-current period;

(v)                                 (A) Transaction Costs, (B) transaction fees, costs and expenses incurred (1) in connection with the consummation of any transaction (or any transaction proposed and not consummated) permitted under this Agreement, including the issuance or offering of Capital Stock, Investments, acquisitions, Dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or similar transactions and/or (2) in connection with any Qualifying IPO and (C) the amount of any fee, cost, expense or reserve with respect thereto that is actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any fee, cost, expense or reserve that is added back in reliance on clause (C) above, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters);

(vi)                              to the extent not otherwise included in Consolidated Adjusted EBITDA or Consolidated Net Income for such period or any prior period, any Deferred Revenue Adjustment for such period; provided that with respect to any amount of deferred revenue added back for any period pursuant this clause (vi), to the extent such amount is included in Consolidated Net Income in a subsequent period, such amount shall be deducted from Consolidated Adjusted EBITDA for such subsequent period;

(vii)                           the amount of management, monitoring, consulting, transaction and advisory fees and related expenses actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries (A) to the Investors (or their Affiliates or management companies) to the extent permitted under this Agreement or (B) as permitted by Section 6.09(f);

(viii)                        the amount of any cost, charge, accrual, reserve and/or expense incurred or accrued in connection with any single or one-time event; provided, that the aggregate amount of all costs, charges, accruals, reserves or expenses added back in reliance on this clause (viii) in any four-Fiscal Quarter period, when aggregated with any amounts added back in reliance on clause (x)(1) and/or clause (xi) below in such four-Fiscal Quarter period, may not exceed 20% of Consolidated Adjusted EBITDA for such four Fiscal Quarter period (calculated before giving effect to any such addbacks and adjustments;

(ix)                              the amount of earnout obligation expense incurred in connection with any Permitted Acquisition or other Investment permitted by this Agreement which is paid or accrued during the applicable period;

(x)                                 expected cost savings, operating expense reductions and synergies (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of such Person, as certified by a Responsible Officer of such Person in the Compliance Certificate required by Section 5.01(c) to be delivered in connection with the financial statements for such period) related to permitted asset sales, acquisitions, Investments, Dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives and specified transactions; provided that, (A) the relevant cost savings, operating expense reductions and synergies must be reasonably expected to be realized within 18 months of the event giving rise thereto and (B) the aggregate amount of such costs savings, operating expense reductions and synergies added back in reliance on this clause (x)(1) in any four-Fiscal Quarter period, when aggregated with all amounts added back in reliance on clause (viii) above and/or clause (xi) below in such four-Fiscal Quarter period, shall not exceed (1) 20% of Consolidated Adjusted EBITDA for such four-Fiscal Quarter period (calculated before giving effect to any such addbacks and adjustments) plus (2) the amount of any such cost savings, operating expense reductions, product margin synergies and product cost and other synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act;

(xi)                              costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, synergies, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening, business optimization and restructuring costs, charges, accruals, reserves and expenses (including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities and costs relating to the early termination of rights fee arrangements (without duplication of amounts added back in reliance on clause (viii) above), curtailments, costs related to entry into new markets, strategic initiatives and contracts, consulting fees, signing costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and postretirement employee benefit plans, new systems design and implementation costs and project startup costs); provided that the aggregate amount of all costs, charges, accruals, reserves or expenses added back in reliance on this clause (xi) in any four-Fiscal Quarter period, when aggregated with all amounts added back in reliance on clause (viii) and/or clause (x)(1) above for such four-Fiscal Quarter period, shall not exceed 20% of Consolidated Adjusted EBITDA for such four-Fiscal Quarter period (calculated before giving effect to any such addbacks and adjustments);

(xii)                           proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters));

(xiii)                        unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(xiv)                       the amount of Cash actually received (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xv)                          the amount of any “bad debt” expense related to revenue earned prior to the Closing Date;

(xvi)                       the amount of any addback described in clauses (b)(i) through (b)(xv) above as it pertains to equity investment income or income relating to Joint Ventures to the extent distributed in cash to the Borrower or any of its Restricted Subsidiaries, which amount is attributable to a Permitted Business and which the Borrower does not consolidate for purposes of GAAP;

(xvii)                    unrealized net foreign currency transaction losses impacting net income (including, without limitation, currency remeasurements of Indebtedness and any net losses resulting from hedge agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness);

(xviii)                 any fair value adjustments required to be made for purposes of GAAP to deferred revenue obligations assumed in any acquisition permitted hereunder; and (xix) adjustments set forth on Schedule 1.01(d).

minus (c) to the extent such amounts increase Consolidated Net Income:

(i)                                     non-Cash gains or income; provided that if any non-Cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-Cash gain or income in the current period;

(ii)                                  unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii)                               the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(v)(C) above (as described in such clause) to the extent the relevant reimbursement amounts were not received within the time period required by such clause;

(iv)                              the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xii) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause;

(v)                                 to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the cash payment in respect thereof in the relevant future period;

(vi)                              the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes;

(vii)                           the amount of any deduction described in clauses (c)(i) through (c)(vi) above as it pertains to equity investment income or income relating to Joint Ventures to the extent distributed in cash to the Borrower or any of its Restricted Subsidiaries, which amount is attributable to a Permitted Business and which the Borrower does not consolidate for purposes of GAAP; and

(viii)                        unrealized net foreign currency transaction gains impacting net income (including, without limitation, currency remeasurements of Indebtedness and any net gains resulting from hedge agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness).

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien pari passu with or senior to the Liens securing the Secured Obligations on any asset or property of such Person or its Restricted Subsidiaries.

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a)                                 [Reserved],

(b)                                 gains or losses (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Capital Stock or assets (including asset retirement costs) or of returned surplus assets of any employee benefit plan outside of the ordinary course of business,

(c)                                  gains or losses from (i) extraordinary items and (ii) nonrecurring or unusual items (including costs of and payments of actual or prospective legal settlements, fines, judgments or orders),

(d)                                 any unrealized or realized net foreign currency translation gains or losses impacting net income (including currency re-measurements of Indebtedness, any net gains or losses resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness),

(e)                                  any net gains, charges or losses with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than, at the option of the Borrower, assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof), (ii) the disposal, abandonment, divestiture and/or discontinuation of assets, properties or operations and (iii) facilities that have been closed during such period,

(f)                                   any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreements),

(g)                                  (i) any charges, costs, expenses, accruals or reserves incurred pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of any Parent Company, the Borrower and/or any of its subsidiaries, in each case, to the extent that, in the case of any Cash charges, costs and/or expenses, such charges, costs or expenses are funded with net Cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Subject Person,

(h)                                 [reserved],

(i)                                     any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (B) goodwill or other asset impairment charges, write-offs or write-downs and (C) amortization of intangible assets,

(j)                                    (i) effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof and (ii) the cumulative effect of changes in accounting principles or policies; and

(k)                                 the amount of any adjustment described in clauses (a) through (j) above as it pertains to equity investment income or income relating to Joint Ventures to the extent distributed in cash to the Borrower or any of its Restricted Subsidiaries, which amount is attributable to a Permitted Business and which the Borrower does not consolidate for purposes of GAAP;

it being understood and agreed that Consolidated Net Income shall not include the net income (or loss) of any direct or indirect Joint Venture of any Subject Person that is attributable to the equity interests of such Joint Venture beneficially held by any third party.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of such Person or its Restricted Subsidiaries.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including LC Disbursements that have not been reimbursed within three Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), Capital Leases and purchase money Indebtedness (but excluding, for the avoidance of doubt, undrawn letters of credit).

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement, (d) the application of purchase or recapitalization accounting and (e) the Deferred Revenue Adjustment.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following:  (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Credit Extension” means each of (i) the making of a Revolving Loan or Swingline Loan or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Cure Amount” has the meaning assigned to such term in Section 6.15(b).

“Cure Right” has the meaning assigned to such term in Section 6.15(b).

“Current Assets” means, at any time, the consolidated current assets (other than Cash and Cash Equivalents, the current portion of current and deferred Taxes, permitted loans made to third parties, assets held for sale, pension assets, deferred bank fees and derivative financial instruments) of the Borrower and its Restricted Subsidiaries (other than any Joint Venture).

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries (other than any Joint Venture) at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding revolving loans, (c) the current portion of interest expense, (d) the current portion of any Capital Lease, (e) the current portion of current and deferred Taxes, (f) liabilities in respect of unpaid earn-outs, (g) the current portion of any other longterm liabilities, (h) accruals relating to restructuring reserves, (i) liabilities in respect of funds of third parties on deposit with the Borrower or any of its Restricted Subsidiaries and (j) any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements.

“Debt Fund Affiliate” means any Affiliate (other than a natural person) of PEP or Holdings that is a bona fide debt fund or investment vehicle (in each case with one or more bona fide investors to whom its managers owe fiduciary duties independent of their fiduciary duties to PEP or Holdings) that is engaged in, or advises funds or other investment vehicles that are engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Loan within one Business Day of the date required to be made by it hereunder or to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan, Letter of Credit or Swingline Loan was required to be made or funded, (b) notified the Administrative Agent, any Issuing Bank or the Swingline Lender or any Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two Business Days after the request of Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrower and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of the Borrower and the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority, so long as such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Deferred Revenue Adjustment” means, for any period, the amount (which may be negative number) by which the current and long-term portions of deferred revenue of the Borrower and its Restricted Subsidiaries as of the end of such period exceeds (or is less than) such deferred revenue of the Borrower and its Restricted Subsidiaries as of the beginning of such period, in each case as reflected on the consolidated cash flow statement of the Borrower.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof, in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change in control, Qualifying IPO or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Holdings, the Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock solely because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (a) (i) any Person identified by the Borrower or PEP in writing to the Arrangers on or prior to June 11, 2014 and (ii) any reasonably identifiable Affiliate of such Person and (b) (i) any Person that is or becomes a Company Competitor and is designated by the Borrower or PEP as such in a writing provided to the Administrative Agent after June 11, 2014, which designation shall not apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest in any Loan and (ii) any reasonably identifiable Affiliate of any such Company Competitor (other than a Bona Fide Debt Fund); provided that an entity becoming an Affiliate of a Company Competitor shall not retroactively disqualify any Person that has previously acquired any assignment or participation interest in any Loan.

“Disregarded Domestic Subsidiary” means any Domestic Subsidiary (a) substantially all of the assets of which consist of Capital Stock of one or more Foreign Subsidiaries or (b) that is treated as a disregarded entity for U.S. federal income tax purposes and which holds Capital Stock of one or more Foreign Subsidiaries.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender or any Debt Fund Affiliate (any such Person, the “Auction Party”) in order to purchase Initial Term Loans (or any Additional Term Loans), in accordance with the following procedures; provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction which was withdrawn pursuant to clause (c)(i) below:

(a)                                 Notice Procedures.  In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction), that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Term Loan on an individual Class basis and (iv) remain outstanding through the Auction Response Date.  The Auction Agent will promptly provide each appropriate Lender with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b)                                 Reply Procedures.  In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range, and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”).  Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below.  Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c)                                  Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price.  The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion).  If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the

Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1%, when compared to an Applicable Price of $100 with a 2% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid).  The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d)                                 Additional Procedures.

(i)                                     Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction.  Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii)                                  To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(iii)                               In connection with any Auction, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv)                              Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v)                                 the Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender or (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), the Borrower or any of its Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to the Borrower or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan; (c) engaging in a nonexempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Pension Plan; (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (e) the withdrawal by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Restricted Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (f) the institution by the PBGC of proceedings to terminate any Pension Plan; (g) the imposition of liability on the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (h) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan if there is any potential liability therefor under Title IV of ERISA, or the receipt by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (i) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Test Period ending on the last day of any Fiscal Year, an amount (if positive) equal to:

(a)                                 the sum, without duplication, of the amounts for such period of the following:

(i)                                     Consolidated Adjusted EBITDA for such period without giving effect to clause (b)(x) of the definition thereof, plus

(ii)                                  the Consolidated Working Capital Adjustment for such period, plus

(iii)                               cash gains of the type described in clauses (b), (c), (d), (e) and (f) of the definition of “Consolidated Net Income”, to the extent not otherwise included in calculating Consolidated Adjusted EBITDA (except to the extent such gains consist of proceeds utilized in calculating Net Proceeds falling under paragraph (a) of the definition thereof or Net Insurance/Condemnation Proceeds subject to Sections 2.11(b)(ii)), plus

(iv)                              to the extent not otherwise included in the calculation of Consolidated Adjusted EBITDA for such period, cash payments received by the Borrower or any of its Restricted Subsidiaries with respect to amounts deducted from Excess Cash Flow in a prior period pursuant to clause (b)(vii) below, minus

(b)                                 the sum, without duplication, of the amounts for such period of the following:

(i)                                     permanent repayments of long-term Indebtedness, including for purposes of clarity, the current portion of any such Indebtedness (including (x) payments under Section 2.09(b), Section 2.10(a) or (b) and Section 2.11(a) and (y) prepayments of Initial Term Loans and Additional Term Loans to the extent (and only to the extent) made with the Net Proceeds of a Prepayment Asset Sale or Net Insurance/Condemnation Proceeds that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (A) the amount of all deductions and reductions to the amount of mandatory prepayments pursuant to clause (B) of Section 2.11(b)(i), (B) all other repayments of the Initial Term Loans or Additional Term Loans and (C) repayments of the Revolving Loans, any Additional Revolving Loans or loans under any revolving credit facility or arrangement, except to the extent a corresponding amount of the commitments under such revolving credit facility or arrangement are permanently reduced in connection with such repayments), in each case, to the extent not financed with long-term Indebtedness (other than revolving Indebtedness), plus

(ii)                                  without duplication of amounts deducted from Excess Cash Flow pursuant to this clause (ii) or clause (ix) below in respect of a prior period, all Cash payments in respect of capital expenditures as would be reported in the Borrower’s consolidated statement of cash flows made during such period and, at the option of the Borrower, any Cash payments in respect of any such capital expenditures made after such period and prior to the date of the applicable Excess Cash Flow payment (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), plus

(iii)                               consolidated interest expense added back pursuant to clause (b)(i) of the definition of “Consolidated Adjusted EBITDA” to the extent paid in Cash, plus

(iv)                              Taxes (including pursuant to any Tax sharing arrangement or any Tax distribution) paid and provisions for Taxes, to the extent payable in Cash with respect to such period, plus

(v)                                 without duplication of amounts deducted from Excess Cash Flow pursuant to this clause (v) or (ix) below in respect of a prior period, Cash payments made during such period in respect of Permitted Acquisitions and other Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than Investments in (x) Cash and Cash Equivalents and (y) the Borrower or any of its Restricted Subsidiaries), or, at the option of the Borrower, any Cash payments in respect of Permitted Acquisitions and other Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than Investments in (x) Cash and Cash Equivalents and (y) the Borrower or any of its Restricted Subsidiaries) made after such period and prior to the date of the applicable Excess Cash Flow payment (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), plus

(vi)                              the aggregate amount of all Restricted Payments made under Sections 6.04(a)(i), (ii), (iv) and (x) or otherwise consented to by the Required Lenders in each case to the extent actually paid in Cash during such period, or, at the option of the Borrower, made after such period and prior to the date of the applicable Excess Cash Flow payment (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)), plus

(vii)                           amounts added back under clauses (b)(v)(C) or (b)(xii) of the definition of “Consolidated Adjusted EBITDA” to the extent such amounts have not yet been received by the Borrower or its Restricted Subsidiaries, plus

(viii)                        an amount equal to all expenses, charges and losses either (A) excluded in calculating Consolidated Net Income or (B) added back in calculating Consolidated Adjusted EBITDA, in each case, to the extent paid or payable in Cash, plus

(ix)                              without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, at the option of the Borrower, the aggregate consideration required to be paid in Cash by the Borrower or its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to capital expenditures, acquisitions or Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than Investments in (x) Cash and Cash Equivalents and (y) the Borrower or any of its Restricted Subsidiaries) to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such capital expenditures, acquisitions or Investments during such subsequent period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters, plus

(x)                                 to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of expenditures, fees, costs and expenses paid in Cash by the Borrower and its Restricted Subsidiaries during such period, other than to the extent financed with long-term Indebtedness (other than revolving Indebtedness), plus

(xi)                              Cash payments (other than in respect of Taxes, which are governed by clause (iv) above) made during such period for any liability the accrual of which in a prior period did not reduce Consolidated Adjusted EBITDA and therefore increased Excess Cash Flow in such prior period (provided there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long-term Indebtedness (other than revolving Indebtedness), plus

(xii)                           Cash expenditures in respect of any Hedge Agreement during such period to the extent (A) not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA and (B) not financed with long-term Indebtedness (other than revolving Indebtedness), plus

(xiii)                        amounts paid in Cash (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness)) during such period on account of (A) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, plus

(xiv)                       cash payments made by the Borrower or its Restricted Subsidiaries during such period in respect of long-term liabilities, including for purposes of clarity, the current portion of any such liabilities (other than Indebtedness) of the Borrower or its Restricted Subsidiaries, except to the extent such cash payments were (A) deducted in the calculation of Consolidated Net

Income or Consolidated Adjusted EBITDA for such period or (B) financed with long-term Indebtedness (other than revolving Indebtedness).

“Excess Cash Flow Period” has the meaning assigned to such term in Section 2.11(b)(i)(A).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a)                                 General Intangibles or other rights arising under any contract, instrument, lease, licenses, agreement or other document as to which the grant of a security interest would (i) constitute a violation of a restriction in favor of a third party (other than the Borrower or any of its Restricted Subsidiaries) or result in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party, unless and until any required consents shall have been obtained, (ii) result in a breach, termination (or a right of termination) or default under such contract, instrument, lease, license, agreement or other document (including pursuant to any “change of control” or similar provision) or (iii) permit any third party (other than the Borrower or any of its Restricted Subsidiaries) to amend any rights, benefits and/or obligations of the relevant Loan Party in respect of the relevant asset or permit such third party to require any Loan Party or any subsidiary of the Borrower to take any action materially adverse to the interests of such subsidiary or Loan Party; provided, however, that any such asset will only constitute an Excluded Asset under clause (i) or clause (ii) above to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law; provided, further, that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such General Intangible or other right that does not result in any of the consequences specified in clauses (i) through (iii) above,

(b)                                 the Capital Stock of any (i) Immaterial Subsidiary (except to the extent the security interest in such Capital Stock may be perfected by the filing of a Form UCC-1 (or similar) financing statement), (ii) Person that is not a subsidiary, which, if a subsidiary, would qualify as an Immaterial Subsidiary (except to the extent the security interest in such Capital Stock may be perfected by the filing of a Form UCC-1 (or similar) financing statement), (iii) Captive Insurance Subsidiary, (iv) Unrestricted Subsidiary, (v) not-for-profit subsidiary and/or (vi) special purpose entity used for any securitization facility,

(c)                                  any (i) foreign IP Rights and/or (ii) intent-to-use (or similar) Trademark application prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period, in which, if any, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use Trademark application under applicable law,

(d)                                 any asset or property, the grant or perfection of a security interest in which would (i) require any governmental consent, approval, license or authorization, (ii) be prohibited by enforceable anti-assignment provisions of applicable law, except, in the case of this clause (ii), to the extent such prohibition would be rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, (iii) trigger termination of any contract pursuant to a “change of control” or similar provision or (iv) result in material adverse tax consequences to any Loan Party as reasonably determined by the Borrower,

(e)                                  (i) any leasehold Real Estate Asset and (ii) any owned Real Estate Asset that is not a Material Real Estate Asset,

(f)                                   any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary which cannot be pledged without (i) the consent of one or more third parties other than the Borrower or any of its Restricted Subsidiaries (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party,

(g)                                  any Margin Stock,

(h)                                 the Capital Stock of any Foreign Subsidiary or Disregarded Domestic Subsidiary, other than 65% of the issued and outstanding voting Capital Stock of each first-tier Foreign Subsidiary or Disregarded Domestic Subsidiary, as applicable,

(i)                                     Commercial Tort Claims with a value (as reasonably estimated by the Borrower) of less than $3,000,000,

(j)                                    any Cash or Cash Equivalents comprised of (i) funds specially and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (ii) funds used or to be used to pay all Taxes required to be collected, remitted or withheld (including, without limitation, U.S. federal and state withholding Taxes (including the employer’s share thereof)) and (iii) any other funds which any Loan Party holds as an escrow or fiduciary for the benefit of another Person, and

(k)                                 any asset with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby.

“Excluded Subsidiary” means:

(a)                                 any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b)                                 any Immaterial Subsidiary,

(c)                                  any Restricted Subsidiary that is prohibited by law, regulation or contractual obligation as of the Closing Date (or in the case such Person becomes a Restricted Subsidiary on a date after the Closing Date, as of such date, excluding any contractual obligation entered into in contemplation of such Person becoming a Restricted Subsidiary) from providing a Loan Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide a Loan Guaranty,

(d)                                 any not-for-profit subsidiary,

(e)                                  any Captive Insurance Subsidiary,

(f)                                   any special purpose entity used for any permitted securitization or receivables facility or financing,

(g)                                  any Foreign Subsidiary,

(h)                                 (i) any Disregarded Domestic Subsidiary and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or any Disregarded Domestic Subsidiary,

(i)                                     any Unrestricted Subsidiary and

(j)                                    any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income or franchise Taxes (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the U.S. or any similar tax imposed by any other jurisdiction described in clause (a), (c) in the case of any Foreign Lender, any U.S. withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except (i) pursuant to an assignment or designation of a new lending office under Section 2.19 and (ii) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax imposed as a result of a failure by the Administrative Agent, any Lender or any Issuing Bank to comply with Section 2.17(e) and (f) any U.S. withholding tax under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Credit Agreement Refinancing” means the repayment and refinancing or termination in full of all amounts, if any, due or owing immediately prior to the Closing Date under the Existing Credit Agreement and the termination of all commitments thereunder.

“Existing Joint Venture” means any Joint Venture in existence on the Closing Date and listed on Schedule 1.01(b).

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means collectively, (a) that certain Administrative Agent Fee Letter, dated as of June 11, 2014, by and between the Borrower and the Administrative Agent and (b) that certain Engagement Letter, dated as of June 11, 2014, by and among, inter alios, the Borrower and the Arrangers.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, or the Test Period otherwise specified where the term “First Lien Leverage Ratio” is used in this Agreement, in each case for the Borrower and its Restricted Subsidiaries and, to the extent specified in such respective terms, any Joint Venture.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending December 31 of each calendar year.

“Flood Hazard Property” means any parcel of any Material Real Estate Asset subject to a Mortgage located in the U.S. in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 2.03(f).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“General Intangibles” has the meaning set forth in Article 9 of the UCC.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the U.S., the U.S., or a foreign government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, exposure to which is prohibited, limited or regulated by any Environmental Law or any Governmental Authority or which poses a hazard to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Borrower (a) that does not have assets in excess of 2.5% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and (b) that does not contribute Consolidated Adjusted EBITDA in excess of 2.5% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable; provided that, the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets and 5.0% of Consolidated Adjusted EBITDA, in each case, of the Borrower and its Restricted Subsidiaries for the relevant Test Period; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the Borrower delivered pursuant to Section 4.01 hereof.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estateplanning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a)                                 (i) $40,000,000 less (ii) the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt incurred or issued in reliance on clause (a)(i) of this definition, plus

(b)                                 in the case of any Incremental Facility that effectively extends the Maturity Date with respect to any Class of Loans and/or commitments hereunder, an amount equal to the portion of the relevant Class of Loans or commitments that will be replaced by such Incremental Facility, plus

(c)                                  in the case of any Incremental Facility that effectively replaces any Revolving Credit Commitment or Additional Revolving Commitment terminated in accordance with Section 2.19 hereof, an amount equal to the relevant terminated Revolving Credit Commitment or Additional Revolving Commitment, plus

(d)                                 the amount of any optional prepayment of any Loan in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment or Additional Revolving Commitment so long as, in the case of any optional prepayment, such prepayment was not funded (i) with the proceeds of any long-term Indebtedness (other than revolving Indebtedness) or (ii) with the proceeds of any Incremental Facility incurred in reliance on clause (b) above, plus

(e)                                  an unlimited amount so long as, in the case of this clause (e), (i) if such Incremental Facility is secured by a Lien on the Collateral that is pari passu with or senior to the Lien securing the Credit Facilities on the Closing Date, the First Lien Leverage Ratio would not exceed 4.75:1.00, (ii) if such Incremental Facility is secured by a Lien on the Collateral that is junior to the Lien securing the Credit Facilities on the Closing Date, the Secured Leverage Ratio would not exceed 6.25:1.00 or (iii) if such Incremental Facility is unsecured, the Total Leverage Ratio would not exceed 6.50:1.00, in each case of clauses (i) through (iii), calculated at the time of incurrence on a Pro Forma Basis after giving effect thereto and the application of the proceeds thereof (other than any Cash funded to the consolidated balance sheet of the Borrower) (and determined on the basis of the financial statements for the most recently ended Test Period at or prior to such time which have been delivered pursuant to Sections 5.01(a) or (b), as applicable), and, in the case of any Incremental Revolving Facility, assuming a full drawing under such Incremental Revolving Facility; it being understood that for purposes of this clause (e), if the proceeds of the relevant Incremental Facility will be applied to finance an acquisition, compliance with the First Lien Leverage Ratio, Secured Leverage Ratio or Total Leverage Ratio test prescribed above shall be determined as of the date of the execution of the definitive agreement with respect thereto (and determined on the basis of the financial statements for the most recently ended Test Period on or prior to such date for which financial statements have then been delivered pursuant to Sections 5.01(a) or (b), as applicable).

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loans.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(z).

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Revolving Facility.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loan Borrowing Date” means, with respect to each Class of Incremental Term Loans, each date on which Incremental Term Loans of such Class are incurred pursuant to Section 2.01(b) and as otherwise specified in any amendment providing for Incremental Term Loans in accordance with Section 2.22.

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or purchase price adjustment until such obligation becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP, (x) any such obligations incurred under ERISA, (y) accrued expenses and trade accounts payable in the ordinary course of business (including on an intercompany basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio or any other financial ratio under this Agreement and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any Joint Venture (other than any Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder.

“Indemnified Taxes” means Taxes other than Excluded Taxes or Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning set forth in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum dated June 2014, relating to the Borrower and its subsidiaries and the Transactions.

“Initial Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to Section 9.05 or (ii) an Additional Term Commitment.  The aggregate amount of the Term Lenders’ Initial Term Loan Commitments is $225,000,000.

“Initial Term Loan Maturity Date” means the date that is seven years after the Closing Date.

“Initial Term Loans” means the term loans made by the Term Lenders to the Borrower pursuant to Section 2.01(a).

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement, including any of the following: (a) a Trademark Security Agreement substantially in the form of Exhibit H-1 hereto, (b) a Patent Security Agreement substantially in the form of Exhibit H-2 hereto or (c) a Copyright Security Agreement substantially in the form of Exhibit H-3 hereto.

“Interest Election Request” means a request by the Borrower in the form of Exhibit D hereto or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing on September 30, 2014) and the Revolving Credit Maturity Date or the maturity date applicable to such Loan and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to all relevant affected Lenders, twelve months or a shorter period) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower, any Restricted Subsidiary, any Joint Venture or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Restricted Subsidiaries to any other Person.  Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“Investors” means (a) the Sponsor, (b) the Management Investors and (c) certain other investors identified to the Administrative Agent in writing on the Closing Date.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means, as the context may require, (a) UBS and (b) any other Revolving Lender that, at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), agrees to become an Issuing Bank.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means, with respect to any Person, any other Person in which such Person owns Capital Stock (other than any Wholly-Owned Subsidiary), and including, for the avoidance of doubt, any other Person in which such Person owns less than a 100% interest.  Unless otherwise specified, “Joint Venture” shall refer to any Person in which the Borrower or any Restricted Subsidiary owns Capital Stock (other than any Wholly-Owned Subsidiary).

“Junior Indebtedness” means any Subordinated Indebtedness (other than Indebtedness among the Borrower and/or its subsidiaries) with an individual outstanding principal amount in excess of the Threshold Amount.

“Junior Lien Indebtedness” means any Indebtedness that is secured by a security interest on the Collateral (other than Indebtedness among the Borrower and/or its subsidiaries) that is expressly junior or subordinated to the Lien securing the Credit Facilities with an individual outstanding principal amount in excess of the Threshold Amount.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, Additional Term Loan, Revolving Loan, Additional Revolving Loan, Revolving Credit Commitment or Additional Commitment.

“Latest Revolving Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any revolving loan or revolving credit commitment hereunder at such time, including the latest maturity or expiration date of any Revolving Loan, any Additional Revolving Loan, the Revolving Credit Commitment or any Additional Revolving Commitment.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or any Additional Term Commitment.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“LC Obligations” means, at any time, the sum of (a) the amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate principal amount of all unreimbursed LC Disbursements.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders, any Additional Lender, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued pursuant to this Agreement.

“Letter of Credit Limit” means an amount equal $10,000,000.  The Letter of Credit Limit is part of, and not in addition to, the Revolving Credit Commitments.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“LIBO Rate” means, the Published LIBO Rate, as adjusted to reflect applicable reserves prescribed by governmental authorities; provided that, in the case of the Initial Term Loans, in no event shall the LIBO Rate be less than 1.00% per annum.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Loan Documents” means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, any intercreditor agreement required to be entered into pursuant to the terms of this Agreement and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.”  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guaranty” means (a) the Guaranty Agreement, substantially in the form of Exhibit I hereto, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties and (b) each other guaranty agreement executed by any Person pursuant to Section 5.12 in substantially the form attached as Exhibit I hereto or another form that is otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means Holdings, the Borrower, each Subsidiary Guarantor, and in each case their respective successors and permitted assigns.

“Loans” means any Initial Term Loan, any Additional Term Loan, any Revolving Loan, any Swingline Loan or any Additional Revolving Loan.

“Management Investors” means the officers, directors, managers, employees and members of the management of the Borrower, any Parent Company and/or any subsidiary of the Borrower.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Real Estate Asset” means (a) on the Closing Date, each Real Estate Asset listed on Schedule 1.01(c) and (b) any “fee-owned” Real Estate Asset acquired by any Loan Party after the Closing Date having a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $3,000,000 as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the Revolving Facility, the Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) as to any Replacement Term Loans or Replacement Revolving Facility incurred pursuant to Section 9.02(c), the final maturity date for such Replacement Term Loan or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment; (d) with respect to any Incremental Term Loans, the final maturity date set forth in the applicable documentation with respect thereto; (e) with respect to any Incremental Revolving Facility, the final maturity date set forth in the applicable documentation with respect thereto and (f) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Offer accepted by the respective Lender or Lenders.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policies” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of the Borrower and its Restricted Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then-current Fiscal Year to the end of the period to which the relevant financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by the Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or the relevant Restricted Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans and any Indebtedness secured by a Lien that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable) in connection with any sale or taking of such assets as described in clause (a) of this definition and (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-ofpocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any Tax distributions) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans and any other Indebtedness secured by a Lien that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset) and (iv) Cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-Debt Fund Affiliate” means any Investor (which is an Affiliate of the Borrower) and any Affiliate of any such Investor, other than any Debt Fund Affiliate and any natural person.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.15(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.17.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity.  In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(ii).

“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any intangible, recording, filing or other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but not including, for the avoidance of doubt, any Excluded Taxes.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Loans and Swingline Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swingline Loans, as the case may be, occurring on such date, (b) with respect to any Letters of Credit, the aggregate amount available to be drawn under such Letters of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letters of Credit or the issuance or expiry of any Letters of Credit, including as a result of any LC Disbursements and (c) with respect to any LC Disbursements on any date, the aggregate outstanding amount of such LC Disbursements on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of the LC Disbursements as of such date, including as a result of any reimbursements by the Borrower of unreimbursed LC Disbursements.

“Parent Company” means (a) Holdings and (b) any other Person of which the Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, in which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“PEP” means Providence Equity Partners LLC.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit F.

“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in (x) any Restricted Subsidiary which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Existing Joint Venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such Existing Joint Venture); provided that:

(a)                                 on the date of execution of the purchase agreement in respect of such acquisition, immediately prior to, and after giving effect to such acquisition on a Pro Forma Basis (and determined on the basis of the financial statements for the most recently ended Test Period on or prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable), either (i) the Borrower would be in compliance with the covenant set forth in Section 6.15 (whether or not then in effect) or (ii) the Total Leverage Ratio is not greater than the Total Leverage Ratio as of the last day of the most recently ended Test Period on or prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable; provided that this clause (a) shall not apply to any acquisition (or series of related acquisitions) where the aggregate amount of consideration for such acquisition or series of related acquisitions is less than $10,000,000 plus amounts otherwise available under clauses (q), (r), (x) and (bb) of Section 6.06;

(b)                                 on the date of execution of the purchase agreement in respect of such acquisition and after giving pro forma effect to such acquisition, no Event of Default exists or would result from the execution of such agreement; and

(c)                                  the total consideration paid by Persons that are Loan Parties for (i) the Capital Stock of any Person that does not become a Guarantor and (ii) in the case of an asset acquisition, assets that are not acquired by the Borrower or any Guarantor (other than assets that are acquired by any Existing Joint Venture), when taken together with the total consideration for all such Persons and assets so acquired after the Closing Date, shall not exceed the sum of (A) the greater of $10,000,000 and 25% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recent Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, and (B) amounts otherwise available under clauses(q), (r), (x) and (bb) of Section 6.06; provided that the limitation described in this clause (c) shall not apply to any acquisition to the extent (x) such acquisition is made with the proceeds of sales of the Qualified Capital Stock of, or common equity capital contributions to, the Borrower or any Restricted Subsidiary or (y) the Person so acquired (or the Person owning the assets so acquired) becomes a Subsidiary Guarantor even though such Person owns Capital Stock in Persons that are not otherwise required to become Subsidiary Guarantors, if, in the case of this clause (y), not less than 70% of the Consolidated Adjusted EBITDA of the Person(s) acquired in such acquisition (for this purpose and for the component definitions used therein, determined on a consolidated basis for such Persons and their respective Restricted Subsidiaries and Joint Ventures) is generated by Person(s) that will become Subsidiary Guarantors (i.e., disregarding any Consolidated Adjusted EBITDA generated by Restricted Subsidiaries and/or Joint Ventures of such Subsidiary Guarantors that are not (or will not become) Subsidiary Guarantors).

“Permitted Business” means any business conducted by a Joint Venture that would be permitted under Section 6.10 if references to ‘Restricted Subsidiaries’ in that Section were read as references to Joint Ventures.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Restricted Subsidiaries made pursuant to Section 6.07(h), Section 6.07(q), clause (ii) to the proviso to Section 6.07(r) (to the extent provided therein) and Section 6.08.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means (a) the corporate base rate of interest established by the Administrative Agent as its “prime commercial lending rate” as established from time to time at its Stamford Branch or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, Consolidated Adjusted EBITDA, Adjusted Consolidated Net Income or Consolidated Total Assets (including component definitions thereof) that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a)                                 (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or Joint Venture or any division and/or product line of the Borrower, any Restricted Subsidiary and/or any Joint Venture or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (1) any pro forma adjustment described in this clause (a) may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA” and give effect to events (including operating expense reductions) that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its subsidiaries and (z) factually supportable and (2) with respect to any portion of any Subject Transaction that results in an increase in the Borrower’s or any Restricted Subsidiary’s proportional ownership interest in any Joint Venture, Consolidated Adjusted EBITDA will be calculated to include income (and deduct losses) resulting from such increase in an amount equal to (X) the amount (in percentage) by which the Borrower’s or the relevant Restricted Subsidiary’s proportional ownership interest in such Joint Venture increased multiplied by (Y) the Consolidated Adjusted EBITDA (whether positive or negative) attributable to such Joint Venture for the relevant Test Period as though the relevant Subject Transaction was effective on the first day thereof,

(b)                                 any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(c)                                  any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower and

(d)                                 the acquisition of any assets included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its subsidiaries and/or any Joint Venture, or the Disposition of any assets included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.

It is hereby agreed that for purposes of determining pro forma compliance with Section 6.15, if no Test Period with an applicable level cited in Section 6.15 has passed, the applicable level shall be the level for the first Test Period cited in Section 6.15 with an indicated level.

“Projections” means the projections of the Borrower and its Subsidiaries delivered by the Sponsor to the Arrangers on June 5, 2014.

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit G hereto, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

“Published LIBO Rate” means, with respect to any Interest Period when used in reference to any Loan or Borrowing, (a) the London Interbank Offered Rate set by ICE Benchmark Administration (or the successor thereto if ICE Benchmark Administration is no longer making a London Interbank Offered Rate available), as published by Bloomberg (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time), for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) and (b) if such rate is not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be the interest rate per annum reasonably determined by the Administrative Agent in good faith to be the rate per annum at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered to the Administrative Agent by major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying IPO” means the issuance and sale by the Borrower or any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) pursuant to which Net Proceeds of at least $50,000,000 are received by, or contributed to, the Borrower.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon) of such Loan Party.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by (a) Holdings and the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation H” means Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Existing Facility” means (a) with respect to any Incremental Term Facility or any tranche of Incremental Term Loans, the Term Facility implemented on the Closing Date and the Initial Term Loans and (b) with respect to any Incremental Revolving Facility or any tranche of Incremental Revolving Loans, the Revolving Facility implemented on the Closing Date and the Revolving Loans thereunder.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representative” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans substantially concurrently with the incurrence by any Loan Party of any secured term loans (including any Replacement Term Loans) having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent in a manner consistent with generally accepted financial practices, and in any event consistent with the second proviso to Section 2.22(a)(v)) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) applicable to the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect of reducing the effective interest cost of, or weighted average yield (to be determined by the Administrative Agent on the same basis as set forth in preceding clause(a)) of, the Initial Term Loans; provided that the primary purpose of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the effective interest cost or weighted average yield of the Initial Term Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control, Qualifying IPO, Permitted Acquisition or other Investment permitted under this Agreement the consideration for which exceeds $15,000,000 constitute a Repricing Transaction.  Any determination by the Administrative Agent contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Lenders” means, at any time, Lenders having Loans or unused Revolving Credit Commitments or Additional Commitments representing more than 50% of the sum of the total Loans and such unused commitments at such time.

“Required Percentage” means, with respect to any Excess Cash Flow Period, the percentage set forth in the table below based on the First Lien Leverage Ratio determined as of the last day of such Excess Cash Flow Period:

First Lien Leverage Ratio	Required Percentage
Greater than 4.50:1.00	75%
4.50:1.00 or less but greater than 3.50:1.00	50%
3.50:1.00 or less but greater than 3.00:1.00	25%
3.00:1.00 or less	0%

“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments or unused Additional Revolving Commitments representing more than 50% of the sum of the total Revolving Loans, Additional Revolving Loans and such unused commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Debt” has the meaning set forth in Section 6.04(b).

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary.  Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower.

“Retained Excess Cash Flow Amount” means, as of any date, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, 100% minus the Required Percentage with respect to such Excess Cash Flow Period.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, Section 2.11, Section 2.19 or Section 9.02(c), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased as part of an Incremental Revolving Facility.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s participations in the Outstanding Amount of any Swingline Loans.

“Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Credit Commitments at such time.

“Revolving Facility Test Condition” means, as of any date of determination, without duplication, that the aggregate Outstanding Amount of (a) all Revolving Loans (including Swingline Loans) and (b) all LC Obligations (excluding any undrawn Letter of Credit that has been Cash collateralized and excluding $5,000,000 in aggregate face amount of undrawn Letters of Credit) exceeds an amount equal to 30% of the Total Revolving Credit Commitment.

“Revolving Lender” means a Lender with a Revolving Credit Commitment or an Additional Revolving Commitment or an outstanding Revolving Loan or Additional Revolving Loan.  Unless the context otherwise requires, the term “Revolving Lenders” shall include the Swingline Lender.

“Revolving Loans” means the revolving Loans made by the Lenders to the Borrower pursuant to Section 2.01(a)(ii).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between any Loan Party and a counterparty that is the Administrative Agent, a Lender, an Arranger or any Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Sections 9.03 and Section 9.10 as if it were a Lender.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, or the Test Period otherwise specified where the term “Secured Leverage Ratio” is used in this Agreement, in each case for the Borrower and its Restricted Subsidiaries.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations.

“Secured Parties” means (i) the Lenders, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services to any Loan Party, (v) the Arrangers and (vi) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit J, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Special Dividend” means (a) the special one-time dividend (from the proceeds of the Term Loans and the Borrower’s cash on hand) by the Borrower to Holdings, and then from Holdings to the holders of its Capital Stock, in each case, on or before July 11, 2014 and (b) the special cash bonuses by Holdings to certain optionholders of Holdings either on or before July 11, 2014 or on a deferred basis, in an aggregate amount for clauses (a) and (b) not to exceed $225,000,000.

“Specified Joint Venture” means any Joint Venture that is not a Restricted Subsidiary.

“Sponsor” means PEP and any of its controlled Affiliates and funds managed or advised by PEP or any of its controlled Affiliates.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in (x) any Restricted Subsidiary which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such Joint Venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of a subsidiary (or any business unit, line of business or division of the Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof and/or (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries that is expressly subordinated in right of payment to the Obligations.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” means (x) on the Closing Date, each subsidiary of the Borrower (other than any subsidiary that is an Excluded Subsidiary on the Closing Date) and (y) thereafter, each subsidiary of the Borrower that guarantees the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means UBS, in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.

“Swingline Loan” means any Loan made pursuant to Section 2.04.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Term Lender” means a Lender with an Initial Term Loan Commitment or an Additional Term Commitment or an outstanding Initial Term Loan or Additional Term Loan.

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans.

“Test Period” means a period of four consecutive Fiscal Quarters.

“Threshold Amount” means $15,000,000.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, or the Test Period otherwise specified where the term “Total Leverage Ratio” is used in this Agreement in each case for the Borrower and its Restricted Subsidiaries.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.  The Total Revolving Credit Commitment as of the Closing Date is $20,000,000.

“Trademark” means the following:  (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Holdings and its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder, (b) the Existing Credit Agreement Refinancing, (c) the payment of the Special Dividend and (d) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UBS” has the meaning assigned to such term in the preamble to this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue or perfection of security interests.

“Unrestricted Subsidiary” means any subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary on the Closing Date and listed on Schedule 5.10 hereto or after the Closing Date pursuant to Section 5.10.

“Unused Revolving Credit Commitment” of any Lender, at any time, means the remainder of the Revolving Credit Commitment of such Lender at such time, if any, less the sum of (a) the aggregate Outstanding Amount of Revolving Loans made by such Lender, (b) such Lender’s LC Exposure at such time and (c) except for purposes of Section 2.12(a), such Lender’s Applicable Percentage of the aggregate Outstanding Amount of Swingline Loans.

“U.S.” means the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Term Borrowing”).

Section 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.  For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 and 6.09, in the event that any Indebtedness, Lien, contractual restriction, Restricted Payment, Restricted Debt Payment, Investment, Disposition or affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a) and (z)), 6.02 (other than Sections 6.02(a) and (t)), 6.03, 6.04, 6.05, 6.06, 6.07 and 6.09, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

Section 1.04. Accounting Terms; GAAP.

(a)                                 All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, Consolidated Adjusted EBITDA, Adjusted Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  If the Borrower notifies the Administrative Agent that the Borrower (or its applicable Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under GAAP).

(b)                                 Notwithstanding anything to the contrary herein, all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the amount of Consolidated Total Assets, Adjusted Consolidated Net Income and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis.  Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any Joint Venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of (x) calculating quarterly compliance with Section 6.15 and (y) calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate”, in each case, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

(c)                                  Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any such accounting change, the Borrower shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

(d)                                 For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the amount of Consolidated Adjusted EBITDA, Adjusted Consolidated Net Income or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

Section 1.05. Effectuation of Transactions.  Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06. Timing of Payment of Performance.  When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07. Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08. Currency Equivalents Generally.

(a)                                 For purposes of any determination under Article 5, Article 6 (other than Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “subject transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a subject transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such subject transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any subject transaction so long as such subject transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i).  For purposes of Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09. Cashless Rollovers.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans,

Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

ARTICLE 2                              THE CREDITS

Section 2.01. Commitments.

(a)                                 Subject to the terms and conditions set forth herein, (i) each Term Lender severally, and not jointly, agrees to make Initial Term Loans to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Term Loan Commitment and (ii) each Revolving Lender severally, and not jointly, agrees to make Revolving Loans to the Borrower in Dollars at any time and from time to time on and after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Revolving Loans, the Outstanding Amount of such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Credit Commitment.  Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.  Amounts paid or prepaid in respect of the Term Loans may not be reborrowed.

(b)                                 Subject to the terms and conditions of this Agreement, each Lender and each Additional Lender with an Additional Term Commitment for a given Class of Incremental Term Loans severally agrees to make Incremental Term Loans to the Borrower, which Incremental Term Loans shall not exceed for any such Lender or Additional Lender at the time of any incurrence thereof, the Additional Term Commitment of such Lender or Additional Lender for such Class on the respective Incremental Term Loan Borrowing Date.  Notwithstanding the foregoing, if the applicable Additional Term Commitment in respect of any Incremental Term Loan Borrowing Date is not drawn on such Incremental Term Loan Borrowing Date, the undrawn amount shall automatically be cancelled.  Amounts repaid or prepaid in respect of such Incremental Term Loans may not be reborrowed.

Section 2.02. Loans and Borrowings.

(a)                                 Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b)                                 Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.17 with respect to such LIBO Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c)                                  At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000.  Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided that an ABR Revolving Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Loans.

Section 2.03. Requests for Borrowings.  Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent.  Each such notice must be in writing and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 11:00 a.m. three Business Days prior to the requested day of any Borrowing, conversion or continuation of LIBO Rate Loans (or one Business Day in the case of any Borrowing of LIBO Rate Loans to be made on the Closing Date) and (ii) 10:00 a.m. on the requested date of any Borrowing of ABR Loans (other than Swingline Loans) (or, in each case, such later time as shall be acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request LIBO Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the appropriate Lenders.  Each written notice with respect to a Borrowing by the Borrower pursuant to this Section 2.03 shall be delivered to the Administrative Agent in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)                                 the Class of such Borrowing;

(b)                                 the aggregate amount of the requested Borrowing;

(c)                                  the date of such Borrowing, which shall be a Business Day;

(d)                                 whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(e)                                  in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f)                                   the location and number of the Borrower’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall advise each Lender of the details thereof and of the amount of the Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any LIBO Rate Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04. Swingline Loans.

(a)                                 Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not to exceed $5,000,000; provided that (x) the Swingline Lender shall not be required to make any Swingline Loan to refinance an outstanding Swingline Loan and (y) after giving effect to any Swingline Loan, the aggregate Outstanding Amount of all Swingline Loans shall not exceed $5,000,000, and the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Obligations shall not exceed the Total Revolving Credit Commitment.  Each Swingline Loan shall be in a minimum principal amount of not less than $100,000 or such lesser amount as may be agreed by the Swingline Lender; provided that, subject to the immediately preceding sentence, a Swingline Loan may be in an aggregate amount that is (x) equal to the entire unused balance of the aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed.  To request a Swingline Loan, the Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request in writing not later than 2:00 p.m. on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(b)                                 Immediately upon the making of a Swingline Loan to the Borrower, the Revolving Lenders shall be deemed to have acquired participations in such Swingline Loan in amounts equal to their respective Applicable Percentages of such Swingline Loan.  The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m. on any Business Day require the Revolving Lenders to fund such participations on the second Business Day following receipt of such notice in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of participations in Swingline Loans which Revolving Lenders shall fund.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of the Swingline Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans to be funded.  Each Revolving Lender acknowledges and agrees that its obligation to acquire and fund participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any funding of participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of any Swingline Loan after receipt by the Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that have made their payments pursuant to this Section 2.04(b) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Borrower of any default in the payment thereof.

(c)                                  If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

Section 2.05. Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Revolving Credit Maturity Date, upon the request of the Borrower, to issue Dollar denominated Letters of Credit issued on sight basis only for the account of the Borrower (or any Restricted Subsidiary and/or Joint Venture; provided that the Borrower will be the applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d).

(b)                                Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit K attached hereto.  To request an amendment, extension or renewal of a Letter of Credit, the Borrower shall submit such a request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal.  Requests for the issuance, amendment, extension or renewal of any Letter of Credit must be accompanied by such other information as shall be necessary to issue, amend, extend or renew such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  A Letter of Credit may be issued, amended, extended or renewed only if (and on the issuance, amendment, extension or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal, the amount of all LC Obligations would not exceed the Letter of Credit Limit, and the sum of (x) the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans plus (y) the aggregate amount of all LC Obligations would not exceed the Total Revolving Credit Commitment.  Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.  Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Revolving Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Revolving Lender, the Administrative Agent will provide such Revolving Lender with copies of such Letter of Credit or amendment.

(c)                                  Expiration Date.

(i)                                     No Standby Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 103% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank.

(ii)                                  No Commercial Letter of Credit shall expire later than the earlier to occur of (A) 180 days after the issuance thereof and (B) the date that is five Business Days prior to the Revolving Credit Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.

(i)                                     If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 1:00 p.m. on the Business Day immediately following the date on which the Borrower receives notice under paragraph (g) of this Section of such LC Disbursement (or, if such notice is received less than two hours prior to the deadline for requesting ABR Borrowings pursuant to Section 2.03, on the second Business Day immediately following the date on which the Borrower receives such notice); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii)                                  If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)                                   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If any Issuing Bank makes any LC Disbursement, then, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Loans that are ABR Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)                                     Replacement of an Issuing Bank or Addition of New Issuing Banks.  Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii).

From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.  The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement.  Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender.

(j)                                    Cash Collateralization.

(i)                                     If any Event of Default exists, then on the Business Day that the Borrower receives notice from the Administrative Agent at the direction of the Required Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), upon such demand, the Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 103% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or (g).

(ii)                                  Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j).  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations.  If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

Section 2.06. [Reserved].

Section 2.07. Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)                                 Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease.  If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08. Type; Interest Elections.

(b)                                 Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans, which may not be converted or continued.

(c)                                  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(d)                                 Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv)                              if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e)                                  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(f)                                   If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a LIBO Rate Borrowing with an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09. Termination and Reduction of Commitments.

(a)                                 Unless previously terminated, (i) the Initial Term Loan Commitments shall automatically terminate upon the making of the Initial Term Loans on the Closing Date and (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

(b)                                 Upon delivering the notice required by Section 2.09(d), the Borrower may at any time terminate the Revolving Credit Commitments upon (i) the payment in full in Cash of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each outstanding Letter of Credit, the furnishing to the Administrative Agent of a Cash deposit (or, if reasonably satisfactory to the applicable Issuing Bank, a backup standby letter of credit) equal to 103% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other non-contingent Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c)                                  Upon delivering the notice required by Section 2.09(d), the Borrower may from time to time reduce the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10 or Section 2.11, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment.

(d)                                 The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraphs (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Credit Commitments pursuant to this Section 2.09 shall be permanent.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby unconditionally promises to repay Initial Term Loans to the Administrative Agent for the account of each Term Lender (i) commencing September 30, 2014, on the last Business Day of each March, June, September and December prior to the Initial Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Initial Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and Section 9.05(g) or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.22(a)), and (ii) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans, outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)                                 The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (x) the 10th Business Day following the incurrence of such Swingline Loan and (y) the Revolving Credit Maturity Date.  On the Revolving Credit Maturity Date, the Borrower shall (A) cancel and return all outstanding Letters of Credit (or alternatively, with respect to any outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably acceptable to the relevant Issuing Bank, a backup standby letter of credit) equal to 103% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) as of such date) and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)                                  The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f)                                   Any Lender may request that Loans made by it be evidenced by a Promissory Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable).

Section 2.11. Prepayment of Loans.

(a)                                 Optional Prepayments.

(i)                       Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans in whole or in part without premium or penalty (but subject to Sections 2.12(f) and 2.16).  Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(ii)                    Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans, including any Additional Revolving Loans, in whole or in part without premium or penalty (but subject to Section 2.16).  Prepayments made pursuant to this Section 2.11(a)(ii), first, shall be applied ratably to the Swingline Loans and to outstanding LC Disbursements and second, shall be applied ratably to the outstanding Revolving Loans, including any Additional Revolving Loans.

(iii)                 The Borrower shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment under this Section 2.11(a) (A) in the case of a prepayment of a LIBO Rate Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment, (B) in the case of a prepayment of an

ABR Borrowing, not later than 1:00 p.m. one Business Day before the date of prepayment or (C) in the case of a prepayment of a Swingline Loan, not later than 1:00 p.m. on the date of prepayment (or, in the case of clauses (A) and (B), such later date to which the Administrative Agent may agree).  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(c).  Each prepayment of Term Loans made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b)                                 Mandatory Prepayments.

(i)                                     No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2014, the Borrower shall prepay the outstanding principal amount of Initial Term Loans and Additional Term Loans in accordance with clause (vi) of this Section 2.11(b) below in an aggregate principal amount equal to (A) the Required Percentage of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the Fiscal Year then ended (it being understood and agreed that for the Fiscal Year ending December 31, 2014, Excess Cash Flow shall be calculated as if such Fiscal Year begins on the first day of the Fiscal Quarter ending September 30, 2014 and ends on December 31, 2014) (each Fiscal Year, as modified under this clause (A) for the Fiscal Year ending December 31, 2014, an “Excess Cash Flow Period”), minus (B) at the option of the Borrower, the aggregate principal amount of (x) any Initial Term Loans, Additional Term Loans, Revolving Loans or Additional Revolving Loans prepaid pursuant to Section 2.11(a) prior to such date and (y) the amount of any reduction in the outstanding amount of any Initial Term Loans or Additional Term Loans resulting from any assignment made in accordance with Section 9.05(g) of this Agreement (including in connection with any Dutch Auction) based upon the actual amount of cash paid in connection with the relevant assignment, in each case, excluding any such optional prepayments made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year (in the case of any prepayment of Revolving Loans and/or Additional Revolving Loans, to the extent accompanied by a permanent reduction in the relevant commitment, and in the case of all such prepayments, to the extent that such prepayments were not financed with the proceeds of other Indebtedness (other than revolving Indebtedness) of the Borrower or its Restricted Subsidiaries); provided that no prepayment under this Section 2.11(b) shall be required to the extent that the amount thereof would not exceed $1,500,000.

(ii)                                  No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of (x) $5,000,000 in a single transaction or series of related transactions and (y) $7,500,000 in any Fiscal Year, the Borrower shall apply an amount equal to 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds (the “Subject Proceeds”) to prepay the outstanding principal amount of Initial Term Loans and Additional Term Loans in accordance with clause (vi) below; provided that if prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intention to reinvest the Subject Proceeds in assets used or useful in the business (other than Cash or Cash Equivalents) of the Borrower or any of its subsidiaries, then so long as no Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (A) the Subject Proceeds are so reinvested within 12 months following receipt thereof, or (B) the Borrower or any of its subsidiaries has contractually committed to so reinvest the Subject Proceeds during such 12-month period and the Subject Proceeds are so reinvested within six months after the expiration of such 12-month period; provided, however, that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly (and in any case within five Business Days after such expiration) prepay the outstanding principal amount of Initial Term Loans and Additional Term Loans with the Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso); provided, further, that if, at the time that any such prepayment would be required hereunder, the Borrower or any of its Restricted Subsidiaries is required to offer to repay or repurchase any other Indebtedness secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with the Subject Proceeds (such Indebtedness required to be offered to be so repaid or repurchased, the “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Initial Term Loans and Additional Term Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Initial Term Loans, Additional Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Initial Term Loans and Additional Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Initial Term Loans and Additional Term Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Initial Term Loans and Additional Term Loans in accordance with the terms hereof.

(iii)                               In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Initial Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c)), the Borrower shall, substantially simultaneously with (and in any event not later than the next succeeding Business Day) the receipt of such Net Proceeds by the Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of Initial Term Loans and Additional Term Loans in accordance with clause (vi) below.

(iv)                              Notwithstanding anything in this Section 2.11(b) to the contrary, (A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i), (ii) or (iii) above to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary, the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary, the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary or the relevant Indebtedness is incurred by any Foreign Subsidiary (except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred by any Foreign Subsidiary to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Initial Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c)), as the case may be, for so long as the repatriation to the Borrower of any such amount would be prohibited under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation); it being understood that once the repatriation of the relevant affected Subject Proceeds, Excess Cash Flow or the Net Proceeds in respect of any such Indebtedness, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for the Persons described above, the relevant Foreign Subsidiary will promptly repatriate the relevant Subject Proceeds, Excess Cash Flow or the Net Proceeds in respect of any such Indebtedness, as the case may be, and the repatriated Subject Proceeds, Excess Cash Flow or the Net Proceeds in respect of any such Indebtedness, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Initial Term Loans and Additional Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)), (B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any such Joint Venture, to the extent 50% or less than 50% of the Capital Stock of such Joint Venture is owned by the Borrower or any Restricted Subsidiary, or the relevant Subject Proceeds are received by any Joint Venture for so long as the repatriation to the Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited under the Organizational Documents governing such Joint Venture; it being understood that if the repatriation of such Excess Cash Flow or Subject Proceeds, as the case may be, is permitted under the Organizational Documents governing such Joint Venture within one year following the date on which the amount of such Excess Cash Flow or Subject Proceeds, as the case may be, would have been required to be paid pursuant to Section 2.11(b)(i) or (ii), as the case may be, the relevant Joint Venture will promptly repatriate such Excess Cash Flow or Subject Proceeds, as the case may be, and the repatriated Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not less than ten Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Initial Term Loans and Additional Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)) and (C) if the Borrower determines in good faith that the repatriation to the Borrower of any amounts required to mandatorily prepay the Initial Term Loans and Additional Term Loans pursuant to Sections 2.11(b)(i), (ii) or (iii) above would result in material and adverse tax consequences, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as reasonably determined by the Borrower, the amount the Borrower shall be required to mandatorily prepay pursuant to Sections 2.11(b)(i), (ii) or (iii) above, as applicable, shall be reduced by the Restricted Amount until such time as it may repatriate to the Borrower the Restricted Amount without incurring such material and adverse tax liability; provided that to the extent that the repatriation of any Subject Proceeds, Excess Cash Flow or the Net Proceeds in respect of any such Indebtedness from the relevant Foreign Subsidiary would no longer have an adverse tax consequence, an amount equal to the Subject Proceeds, Excess Cash Flow or the Net Proceeds in respect of any such Indebtedness, as applicable, not previously applied pursuant to preceding clause (C), shall be promptly applied to the repayment of the Initial Term Loans and Additional Term Loans pursuant to Section 2.11(b) as otherwise required above (without regard to this clause (iv));

(v)                                 Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Initial Term Loans and Additional Term Loans required to be made by the Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower; provided, further, that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Initial Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c).  If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Initial Term Loans and Additional Term Loans.

(vi)                              Except as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Loan, (A) each prepayment of Initial Term Loans and Additional Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans) (provided that any prepayment of Initial Term Loans or Additional Term Loans with Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Initial Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c) shall be applied solely to each applicable Class of refinanced or replaced Term Loans), (B) with respect to each Class of Initial Term Loans and Additional Term Loans, all accepted prepayments under Section 2.11(b)(i), (ii) or (iii) shall be applied against the remaining scheduled installments of principal due in respect of the Initial Term Loans and Additional Term Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of the Initial Term Loans and Additional Term Loans in direct order of maturity), and (C) each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages.  The amount of such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Initial Term Loans and Additional Term Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans or LIBO Rate Loans; provided that the amount thereof shall be applied first to ABR Loans to the full extent thereof before application to the LIBO Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.  Any prepayment of Initial Term Loans made on or prior to the date that is 12 months after the Closing Date pursuant to Section 2.11(b)(iii) as part of a Repricing Transaction shall be accompanied by the fee set forth in Section 2.12(f).

(vii)                           In the event that the Aggregate Revolving Credit Exposure exceeds the Total Revolving Credit Commitment then in effect, the Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Aggregate Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Total Revolving Credit Commitment then in effect by taking any of the following actions as it shall determine at its sole discretion: (A) prepayment of Revolving Loans or Swingline Loans or (B) with respect to the excess LC Exposure, deposit of Cash in the LC Collateral Account or “backstopping” or replacement of the relevant Letters of Credit, in each case, in an amount equal to 103% of such excess LC Exposure (minus the amount then on deposit in the LC Collateral Account).

(viii)                        At the time of each prepayment required under Section 2.11(b)(i), (ii) or (iii), the Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment.  Each such certificate shall specify the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid.  Prepayments shall be accompanied by accrued interest as required by Section 2.13.  All prepayments of Borrowings under this Section 2.11(b) shall be subject to Section 2.16 and, in the case of prepayments under clause (iii) above as part of a Repricing Transaction, Section 2.12(f), but shall otherwise be without premium or penalty.

Section 2.12. Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum on the average daily amount of the Unused Revolving Credit Commitment of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December for the quarterly period then ended (commencing on September 30, 2014) and on the date on which the Revolving Credit Commitments terminate.  For purposes of calculating the commitment fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBO Rate Revolving Loans on the daily face amount of such Lender’s LC Exposure in respect of such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure in respect of such Letter of Credit and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the Borrower (but in any event not to exceed 0.125% per annum) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued to and including the last Business Day of each March, June, September and December shall be payable in arrears for the quarterly period then ended on the last Business Day of such calendar quarter; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate, and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c)                                  [Reserved].

(d)                                 The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent in writing.

(e)                                  All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders.  Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter.  Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(f)                                   In the event that, on or prior to the date that is 12 months after the Closing Date, the Borrower (x) prepays, repays, refinances, substitutes or replaces any Initial Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction), or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment.  If, on or prior to the date that is 12 months after the Closing Date, all or any portion of the Initial Term Loans held by any Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced.  All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(g)                                  Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13. Interest.

(a)                                 The Term Loans and Revolving Loans comprising each ABR Borrowing (including Swingline Loans) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Term Loans and Revolving Loans comprising each LIBO Rate Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  [Reserved].

(d)                                 Notwithstanding the foregoing, if any principal of or interest on any Initial Term Loan, Revolving Loan or Additional Loan, any LC Disbursement or any fee payable by Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Initial Term Loan, Revolving Loan, Additional Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Initial Term Loan, Revolving Loan, Additional Loan or LC Disbursement as provided in the preceding paragraphs of this Section, Section 2.05(h) or in the amendment to this Agreement relating thereto or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(d) to any Defaulting Lender so long as such Lender is a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(d) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(e)                                  Accrued interest on each Initial Term Loan, Revolving Loan or Additional Loan shall be payable in arrears on each Interest Payment Date for such Initial Term Loan, Revolving Loan or Additional Loan and on the Maturity Date or upon the termination of the Revolving Credit Commitments or any Additional Commitments, as applicable; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Initial Term Loan, Revolving Loan or Additional Loan (other than a prepayment of an ABR Revolving Loan prior to the termination of the relevant revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Initial Term Loan, Revolving Loan or Additional Loan shall be payable on the effective date of such conversion.

(f)                                   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed for ABR Loans based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day;

provided further that, in the case of any ABR Loan, interest shall accrue through and including the last day of the month preceding the applicable Interest Payment Date.

Section 2.14. Alternate Rate of Interest.  If at least two Business Days prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15. Increased Costs.

(a)                                 If any Change in Law:

(i)                                     imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or Issuing Bank; or

(ii)                                  imposes on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any LIBO Rate Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.17); provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, (A) the relevant circumstances are not generally affecting the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b)                                 If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined and certifying that such Lender is generally charging such amounts to similarly situated borrowers shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)                                 Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.                          Break Funding Payments.

In the event of (a) the conversion or prepayment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any LIBO Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit).  In the case of a LIBO Rate Loan, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurodollar market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees.  A certificate of any Lender (x) setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (y) certifying that such Lender is generally charging the relevant amounts to similarly situated borrowers shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17. Taxes.

(a)                                 Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax and/or Other Tax, the amount payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender and each Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  If at any time any Loan Party is required by applicable law to make any deduction or withholding from any amount payable hereunder, such Loan Party shall promptly notify the relevant Lender or Issuing Bank and the Administrative Agent upon becoming aware of the same.  In addition, each relevant Lender and/or Issuing Bank and/or the Administrative Agent, as applicable, shall promptly notify the Borrower upon becoming aware of any circumstances as a result of which any Loan Party is or would be required to make any deduction or withholding from any amount payable hereunder.

(b)                                 In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent, such Lender or Issuing Bank, as applicable, on or with respect to any payment by or any payment on account of any obligation of any Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties (other than any penalties resulting from any action or inaction of the Administrative Agent or such Lender or Issuing Bank), interest and reasonable expenses arising therefrom or with respect thereto; provided that if such Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender or Issuing Bank, as applicable, will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes (which shall be repaid to such Loan Party in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender or Issuing Bank, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender or Issuing Bank, as applicable.  In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender, Issuing Bank or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower (i) setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability and (ii) certifying that it is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d)                                 Each Lender and each Issuing Bank shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes on or with respect to any payment under any Loan Document that is attributable to such Lender or Issuing Bank (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s or Issuing Bank’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and Issuing Bank hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to any Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to any Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this clause (d).

(e)                                  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f)                                   Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed original copies of IRS Form W8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed original copies of IRS Form W-8ECI;

(3)                                 in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed original copies of IRS Form W-8BEN; or

(4)                                 to the extent any Foreign Lender is not the beneficial owner, executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such partner;

(C)                               each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed original copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the

Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  If the Administrative Agent or any Lender or Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, any Lender or Issuing Bank be required to pay any amount to any Loan Party pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent, Lender or Issuing Bank in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender or Issuing Bank would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.

This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a)                                 Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressed hereunder or under such Loan Document (or, if no time is expressly required, by 2:00 p.m.) on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16 or 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round such Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.  All payments (including accrued interest) hereunder shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)                                 All proceeds of Collateral received by the Administrative Agent at any time when an Event of Default exists and all or any portion of the Loans that have been accelerated hereunder pursuant to Section 7.01, shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied, first, on a pro rata basis, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent or any Issuing Bank from the Borrower constituting Obligations, second, on a pro rata basis, to pay any fees or expense reimbursements then due to the Lenders from the Borrower constituting Obligations, third, to pay interest due and payable in respect of any Loans, on a pro rata basis, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, all Banking Services Obligations and all Secured Hedging Obligations, on a pro rata basis among the Secured Parties, fifth, to pay an amount to the Administrative Agent equal to 103% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations, on a pro rata basis, sixth, to the payment of any other Secured Obligation due to the Administrative Agent, any Lender or any other Secured Party by the Borrower on a pro rata basis and seventh, to the Borrower or as the Borrower shall direct.

(c)                                  If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23 and 9.02(c).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d)                                 Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due.  In such event, if the Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) if any Lender is a Defaulting Lender or (iv) if in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments and/or Additional Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more Credit Facilities or Additional Credit Facilities as the Borrower may elect or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, in each case of such Class of Loans, Commitments and/or Additional Commitments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Class of Loans, Commitments and/or Additional Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable law.  No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments or Additional Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register, any such Promissory Note shall be deemed cancelled.  Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).  To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(f), the Borrower shall pay to each Lender being replaced as a result of such Repricing Transaction the fee set forth in Section 2.12(f).

Section 2.20. Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Published LIBO Rate, or to determine or charge interest rates based upon the Published LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBO Rate Loans in Dollars or to convert ABR Loans to LIBO Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Published LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the

Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly).  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s LIBO Rate Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Published LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Published LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Published LIBO Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b)                                 The Commitments and the LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02), except as otherwise provided in Section 9.02(b).

(c)                                  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank and/or Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent or the Borrower, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lenders as a

result of any judgment of a court of competent jurisdiction obtained by any nonDefaulting Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)                                 If any Swingline Loans or LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Swingline Loans and LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Credit Commitments;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any other right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, Cash collateralize 103% of such Defaulting Lender’s LC Exposure and any obligations of such Defaulting Lender to fund participations in any Swingline Loan (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or Swingline Lender with respect to such LC Exposure and/or Swingline Loans and obligations to fund participations.  Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of Swingline Loans and LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii)                               if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(iv)                              if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized.

(e)                                  So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided by the Borrower in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f)                                   In the event that the Administrative Agent and the Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of Swingline Loans and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) or participations in Revolving Loans as the Administrative Agent shall determine as are necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage.  Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22. Incremental Credit Extensions.

(a)                                 The Borrower may, at any time, on one or more occasions deliver a written request to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such request to each of the Lenders) to (i) add one or more new tranches of term facilities and/or increase the principal amount of the Initial Term Loans or any Additional Term Loans by requesting new term loan commitments to be added to such Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new tranches of revolving commitments and/or increase the Total Revolving Credit Commitment or any Additional Revolving Commitment (any such new tranche or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate principal amount not to exceed the Incremental Cap; provided that:

(i)                                     no Incremental Commitment may be less than $5,000,000,

(ii)                                  except as separately agreed from time to time between the Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender,

(iii)                               no Incremental Facility or Incremental Loan (or the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a Lender providing all or part of any Incremental Commitment,

(iv)                              (A) except as otherwise provided herein, the terms of each Incremental Revolving Facility (other than any terms which are applicable only after the then-existing maturity date with respect to the Revolving Facility or any Additional Revolving Facility, as applicable, and other than as permitted under clause (v) below), will be substantially identical to those applicable to the Revolving Facility or otherwise reasonably acceptable to the Administrative Agent and (B) no Incremental Revolving Facility will mature earlier than the then-applicable Latest Revolving Loan Maturity Date or require any scheduled amortization or mandatory commitment reduction prior to such Maturity Date,

(v)                                 the interest rate applicable to any Incremental Facility or Incremental Loans will be determined by the Borrower and the Lenders providing such Incremental Facility or Incremental Loans; provided that in the case of any Incremental Facility or Incremental Loans which are pari passu with the Relevant Existing Facility in right of payment and with respect to security, such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the Relevant Existing Facility unless the interest rate margin with respect to the Relevant Existing Facility is adjusted to be equal to the interest rate with respect to the relevant Incremental Facility or Incremental Loans, minus, 0.50%; provided, further, that in determining the applicable interest rate under this clause (v): (w) original issue discount or upfront fees paid by the Borrower in connection with the Relevant Existing Facility (based on a four-year average life to maturity), shall be included, (x) any amendments to the Applicable Rate in respect of the Relevant Existing Facility that became effective subsequent to the Closing Date but prior to the time of the addition of the relevant Incremental Facility or Incremental Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their Affiliates) in their respective capacities as such in connection with the Relevant Existing Facility or to one or more arrangers (or their affiliates) in their capacities as such applicable to the relevant Incremental Facility or Incremental Loans shall be excluded and (z) if the relevant Incremental Facility or Incremental Loans include any interest rate floor that is greater than that applicable to the existing Loans, and such floor is applicable to the existing Loans on the date of determination, the excess amount shall be equated to interest margin for determining the applicable interest rate,

(vi)                              the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Latest Term Loan Maturity Date at the time of the incurrence thereof,

(vii)                           the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the Relevant Existing Facility (without giving effect to any prepayments thereof),

(viii)                        (A) any Incremental Term Facility may rank pari passu with or junior to any then-existing tranche of Term Loans in right of payment and pari passu with or junior to any then-existing tranche of Term Loans with respect to security or may be unsecured (and to the extent the relevant Incremental Facility is pari passu with or subordinated to the Term Loans in right of payment or security and documented in a separate agreement, it shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent) and (B) no Incremental Facility may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral,

(ix)                              (A) any prepayment (other than any scheduled amortization payment) of Incremental Term Loans that are pari passu with any then-existing Term Loans in right of payment and security shall be made on a pro rata basis with such existing Term Loans unless the Borrower and the Lenders providing such Incremental Term Loans elect lesser payments and (B) any prepayment (other than any scheduled amortization payment) of Incremental Term Loans that are subordinated to any then-existing Term Loans in right of payment or security shall be made on a junior basis with respect to such existing Term Loans (and all other then-existing Additional Term Loans requiring ratable prepayment), except, in each case that the Borrower and the Lenders providing the relevant Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis),

(x)                                 except as otherwise agreed by the Lenders providing the relevant Incremental Facility, no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Facility,

(xi)                              except as otherwise required or permitted in clauses (v) through (ix) above, all other terms of any Incremental Term Facility, if not consistent with the terms of the Initial Term Loans, shall be reasonably satisfactory to the Borrower and the Administrative Agent (it being understood that any terms which are not consistent with the terms of the Initial Term Loans and are applicable only after the then-existing Latest Term Loan Maturity Date are deemed to be reasonably acceptable to the Administrative Agent),

(xii)                           the proceeds of any Incremental Facility may be used for working capital and other general corporate purposes and any other use not prohibited by this Agreement,

(xiii)                        on the date of the making of any Incremental Term Loans that will be added to any Class of Initial Term Loans or Additional Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13, such Incremental Term Loans shall be added to (and constitute a part of) each borrowing of outstanding Initial Term Loans or Additional Term Loans, as applicable, of the same type with the same Interest Period of the respective Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Term Lender will participate proportionately in each then outstanding borrowing of Initial Term Loans or Additional Term Loans, as applicable, of the same type with the same Interest Period of the respective Class; and

(xiv)                       at no time shall there be more than three separate Maturity Dates in effect with respect to the Revolving Facility and any existing Additional Revolving Facility at any time.

(b)                                 Incremental Commitments may be provided by any existing Lender, or by any other lender (other than any Disqualified Institution) (any such other lender being called an “Additional Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, the Swingline Lender and any Issuing Bank) shall have consented (such consent not to be unreasonably withheld) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided; further, that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment.

(c)                                  Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including an amendment to this Agreement or any other Loan Document) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment.  On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d)                                 As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall have received customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an administrative questionnaire, in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require from such Additional Lender, and the Administrative Agent and Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans and (iii) the Administrative Agent shall have received a certificate of the Borrower signed by a Responsible Officer thereof:

(A)                               certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Loans, and

(B)                               to the extent applicable, certifying that the condition set forth in clause (a)(x) above has been satisfied.

(e)                                  Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i)                                     if such Incremental Revolving Facility is implemented by increasing the amount of then-existing Total Revolving Credit Commitments (rather than by implementing a new tranche of Revolving Loans), (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii)                                  if such Incremental Revolving Facility is implemented pursuant to a request to add one or more new tranches of revolving commitments, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on the existing Revolving Facilities and such Incremental Revolving Facility, (B) repayments required upon the Maturity Date of the then-existing Revolving Facility and such Incremental Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Facility Commitments shall be made on a pro rata basis with the then-existing Revolving Facility and any other then outstanding Incremental Revolving Facility, (2) all swingline loans and/or letters of credit made or issued, as applicable, under such Incremental Revolving Facility shall be participated on a pro rata basis by all Revolving Lenders and (3) the permanent repayment of Loans with respect to, and termination of commitments under, such Incremental Revolving Facility shall be made on a pro rata basis with the thenexisting Revolving Facility and any other then outstanding Incremental Revolving Facility, except that the Borrower shall be permitted to permanently repay and terminate commitments under such Incremental Revolving Facility on a greater than pro rata basis as compared with any other revolving facility with a later Maturity Date than such revolving facility.

(f)                                   Effective on the date of effectiveness of each Incremental Revolving Facility, the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, the Issuing Banks and the Borrower.

(g)                                  The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments increased or extended pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.22.

(h)                                 To the extent the provisions of clause (a)(xiii) above require that Term Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of LIBO Rate Loans of the respective Class of Initial Term Loans or Additional Term Loans, as applicable, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBO Rate Loans of the respective Class and which will end on the last day of such Interest Period).

(i)                                     Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition and the Lenders or Additional Lenders providing such Incremental Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality.

(j)                                    This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23. Extensions of Loans and Revolving Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class with a like Maturity Date or Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or commitments with a like Maturity Date) and on the same terms to each such Lender, the Borrower is hereby permitted from time to time to consummate transactions with any individual Lender who accepts the terms contained in any such Extension Offer to extend the Maturity Date of such Lender’s Loans and/or commitments and otherwise modify the terms of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Loans) (each, an “Extension”, and each group of Loans or Commitments, as applicable, in each case as so extended, as well as the original Loans and the original Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate tranche of revolving commitments from the tranche of revolving commitments from which they were converted), so long as the following terms are satisfied:

(i)                                     no Default under Sections 7.01(a), (f) or (g) or Event of Default shall exist at the time the notice in respect of an Extension Offer is delivered to the applicable Lenders, and no Default under Sections 7.01(a), (f) or (g) or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extension;

(ii)                                  except as to (x) interest rates, fees and final maturity (which shall, subject to immediately succeeding clause (iv)(y), be determined by the Borrower and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of such Extension), the commitment of any Revolving Lender that agrees to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Lenders) as the original revolving commitments (and related outstandings) provided hereunder; provided that (x) to the extent any non-extended portion of the Revolving Facility or any Additional Revolving Facility then exists, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on such revolving facilities (and related outstandings), (B) repayments required upon the Maturity Date of such revolving facilities and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion of the Revolving Facility or the relevant Additional Revolving Facility, as applicable, (2) all swingline loans and/or letters of credit made or issued, as applicable, under any Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Revolving Lenders and (3) the permanent repayment of Loans with respect to, and termination of commitments under, any such Extended Revolving Credit Commitment after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion of the Revolving Facility and/or any Additional Revolving Facility, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such revolving facility on a greater than pro rata basis as compared with any other revolving facility with a later Maturity Date than such revolving facility and (y) at no time shall there be more than three separate Classes of revolving commitments hereunder (including Revolving Credit Commitments, Incremental Revolving Commitments, Extended Revolving Credit Commitments and Replacement Revolving Facilities);

(iii)                               except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv)(x), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended term Loans, the “Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to the relevant Extension Offer; provided, however, that with respect to representations and warranties, affirmative and negative covenants (including financial covenants) and events of default that are applicable to any such tranche of Extended Term Loans, such provisions may be more favorable to the lenders of the applicable tranche of Extended Term Loans than those originally applicable to the tranche of Term Loans subject to the relevant Extension Offer, so long as (and only so long as) such provisions also expressly apply to (and for the benefit of) the tranche of Term Loans subject to the relevant Extension Offer and each other Class of Term Loans hereunder;

(iv)                              (x) the final maturity date of any Extended Term Loans shall be no earlier than the then applicable Latest Term Loan Maturity Date at the time of extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Loan Maturity Date;

(v)                                 the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans or any other Extended Term Loans extended thereby;

(vi)                              any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments (but, for purposes of clarity, not scheduled amortization payments) in respect of the Initial Term Loans (and any Additional Term Loans then subject to ratable repayment requirements), in each case as specified in the respective Extension Offer;

(vii)                           if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii)                        each Extension shall be in a minimum amount of $5,000,000;

(ix)                              any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower; and

(x)                                 all documentation in respect of such Extension shall be consistent with the foregoing.

(b)                                 With respect to any Extension consummated pursuant to this Section 2.23, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to such Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any tranche of Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 or 2.18) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section.

(c)                                  No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments under any Class (or a portion thereof), (B) with respect to any Extension of the Revolving Credit Commitments, the consent of each Issuing Bank to the extent the commitment to provide Letters of Credit is to be extended and (C) the consent of the Swingline Lender to the extent the swingline facility is to be extended (in each case which consent shall be in the sole discretion of such Lender, Issuing Bank and Swingline Lender).  All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan

Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.

(d)                                 In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

ARTICLE 3                              REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Sections 4.01 or 4.02 hereof, as applicable, Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.07, 3.08, 3.09, 3.13, 3.14, 3.16 and 3.17) and the Borrower hereby represent and warrant to the Lenders that:

Section 3.01. Organization; Powers.  Each of the Loan Parties and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a)(i) with respect to the Borrower and clause (b) with respect to the Loan Parties) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability.  The execution, delivery and performance of each of the Loan Documents are within each applicable Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party.  Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03. Governmental Approvals; No Conflicts.  The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation to which such Loan Party is a party which, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a)                                 The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject, in the case of financial statements provided pursuant to Section 5.01(a), to the absence of footnotes and normal year-end adjustments.

(b)                                 Since December 31, 2013, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05. Properties.

(a)                                 As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple by any Loan Party.

(b)                                 The Borrower and each of its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(c)                                  The Borrower and its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software) and all other similar intellectual property rights (“IP Rights”) used to conduct the businesses of the Borrower and its Restricted Subsidiaries as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent such failure to own or license or have rights to use would not, or where such infringement or misappropriation would not, have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a)                                 There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Loan Parties or any of their Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                                 Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Restricted Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Restricted Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.

(c)                                  Neither any Loan Party nor any of its Restricted Subsidiaries has treated, stored,

transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws.  Each of Holdings, the Borrower and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Investment Company Status.  No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09. Taxes.  Each of Holdings, the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA.

(a)                                 Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 No ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure.

(a)                                 As of the Closing Date, to the knowledge of the Borrower, all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) concerning Holdings, the Borrower and its Restricted Subsidiaries and the Transactions and that was included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or the Sponsor or their respective representatives and made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b)                                 The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12. Solvency.  As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5).

Section 3.13. Capitalization and Subsidiaries.  Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary, and (b) the type of entity of Holdings and each of its subsidiaries.

Section 3.14. Security Interest in Collateral.  Subject to the Legal Reservations, the Perfection Requirements, the provisions of this Agreement and the other relevant Loan Documents, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the Perfection Requirements, such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.15. Labor Disputes.  As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

Section 3.16. Federal Reserve Regulations.

(a)                                 On the Closing Date, not more than 25% of the value of the assets of Holdings and its Restricted Subsidiaries taken as a whole is represented by Margin Stock.

(b)                                 None of Holdings, the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c)                                  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation T, U or X.

Section 3.17. Anti-Terrorism Laws.

(a)                                 (i) None of Holdings, the Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is (A) a person on the list of “Specially Designated Nationals and Blocked Persons” or (B) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC, in each case of clauses (i) and (ii), except to the extent the failure of the statements set forth therein to be true would not reasonably be expected to have a Material Adverse Effect.

(b)                                 To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act and each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, except, in the case of this clause (i) to the extent the failure to be in compliance therewith would not reasonably be expected to have a Material Adverse Effect and (ii) the USA PATRIOT Act.

(c)                                  No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977, except to the extent that any such use would not reasonably be expected to have a Material Adverse Effect.

ARTICLE 4                              CONDITIONS

Section 4.01. Closing Date.  The obligations of (i) any Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by each such Loan Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement, (C) the Loan Guaranty, (D) each Intellectual Property Security Agreement and (E) any Promissory Note requested by a Lender prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b)                                 Legal Opinions.  The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a customary written opinion of (i) Weil, Gotshal & Manges LLP, in its capacity as special counsel for Holdings, the Borrower and the Subsidiary Guarantors and (ii) Carlton Fields Jorden Burt, P.A., in its capacity as Florida counsel for the Borrower and Ironman Maryland Events, LLC, in each case, dated the Closing Date and addressed to the Administrative Agent, the Lenders and each Issuing Bank.

(c)                                  Financial Statements and Pro Forma Financial Statements.  The Administrative Agent shall have received (i) audited consolidated balance sheets of the Borrower and related consolidated statements of income, stockholders’ equity and cash flows as of and for the Fiscal Years ended December 31, 2013, December 31, 2012 and December 31, 2011, (ii) unaudited consolidated balance sheets of the Borrower and related consolidated statements of income, stockholders’ equity and cash flows as of and for the fiscal quarter ending March 31, 2014 and (iii) a pro forma consolidated balance sheet and related pro forma statement of income of the Borrower as of the last day of and for the Fiscal Quarter ended March 31, 2014, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); provided that (i) each such pro forma financial statement shall be prepared in good faith by the Borrower and (ii) no such pro forma financial statement shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(d)                                 Closing Certificates; Certified Charters; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date and (C) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (ii) a good standing (or equivalent) certificate as of a recent date for such Loan Party from its jurisdiction of organization.

(e)                                  Fees.  Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Borrower for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Borrower may agree (including the reasonable fees and expenses of legal counsel), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans.

(f)                                   Lien Searches.  The Administrative Agent shall have received the results of recent UCC, tax and judgment Lien searches with respect to each of the Loan Parties to the extent reasonably required by the Administrative Agent, and such results shall not reveal any material judgment or any Lien on any of the assets of the Loan Parties except for Permitted Liens or Liens to be discharged on or prior to the Closing Date.

(g)                                  Refinancing; Payoff.  Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Existing Credit Agreement Refinancing shall have been (or shall be) consummated and the Administrative Agent shall have received executed payoff letters evidencing that all Indebtedness under the Existing Credit Agreement shall have been fully repaid and all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and Liens (if any) in respect thereof discharged and released.

(h)                                 Solvency.  The Administrative Agent shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit M from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower certifying as to the matters set forth therein.

(i)                                     Perfection Certificate.  The Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(j)                                    Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent (or its bailee) shall have received (i) the certificates representing the Capital Stock required to be pledged pursuant to the Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each Material Debt Instrument (if any) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k)                                 Filings Registrations and Recordings.  Each document (including any UCC (or similar) financing statement) required by any Collateral Document or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(l)                                     USA PATRIOT Act.  No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested by any Lender that is party hereto on the Closing Date in writing with respect to any Loan Party at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Section 4.02. Each Credit Extension.  The obligation of each Revolving Lender to make a Credit Extension (which, for the avoidance of doubt, shall not include any Incremental Loans advanced in connection with an acquisition to the extent not otherwise required by the Incremental Lenders) is subject to the satisfaction of the following conditions:

(a)                                 (i) In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, (ii) in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b) or (iii) in the case of a Borrowing of Swingline Loans, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.04(a).

(b)                                 The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(c)                                  At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default exists. Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE 5                              AFFIRMATIVE COVENANTS

From the Closing Date until the date that all the Revolving Credit Commitments and any Additional Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been collateralized or backstopped by a letter of credit or otherwise in a manner reasonably satisfactory to the Administrative Agent and the Issuing Banks) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), Holdings (solely with respect to Sections 5.02, 5.03 and 5.12) and the Borrower hereby covenant and agree with the Lenders that:

Section 5.01. Financial Statements and Other Reports.  The Borrower will deliver to the Administrative Agent for delivery to each Lender:

(a)                                 Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2014, the consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and, commencing after the completion of the second full Fiscal Quarter ended after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification with respect thereto and, commencing with the delivery of financial statements for the Fiscal Quarter ending June 30, 2014, a Narrative Report with respect thereto;

(b)                                 Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, (A) a report thereon of an independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification pertaining to the maturity of any Credit Facility occurring within 12 months of the relevant audit or any breach or anticipated breach of any financial maintenance covenant), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP and (B) a Narrative Report;

(c)                                  Compliance Certificate.  Together with each delivery of financial statements of the Borrower pursuant to Section 5.01(a) and 5.01(b), (i) a duly executed and completed Compliance Certificate (A) certifying that no Default or Event of Default exists (or if a Default or Event of Default exists, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same), (B) setting forth a reasonably detailed calculation of Consolidated Adjusted EBITDA for the Test Period ended on the last day of the relevant Fiscal Quarter, (C) in the case of financial statements delivered pursuant to Section 5.01(b), setting forth reasonably detailed calculations of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for each Fiscal Year beginning with the financial statements for the Fiscal Year ending December 31, 2014 and (D) in the case of financial statements delivered pursuant to Section 5.01(b), setting forth a reasonably detailed calculation of the Consolidated Adjusted EBITDA and the Available Amount as of the last day of the Fiscal Year covered by such financial statements or stating that there has been no change to such amounts since the date of delivery of the financial statements for the last Fiscal Year and (ii) (A) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d)                                 Statements of Reconciliation After Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the consolidated financial statements of the Borrower for the Fiscal Year ended December 31, 2013 (including any conversion to IFRS pursuant to Section 1.04(a)), the consolidated financial statements of the Borrower delivered pursuant to Section 5.01(a) or 5.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Sections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation with respect to such financial statements that would have otherwise been delivered, including with respect to the calculations of Consolidated Net Income and Consolidated Adjusted EBITDA;

(e)                                  Notice of Default.  Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(f)                                   Notice of Litigation.  Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof by the Borrower to the Lenders together with such other nonprivileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g)                                  ERISA.  Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h)                                 Financial Plan.  As soon as available and in any event no later than 90 days after the beginning of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2014, a consolidated plan and financial forecast for each Fiscal Quarter of such Fiscal Year, including a forecasted consolidated statements of income and cash flows of the Borrower for such Fiscal Year, prepared in reasonable detail;

(i)                                     Information Regarding Collateral.  The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party;

(j)                                    Annual Collateral Verification.  Together with the delivery of each Compliance Certificate provided with the financial statements required to be delivered pursuant to Section 5.01(b), the Borrower shall deliver to the Administrative Agent a Perfection Certificate Supplement;

(k)                                 Certain Reports.  Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following an initial public offering, all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Restricted Subsidiary of the Borrower to its security holders other than the Borrower or another Restricted Subsidiary of the Borrower and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities; and

(l)                                     Other Information.  Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time in connection with the financial condition or business of Holdings and its Restricted Subsidiaries.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto on the website of the Borrower on the Internet at the website address listed on Schedule 9.01; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(k) above, the Borrower shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents on the website of the Borrower (or its applicable subsidiary) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.01(k) above in respect of information filed by the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K Reports described in Sections 5.01(a) and (b), respectively), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (h) of this Section 5.01 may be satisfied with respect to any financial statements of the Borrower by furnishing (A) the applicable financial statements of the Borrower or Holdings (or any other Parent Company) or (B) the Borrower’s or Holdings’ (or any other Parent Company’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b).

Section 5.02. Existence.  Except as otherwise permitted under Section 6.07, Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings nor the Borrower nor any of the Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03. Payment of Taxes.  Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor, and (ii) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties.  The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance.  Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 (where applicable).  Each such policy of insurance shall (i) name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders as the loss payee thereunder and, to the extent available, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06. Inspections.  The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that, excluding such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (y) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (z) only one such time per calendar year shall be at the expense of the Borrower; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further that notwithstanding anything to the contrary herein, neither the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable law or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.07. Maintenance of Book and Records.  The Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08. Compliance with Laws.  The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws), OFAC, USA PATRIOT Act and U.S. Foreign Corrupt Practices Act of 1977), except to the extent the failure of the Borrower or the relevant Restricted Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.09. Environmental.

(a)                                 Environmental Disclosure.  The Borrower will deliver to the Administrative Agent:

(i)                                     as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at the Borrower’s real property or with respect to any Environmental Claims that, in each case might reasonably be expected to have a Material Adverse Effect;

(ii)                                  promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken by the Borrower or any of its Restricted Subsidiaries or any other Person of which the Borrower or any of its Restricted Subsidiaries has knowledge in response to (1) any Hazardous Materials Activity the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claim that, individually or in the aggregate, has a reasonable possibility of resulting in a Material Adverse Effect and (C) discovery by the Borrower of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that reasonably could be expected to have a Material Adverse Effect;

(iii)                               as soon as practicable following the sending or receipt thereof by the Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, has a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency that reasonably could be expected to have a Material Adverse Effect, and (C) any request made to the Borrower or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether the Borrower or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect;

(iv)                              prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to expose the Borrower or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by the Borrower or any of its Restricted Subsidiaries to modify current operations in a manner that could subject the Borrower or any of its Restricted Subsidiaries to any additional obligations or requirements under any Environmental Law that are reasonably likely to have a Material Adverse Effect; and

(v)                                 with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b)                                 Hazardous Materials Activities, Etc.  The Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Designation of Subsidiaries.  The board of directors (or equivalent governing body) of the Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) the Borrower shall be in compliance with Section 6.15 (whether or not then in effect) calculated on a Pro Forma Basis after giving effect to such designation (and determined on the basis of the financial statements for the most recently ended Test Period at or prior to such time which have been delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable) and (iii) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Borrower or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries.  The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation.  As of the Closing Date, the subsidiaries listed on Schedule 5.10 hereto have been designated as Unrestricted Subsidiaries.

Section 5.11. Use of Proceeds.  The Borrower shall use the proceeds of the Revolving Loans to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents).  The Borrower shall use the proceeds of the Swingline Loans made after the Closing Date to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents.  The Borrower shall use proceeds of the Initial Term Loans solely to finance the Existing Credit Agreement Refinancing, to pay the Special Dividend and to pay the Transaction Costs.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, U or X.  The Borrower shall use the proceeds of the Incremental Term Loans for working capital, capital expenditures and other general corporate purposes of the Borrower and its subsidiaries (including for Restricted Payments, Investments, Permitted Acquisitions and any other purpose not prohibited by the terms of the Loan Documents).

Section 5.12. Covenant to Guarantee Obligations and Give Security.

(a)                                 Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the other relevant Secured Parties.

(b)                                 Within 90 days after the acquisition by any Loan Party of any Material Real Estate Asset other than any Excluded Asset (or such longer period as the Administrative Agent may reasonably agree), the Borrower shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”; it being understood and agreed that, with respect to any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a).

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it reasonably determines, in consultation with the Borrower, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents, (iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments), (iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement; (v) no Loan Party will be required to (1) take any action or grant or perfect any security interest in any asset located outside of the U.S. or (2) execute any foreign law security agreement, pledge agreement, mortgage, deed or charge; (vi) in no event will the Collateral include any Excluded Assets, (vii) no action shall be required to perfect any Lien with respect to (x) any vehicle or other asset subject to a certificate of title, and any retention of title, extended retention of title rights, or similar rights and/or (y) Letter-of-Credit Rights to the extent that a security interest therein cannot be perfected by filing a Form UCC-1 (or similar) financing statement and (viii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent.

Section 5.13. Maintenance of Ratings.  The Borrower shall use commercially reasonable efforts to maintain public credit and public corporate family ratings with respect to the Borrower and a public rating of the Credit Facilities from each of S&P and Moody’s; provided that in no event shall the Borrower be required to maintain any specific rating with any such agency.

Section 5.14. [Reserved].

Section 5.15. Further Assurances.  Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a)                                 The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable law and which the Administrative Agent may request to ensure the perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b)                                 The Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

Section 5.16. Annual Lender Call.  Upon the request of the Administrative Agent following each delivery of financial statements pursuant to Section 5.01(b) (commencing with respect to the financial statements delivered for the Fiscal Year ending December 31, 2014), the Borrower shall participate in a conference call with Lenders arranged by the Administrative Agent to provide discussion and analysis with respect to the financial condition and results of operations of the Borrower and its Restricted Subsidiaries at a time to which the Borrower and the Administrative Agent mutually agree.

ARTICLE 6                              NEGATIVE COVENANTS

From the Closing Date and until the Termination Date has occurred, Holdings (solely with respect to Section 6.14) and the Borrower covenant and agree with the Lenders that:

Section 6.01. Indebtedness.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)                                 the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b)                                 Indebtedness of the Borrower to any Restricted Subsidiary and/or Joint Venture

and/or of any Restricted Subsidiary and/or Joint Venture to the Borrower or any other Restricted Subsidiary and/or Joint Venture; provided that in the case of any Indebtedness of any Restricted Subsidiary and/or Joint Venture that is not a Loan Party owing to a Loan Party, such Indebtedness shall be permitted as an Investment by Section 6.06; provided, further, that all such Indebtedness of any Loan Party to any Restricted Subsidiary and/or Joint Venture that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent);

(c)                                  [Reserved];

(d)                                 Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e)                                  Indebtedness of the Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f)                                   Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including Banking Services Obligations and dealer incentive, supplier finance or similar programs;

(g)                                  (i) guaranties by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)                                 Guarantees by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower, any Restricted Subsidiary and/or any Joint Venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i)                                     Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.01;

(j)                                    Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $15,000,000 and 30% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable;

(k)                                 Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l)                                     Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m)                             Indebtedness of the Borrower and/or any Restricted Subsidiary with respect to Capital Leases and purchase money Indebtedness incurred prior to or within 270 days of the acquisition, lease, completion of construction, repair of, replacement, improvement to or installation of assets in an aggregate outstanding principal amount not to exceed the greater of $3,500,000 and 10% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the last Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable;

(n)                                 Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof, (ii) at the time of the execution of the definitive agreement governing such acquisition on a pro forma basis for such acquisition, no Event of Default existed or would result from the consummation of such acquisition and (iii) the Borrower is in compliance with Section 6.15 (whether or not then in effect) calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, prior to the date of the execution of the definitive agreement governing such acquisition;

(o)                                 Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Borrower or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p)                                 the Borrower and its Restricted Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (i), (j), (m), (n), (q), (u), (w), (y), and (z) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) such additional Indebtedness satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02), (ii) other than in the case of Refinancing Indebtedness with respect to clauses (i), (m), (n) or (u), (A) such Indebtedness has a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced, (iii) the terms of any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms)), and the terms of any Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above, are not, taken as a whole (as reasonably determined by the Borrower), more favorable to the Lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or any covenants or provisions which are then-current market terms for the applicable type of Indebtedness), (iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (u) and (y) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause, (v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01 (it being understood that in all cases Holdings may not be the primary obligor of the applicable Refinancing Indebtedness if Holdings was not the primary Obligor on the relevant refinanced Indebtedness), (A) such Indebtedness is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 and (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Secured Obligations), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Secured Obligations) on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, (vi) except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01, as of the date of the incurrence of such Indebtedness and after giving effect thereto, no Event of Default exists, and (vii) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrower, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than a Loan Party and (D) such Indebtedness is incurred under (and pursuant to) documentation other than this Agreement;

(q)                                 Indebtedness incurred to finance acquisitions permitted hereunder after the Closing Date; provided that (i)  at the time of the execution of the definitive agreement governing the relevant acquisition on a pro forma basis for such acquisition, no Event of Default exists (or would result from the consummation of such acquisition), (ii) after giving effect to the acquisition as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, prior to the date of the execution of the definitive agreement governing such acquisition, (A) the Borrower is in compliance, on a Pro Forma Basis, with Section 6.15 (whether or not then in effect) and (B) the Total Leverage Ratio, calculated on a Pro Forma Basis, does not exceed the Total Leverage Ratio as of the Closing Date after giving effect to the Transactions and (iii) such Indebtedness does not mature or require any scheduled amortization or scheduled payment of principal or require any mandatory redemption, repurchase, repayment or sinking fund obligation (other than (A) payments as part of an “applicable high yield discount obligation” catch-up payment, (B) customary offers to repurchase in connection with any change of control, Disposition or casualty event and (C) customary acceleration rights after an event of default), in each case, prior to the date which is 91 days after the Latest Maturity Date as of the date of incurrence thereof;

(r)                                    [Reserved];

(s)                                   Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t)                                    [Reserved];

(u)                                 Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $15,000,000 and 30% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable;

(v)                                 [Reserved];

(w)                               additional Indebtedness of the Borrower and/or any Restricted Subsidiary so long as, on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, prior to the date of the incurrence thereof (or, to the extent the proceeds of such indebtedness will be applied to finance an acquisition permitted hereunder, prior to the date of the execution of the definitive agreement governing such acquisition) (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien securing the Credit Facilities on the Closing Date, the First Lien Leverage Ratio would not exceed 4.75:1.00, (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the Credit Facilities on the Closing Date, the Secured Leverage Ratio would not exceed 6.25:1.00 (it being understood any such Indebtedness that is junior to the Secured Obligations with respect to security shall be pari passu with, or junior to the Second Lien Facility with respect to security) or (iii) if such Indebtedness is unsecured, the Total Leverage Ratio would not exceed 6.50:1.00; provided that (1) the aggregate outstanding principal amount of such Indebtedness of Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of $10,000,000 and 25% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable and (2) no such Indebtedness shall mature or require any scheduled amortization or scheduled payments of principal and shall not be subject to any mandatory redemption, repurchase, repayment or sinking fund obligation (other than (A) payments as part of an “applicable high yield discount obligation” catch-up payment, (B) customary offers to repurchase in connection with any change of control, Disposition or casualty event and (C) customary acceleration rights after an event of default), in each case, prior to the date that is 91 days after the Latest Maturity Date as of the date of the incurrence thereof;

(x)                                 [Reserved];

(y)                                 Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(z)                                  secured or unsecured notes and/or loans (and/or commitments in respect thereof) issued or incurred by the Borrower in lieu of Incremental Loans (such notes or loans, “Incremental Equivalent Debt”); provided that (i) the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Loans and Incremental Commitments provided pursuant to Section 2.22 shall not exceed the Incremental Cap, (ii) any Incremental Equivalent Debt shall be subject to clauses (vi), (vii), (viii), (ix) and (x) (except, in the case of clause (x), as otherwise agreed by the Persons providing such Incremental Equivalent Debt) of the proviso to Section 2.22(a), (iii) any Incremental Equivalent Debt that is secured shall be secured only by the Collateral and on a pari passu or junior basis with the Collateral securing the Secured Obligations (it being understood that any Incremental Equivalent Debt that is pari passu with the Term Facility in right of payment and security shall be in the form of notes and not loans), (iv) any Incremental Equivalent Debt that ranks pari passu in right of security or that is subordinated in right of payment or security shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (v) no Incremental Equivalent Debt may be guaranteed by any Person that is not a Loan Party;

(aa)                          Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(bb)                          Indebtedness of the Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to directors, officers, employees, members of management, managers, and consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(cc)                            Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank, or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit issued, or Swingline Loans made, hereunder;

(dd)                          Indebtedness of the Borrower or any Restricted Subsidiary supported by any Letter of Credit;

(ee)                            unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff)                              without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Restricted Subsidiary hereunder;

(gg)                            [Reserved]; and

(hh)                          customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business.

Section 6.02. Liens.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)                                 Liens securing the Secured Obligations created pursuant to the Loan Documents;

(b)                                 Liens for Taxes which are (i) not then due or, if due, such Taxes are not at such time required to be paid pursuant to Section 5.03 or (ii) being contested in accordance with Section 5.03;

(c)                                  statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP shall have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d)                                 Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-ofmoney bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrower and its subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)                                  Liens consisting of easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f)                                   Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g)                                  Liens solely on any Cash earnest money deposits made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(h)                                 purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(i)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                                    Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon;

(k)                                 Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 6.01(a), (i), (j), (m), (n), (q), (u), (w) and (z)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is refinanced and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements not materially less favorable, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or the intercreditor arrangements governing the relevant refinancing Indebtedness shall be otherwise reasonably acceptable to the Administrative Agent;

(l)                                     Liens described on Schedule 6.02 and any modification, replacement,

refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m)                             Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n)                                 Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o)                                 (i) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock, and (ii) Liens securing Indebtedness incurred pursuant to Section 6.01(q); provided that, in the case of this clause (ii), with respect to any such Liens on the Collateral, such Liens shall be either pari passu with or junior to the Liens securing the Secured Obligations, pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(p)                                 Liens (i) that are contractual rights of set-off or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (ii) encumbering reasonable customary initial deposits and margin deposits;

(q)                                 Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r)                                    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries;

(s)                                   Liens disclosed in any Mortgage Policy delivered pursuant to Section 5.12 with respect to any Material Real Estate Asset and any replacement, extension or renewal of any such Lien; provided that (i) no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof) and (ii) such Liens do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(t)                                    Liens securing Indebtedness incurred pursuant to Section 6.01(z), subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(u)                                 other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $10,000,000 and 20% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable;

(v)                                 Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h);

(w)                               leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiary) or (ii) secure any Indebtedness;

(x)                                 Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y)                                 Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa) and (cc);

(z)                                  Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar law of any jurisdiction);

(aa)                          Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party and/or any Joint Venture, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb)                          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)                            Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd)                          Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 6.01(s) and/or (ii) obligations of the type described in Section 6.01(f), which Liens in each case under this Section 6.02(dd), may be (but are not required to be) secured by all of the Collateral so long as the Lien on the Collateral is subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, may consist of pledges of Cash collateral in an amount not to exceed the greater of $3,500,000 and 10% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable;

(ee)                            (i) Liens on Capital Stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff)                              Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg)                            [Reserved];

(hh)                          Liens securing Indebtedness incurred in reliance on Section 6.01(w) so long as the condition described in clause (i) or clause (ii), as applicable, of Section 6.01(w) has been satisfied.

Section 6.03. No Further Negative Pledges.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations, except with respect to:

(a)                                 specific property to be sold pursuant to any Disposition permitted by Section 6.07;

(b)                                 restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien, but only if such restrictions apply only to the Person or Persons obligated under such Indebtedness and its or their Restricted Subsidiaries or the property or assets securing such Indebtedness;

(c)                                  restrictions contained in the documentation governing Indebtedness permitted by clauses (j), (m), (q), (u), (w) and/or (z) of Section 6.01 (and clause (p) of Section 6.01 to the extent relating to any refinancing, refunding or replacement of Indebtedness incurred in reliance on clauses (a), (j), (m), (q), (u), (w) and/or (z) of Section 6.01);

(d)                                 restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be);

(e)                                  Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Borrower or any of its Restricted Subsidiaries to Dispose of, or encumber the assets subject to such Liens;

(f)                                   provisions limiting the Disposition or distribution of assets or property in Joint Venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement);

(g)                                  any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(h)                                 restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person;

(i)                                     restrictions on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(j)                                    restrictions set forth in documents which exist on the Closing Date;

(k)                                 restrictions contained in documents governing Indebtedness permitted hereunder of any Restricted Subsidiary that is not a Loan Party;

(l)                                     restrictions set forth in any Loan Document, any Hedge Agreement and/or any agreement relating to any Banking Service Obligation; and

(m)                             other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.04. Restricted Payments; Certain Payments of Indebtedness.

(a)                                 The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i)                                     the Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A)                               to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers and/or consultants of any Parent Company) and franchise fees and Taxes and similar fees, Taxes and expenses required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), and/or its subsidiaries (and/or Joint Ventures); provided that Restricted Payments under this Section 6.04(a)(i)(A) that are attributable to any Unrestricted Subsidiary or any Specified Joint Venture shall be permitted only to the extent that either (x) such Unrestricted Subsidiary or Specified Joint Venture has made one or more cash distributions, advances or loans to the Borrower or any of its Restricted Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s or Specified Joint Venture’s proportionate share of such costs, expenses, franchise fees and Taxes and similar fees, Taxes and expenses or (y) the amount of such Restricted Payments made by the Borrower on behalf of such Unrestricted Subsidiary or Specified Joint Venture is treated as an Investment subject to Section 6.06 hereof;

(B)                               to discharge the consolidated, combined, unitary or similar Tax liabilities of such Parent Company and its subsidiaries when and as due, to the extent such liabilities are attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such Tax liabilities, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), the Borrower and its subsidiaries (and/or any Joint Venture); provided that the amount paid by the Borrower pursuant to this paragraph (B) shall not exceed the amount of Tax liabilities that would be due if the Borrower and each subsidiary were separate corporations filing income and similar Tax returns on a consolidated, combined, unitary or similar basis with the

Borrower as the common parent of such affiliated group (calculated at the highest combined applicable federal, state, local and foreign Tax rate); provided further that Restricted Payments under this Section 6.04(a)(i)(B) that are attributable to any Unrestricted Subsidiary or any Specified Joint Venture shall be permitted only to the extent that either (x) such Unrestricted Subsidiary has made one or more cash distributions, advances or loans to the Borrower or any of its Restricted Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s or Specified Joint Venture’s, as applicable, proportionate share of such Tax liabilities or (y) the amount of any such Restricted Payment made by the Borrower on behalf of such Unrestricted Subsidiary or Specified Joint Venture is treated as an Investment subject to Section 6.06 hereof;

(C)                               to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), the Borrower and its subsidiaries (and/or any Joint Ventures); provided that Restricted Payments under this Section 6.04(a)(i)(C) that are attributable to any Unrestricted Subsidiary or any Specified Joint Venture shall be permitted only to the extent that either (x) such Unrestricted Subsidiary has made one or more cash distributions, advances or loans to the Borrower or any of its Restricted Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s or Specified Joint Venture’s, as applicable, proportionate share of such accounting and reporting expenses or (y) the amount of any such Restricted Payment made by the Borrower on behalf of such Unrestricted Subsidiary or Specified Joint Venture is treated as an Investment subject to Section 6.06 hereof;

(D)                               for the payment of insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), the Borrower and its subsidiaries (and/or Joint Ventures); provided that Restricted Payments under this Section 6.04(a)(i)(D) that are attributable to any Unrestricted Subsidiary or any Specified Joint Venture shall be permitted only to the extent that either (x) such Unrestricted Subsidiary has made one or more cash distributions, advances or loans to the Borrower or any of its Restricted Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s or Specified Joint Venture’s, as applicable, proportionate share of such insurance premiums or (y) the amount of any such Restricted Payment made by the Borrower on behalf of such Unrestricted Subsidiary or Specified Joint Venture is treated as an Investment subject to Section 6.06 hereof;

(E)                                pay fees and expenses related to debt or equity offerings, investments or acquisitions permitted or not restricted by this Agreement (whether or not consummated); provided that Restricted Payments under this Section 6.04(a)(i)(E) that are attributable to any Unrestricted Subsidiary or Specified Joint Venture shall be permitted only to the extent that either (x) such Unrestricted Subsidiary or Specified Joint Venture has made one or more cash distributions, advances or loans to the Borrower or any of its Restricted Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s or Specified Joint Venture’s proportionate share of such fees and expenses or (y) the amount of such Restricted Payment made by the Borrower on behalf of such Unrestricted Subsidiary or Specified Joint Venture is treated as an Investment subject to Section 6.06 hereof;

(F)                                 to finance any Investment permitted under Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Borrower or the relevant Restricted Subsidiary); and

(G)                               to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its subsidiaries (and/or Joint Ventures), in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose; provided that Restricted Payments under this Section 6.04(a)(i)(G) that are attributable to any Unrestricted Subsidiary or any Specified Joint Venture shall be permitted only to the extent that either (x) such Unrestricted Subsidiary has made one or more cash distributions, advances or loans to the Borrower or any of its Restricted Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s or Specified Joint Venture’s, as applicable, proportionate share of such salary, bonus, severance and other benefits or (y) the amount of such Restricted Payments made by the Borrower on behalf of such Unrestricted Subsidiary or Specified Joint Venture is treated as an Investment subject to Section 6.06 hereof;

(ii)                                  the Borrower may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Borrower or any subsidiary:

(A)                               in accordance with the terms of promissory notes issued pursuant to Section 6.01(o), so long as the aggregate amount of all Cash payments made in respect of such promissory notes, together with the aggregate amount of Restricted Payments made pursuant to sub-clause (D) of this clause (ii) below, does not exceed $3,000,000 in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year;

(B)                               with the proceeds of any sale or issuance of the Capital Stock of the Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Borrower or any Restricted Subsidiary);

(C)                               with the net proceeds of any key-man life insurance policies; or

(D)                               with Cash and Cash Equivalents in an amount not to exceed, together with the aggregate amount of all cash payments made pursuant to sub-clause (A) of this clause (ii) in respect of promissory notes issued pursuant to Section 6.01(o), $3,000,000 in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next subsequent Fiscal Year;

(iii)                               the Borrower may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B);

(iv)                              the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Borrower, any Restricted Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options;

(v)                                 the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi)                              the Borrower may make Restricted Payments, the proceeds of which are applied (i) on the Closing Date, solely to pay the Special Dividend and related expenses;

(vii)                           so long as no Event of Default exists at the time of the declaration thereof, following the consummation of the first Qualifying IPO, the Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount of up to 6% per annum of the net Cash proceeds received by or contributed to the Borrower from any Qualifying IPO;

(viii)                        the Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of any Refunding Capital Stock or Subordinated Shareholder Debt;

(ix)                              to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

(x)                                 the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the greater of $7,500,000 and 15% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, minus (A) the amount of Restricted Debt Payments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.04(b)(iv)(B), minus (B) the outstanding amount of Investments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.06(q)(ii);

(xi)                              the Borrower may pay any dividend or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof;

(xii)                           [Reserved]; and

(xiii)                        the Borrower may make additional Restricted Payments so long as the Total Leverage Ratio, calculated on a Pro Forma Basis at the time of the declaration thereof, would not exceed 4.50:1.00.

(b)                                 the Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any payment (whether in Cash, securities or other property) on or in respect of principal of or interest on (x) any Junior Lien Indebtedness or (y) any Junior Indebtedness (such Indebtedness under clauses (x) and (y), the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt prior to the scheduled maturity (collectively, “Restricted Debt Payments”), except:

(i)                                     any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii)                                  payments as part of an “applicable high yield discount obligation” catch-up payment;

(iii)                               payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due in respect of any Restricted Debt (other than payments with respect to Subordinated Indebtedness that are prohibited by the subordination provisions thereof);

(iv)                              so long as, at the time of delivery of irrevocable notice with respect thereto, no Event of Default exists or would result therefrom, additional Restricted Debt Payments in an aggregate amount not to exceed:

(A)                               the greater of $4,000,000 and 10% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, minus the amount of Investments made in reliance on Section 6.06(q)(iii); plus

(B)                               the greater of $7,500,000 and 15% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, minus (1) the amount of Restricted Payments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.04(a)(x), minus (2) the outstanding amount of Investments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.06(q)(ii);

(v)                                 (A) Restricted Debt Payments as a result of an exchange for, or made with proceeds of any issuance of, Qualified Capital Stock of the Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Borrower or any Restricted Subsidiary, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Borrower and/or any Restricted Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-inkind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi)                              Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A), plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B); and

(vii)                           additional Restricted Debt Payments; provided that the Total Leverage Ratio would not exceed 4.50:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, prior to the date of delivery of irrevocable notice with respect thereto.

Section 6.05. Restrictions on Subsidiary Distributions.  Except as provided herein or in any other Loan Document, any document with respect to any Incremental Equivalent Debt and/or agreements with respect to refinancings, renewals or replacements of such Indebtedness that are permitted by Section 6.01, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (i) any subsidiary of the Borrower to pay dividends or other distributions to the Borrower or any Loan Party or (ii) any Restricted Subsidiary to make cash loans or advances to the Borrower or any Loan Party, except:

(a)                                 in any agreement evidencing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the property or assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (m), (p) (as it relates to Indebtedness in respect of clauses (a), (m), (q), (u), (w) and/or (z) of Section 6.01), (q), (u), (w) and/or (z) of Section 6.01;

(b)                                 by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(c)                                  that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(d)                                 assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)                                  in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f)                                   in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)                                  imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h)                                 on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i)                                     set forth in documents which exist on the Closing Date and not created in contemplation thereof;

(j)                                    those arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(k)                                 those arising under or as a result of applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit;

(l)                                     those arising in any Hedge Agreement and/or any agreement relating to any Banking Service Obligation; and/or

(m)                             those imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (l) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06. Investments.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a)                                 Cash or Investments that were Cash Equivalents at the time made;

(b)                                 (i) Investments existing on the Closing Date in any subsidiary and/or any Existing Joint Venture, (ii) Investments made after the Closing Date by the Borrower and/or any Restricted Subsidiary in any Existing Joint Venture, (iii) Investments made after the Closing Date among the Borrower and/or one or more Restricted Subsidiaries, provided that in the case of Investments made after the Closing Date by any Loan Party in any Restricted Subsidiary that is not a Loan Party and/or any Joint Venture, the aggregate outstanding amount of such Investments shall not exceed the greater of $15,000,000 and 30% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, (iv) Investments made by any Loan Party and/or any Restricted Subsidiary that is not a Loan Party in the form of any contribution or Disposition of the Capital Stock of any Person that is not a Loan Party; provided that, prior to such contribution or Disposition or series of transactions resulting in such contribution or Disposition, such Capital Stock was not owned directly by a Loan Party and (v) Investments made by any Restricted Subsidiary that is not a Loan Party in any Loan Party;

(c)                                  Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(d)                                 [Reserved];

(e)                                  (i) Permitted Acquisitions and (ii) Investments in Restricted Subsidiaries that are not Loan Parties in amounts required to permit such Restricted Subsidiaries to consummate Permitted Acquisitions;

(f)                                   Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g)                                  Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07;

(h)                                 loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Borrower, its subsidiaries and/or any Joint Venture to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Borrower for the purchase of such Capital Stock;

(i)                                     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)                                    Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a)(i) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) therein), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k)                                 Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l)                                     Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)                             loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries)), the Borrower and/or any subsidiary in the ordinary course of business;

(n)                                 Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Capital Stock (other than Disqualified Capital Stock) of the Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o)                                 (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(p)                                 [reserved];

(q)                                 Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i)                                     the greater of $15,000,000 and 30% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, plus

(ii)                                  the greater of $7,500,000 and 15% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, minus (A) the amount of Restricted Payments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.04(a)(x), minus (B) the amount of Restricted Debt Payments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.04(b)(iv)(B), plus

(iii)                               the greater of $7,500,000 and 15% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, minus the amount of Restricted Debt Payments made in reliance on Section 6.04(b)(iv)(A), plus

(iv)                              in the event that (A) the Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(r)                                    Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i), plus (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii);

(s)                                   (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t)                                    Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u)                                 Investments made by any Restricted Subsidiary that is not a Loan Party with the proceeds received by such Restricted Subsidiary from an Investment made by any Loan Party in such Restricted Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to clause (ii) of Section 6.06(e) or Section 6.06(x));

(v)                                 Investments in subsidiaries and Joint Ventures in connection with reorganizations and related activities related to tax planning; provided that, after giving effect to any such reorganization and/or related activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired;

(w)                               Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x)                                 Investments made in connection with the creation, formation and/or acquisition of any Joint Venture, or in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any Joint Venture, in an aggregate outstanding amount not to exceed the greater of $7,000,000 and 15% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable;

(y)                                 Investments made in Existing Joint Ventures as required by, or made pursuant to, buy/sell arrangements between the Existing Joint Venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date (other than any modification, replacement, renewal or extension of such Investments so long as no such modification, renewal or extension thereof increases the amount of any such Investment except by the terms thereof or as otherwise permitted by this Section 6.06);

(z)                                  unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(aa)                          Investments in the Borrower, any subsidiary and/or any Joint Venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb)                          additional Investments so long as, after giving effect thereto on a Pro Forma Basis at the time of the execution of the definitive agreement with respect thereto as of the last day of the most recent Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, the Total Leverage Ratio does not exceed the Total Leverage Ratio as of the Closing Date after giving effect to the Transactions; and

(cc)                            Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing development, manufacturing, distribution or commercialization arrangements with other Persons.

Section 6.07. Fundamental Changes; Disposition of Assets.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition, in a single transaction or in a series of related transactions, except:

(a)                                 any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or Surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06;

(b)                                 Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by such Person) with at least 75% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c)                                  (i) the liquidation or dissolution of any Restricted Subsidiary or change in form of entity if the Borrower determines in good faith that such liquidation or dissolution or change in form of entity is in the best interests of the Borrower, is not materially disadvantageous to the Lenders and the Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06; and (iii) the Borrower or any Restricted Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Loan Guaranty or Collateral, if any;

(d)                                 (x) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e)                                  Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (B) otherwise economically impracticable to maintain;

(f)                                   Dispositions of Cash Equivalents or other assets that were Cash Equivalents when the relevant original Investment was made;

(g)                                  Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and Sale-Leaseback Transactions permitted by Section 6.08;

(h)                                 Dispositions for fair market value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $2,000,000 and 1.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of $3,500,000 and 1.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, in each case, shall be deemed to be Cash); provided, further, that (x) immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default shall exist and (y) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i)                                     to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)                                    Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between Joint Venture or similar parties set forth in the relevant Joint Venture arrangements and/or similar binding arrangements;

(k)                                 Dispositions of accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(l)                                     Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), which (i) do not materially interfere with the business of the Borrower and its Restricted Subsidiaries or (ii) relate to closed facilities or the discontinuation of any product line;

(m)                             (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)                                 Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)                                 Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p)                                 [Reserved];

(q)                                 Dispositions of non-core assets acquired in connection with any acquisition permitted hereunder and sales of Real Estate Assets acquired in any acquisition permitted hereunder which, within 90 days of the date of such acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses; provided that (i) the Net Proceeds received in connection with any such Disposition shall be applied and/or reinvested as (and to the extent required) by Section 2.11(b)(ii) and (ii) no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r)                                    exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower) for like property or assets; provided that (i) upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped and (ii) any Net Proceeds received as “cash boot” in connection with any such transaction shall be applied and/or reinvested as (and to the extent required) by Section 2.11(b)(ii);

(s)                                   [Reserved];

(t)                                    (i) licensing and cross-licensing arrangements involving any technology,

intellectual property or IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Restricted Subsidiaries, or are no longer economical to maintain in light of its use;

(u)                                 terminations of Derivative Transactions;

(v)                                 Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w)                               Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary;

(x)                                 Dispositions made to comply with any order of any agency of the U.S. Federal government, any state, authority or other regulatory body or any applicable Requirement of Law;

(y)                                 any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize any Domestic Subsidiary in another jurisdiction in the U.S.;

(z)                                  [Reserved];

(aa)                          any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(bb)                          other Dispositions involving assets having a fair market value (as reasonably determined by the Borrower at the time of the relevant Disposition) in the aggregate since the Closing Date of not more than the greater of $2,000,000 and 1.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable; and

(cc)                            Dispositions contemplated on the Closing Date and described on Schedule 6.07 hereto. To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing.

Section 6.08. Sale and Lease-Back Transactions.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or the relevant Restricted

Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to any Person (other than the Borrower or any of its Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as the Net Proceeds of such Disposition are applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii) and such Sale and Lease-Back Transaction is (A) permitted by Section 6.01(m) or (B)(1) made in exchange for cash consideration, (2) the Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed the greater of $2,500,000 and 1.00% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable.

Section 6.09. Transactions with Affiliates.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $2,500,000 with any of their respective Affiliates on terms that are less favorable to the Borrower or such Restricted Subsidiary, as the case may be (as reasonably determined by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a)                                 any transaction between or among the Borrower and/or one or more Restricted Subsidiaries and/or Joint Ventures (or any entity that becomes a Restricted Subsidiary or Joint Venture as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b)                                 any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Restricted Subsidiary;

(c)                                  (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d)                                 (i) transactions permitted by Sections 6.01(d), (o), (bb) and (ee), 6.04 and 6.06(h), (m), (o), (t), (v), (x), (y), (z) and (aa) and (ii) issuances of Capital Stock and Indebtedness not restricted by this Agreement;

(e)                                  transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f)                                   (i) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom, the payment of management, monitoring, consulting, advisory and similar fees to any Investor in an amount not to exceed $3,000,000 per Fiscal Year and (ii) the payment of all indemnification obligations and expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (i) and (ii) whether currently due or paid in respect of accruals from prior periods;

(g)                                  the Transactions, including the payment of Transaction Costs;

(h)                                 customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(i)                                     Guarantees permitted by Section 6.01 or Section 6.06;

(j)                                    loans and other transactions among the Loan Parties to the extent permitted under this Article 6;

(k)                                 the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its Restricted Subsidiaries;

(l)                                     transactions with customers, clients, suppliers, Joint Ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m)                             the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n)                                 (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrower and (ii) any intercompany loans made by Holdings to the Borrower or any Restricted Subsidiary; and

(o)                                 any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate.

Section 6.10. Conduct of Business.  From and after the Closing Date, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Borrower or any Restricted Subsidiary on the Closing Date and similar, complementary, ancillary or related businesses and (b) such other lines of business to which the Administrative Agent may consent.

Section 6.11. Amendments or Waivers of Organizational Documents.  The Borrower shall not, nor shall it permit any Subsidiary Guarantor to, amend or modify their respective Organizational Documents, in each case in a manner that is materially adverse to the Lenders (in their capacities as such) without obtaining the prior written consent of the Administrative Agent; provided that, for purposes of clarity, it is understood and agreed that the Borrower and/or any Subsidiary Guarantor may effect a change to its respective organizational form to the extent permitted under Section 6.07.

Section 6.12. Amendments of or Waivers with Respect to Restricted Debt.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing the foregoing) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under Section 6.01 in respect thereof.

Section 6.13. Fiscal Year.  The Borrower shall not change its Fiscal Year-end to a date other than December 31 provided that, the Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Borrower to another date, in which case the Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.14. Permitted Activities of Holdings.  Holdings shall not:

(a)                                 incur any Indebtedness for borrowed money other than (i) the Indebtedness permitted to be incurred by Holdings under the Loan Documents or otherwise in connection with the Transactions and (ii) Guarantees of Indebtedness or other obligations of the Borrower and/or any Restricted Subsidiary that are otherwise permitted hereunder;

(b)                                 create or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of Indebtedness for borrowed money);

(c)                                  engage in any business activity or own any material assets other than (i) holding the Capital Stock of the Borrower and, indirectly, any other subsidiary of the Borrower (and/or any Joint Venture of any thereof); (ii) performing its obligations under the Loan Documents and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock); (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (vii) effecting any initial public offering of its Capital Stock; (viii) holding (A) Cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Capital Stock of, Holdings pending the application thereof and (B) the proceeds of Indebtedness permitted by Section 6.01; (x) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (xi) participating in tax, accounting and other administrative matters; (xii) making payments of the type permitted under Section 6.09(f) and the performance of its obligations under any document, agreement and/or Investment contemplated by the Transactions or otherwise not prohibited under this Agreement; (xiii) complying with applicable Requirements of Law (including with respect to the maintenance of its existence); and (xiv) activities incidental to any of the foregoing; or

(d)                                 consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Default or Event of Default exists or would result therefrom, (A) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its subsidiaries) so long as (i) Holdings is the continuing or surviving Person or (ii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings (x) the successor Person expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (y) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (x) of this clause (A) and (B) Holdings may convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its subsidiaries) so long as (x) no Change of Control results therefrom, (y) the Person acquiring such assets expressly assumes all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (z) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (x) set forth in this clause (B); provided, further, that if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement.

Section 6.15. Financial Covenant.

(a)                                 First Lien Leverage Ratio.  On the last day of any Test Period on which the Revolving Facility Test Condition is then satisfied (it being understood and agreed that this Section 6.15 shall not apply until the last day of the first full Fiscal Quarter ending after the Closing Date), the Borrower shall not permit the First Lien Leverage Ratio to be greater than the ratio set forth below opposite the last day of such Test Period:

Fiscal Quarter Ending	Ratio

September 30, 2014 through June 30, 2015	6.50:1.00
September 30, 2015 through June 30, 2016	5.75:1.00
September 30, 2016 and thereafter	5.25:1.00

(b)                                 Financial Cure.  Notwithstanding anything to the contrary in this Agreement (including Article 7), upon the occurrence of an Event of Default as a result of the Borrower’s failure to comply with Section 6.15(a) for any Fiscal Quarter, the Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 10 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue equity (which shall be common equity, Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent)) for Cash or otherwise receive Cash contributions in respect of Qualified Capital Stock (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.15(a) shall be recalculated giving effect to the following pro forma adjustment: Consolidated Adjusted EBITDA shall be increased (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”), solely for the purpose of determining compliance with Section 6.15(a) as of the end of such Fiscal Quarter and applicable subsequent periods that include such Fiscal Quarter, by an amount equal to the Cure Amount.  If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.15(a) would be satisfied, then the requirements of Section 6.15(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.15(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement.  Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.15(a), (iv) upon the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any subagent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Revolving Credit Commitments or any Additional Commitments, and none of the Administrative Agent (nor any subagent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of the relevant Event of Default having occurred and being continuing under Section 6.15(a), (v) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA (and not as a reduction of Indebtedness) for the purpose of determining compliance with Section 6.15(a) and (B) disregarded for all other purposes, including the purpose of determining whether any financial ratio-based condition has been satisfied, the Applicable Rate or the Commitment Fee Rate or the availability of any carve-out set forth in Article 6 of this Agreement and (vi) no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit hereunder if an Event of Default under Section 6.15(a) exists during the 10 Business Day period during which the Borrower may exercise a Cure Right unless and until the Cure Amount is actually received.

ARTICLE 7                              EVENTS OF DEFAULT

Section 7.01. Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)                                 Failure To Make Payments When Due.  Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b)                                 Default in Other Agreements.  (i) Failure by any Loan Party or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Article 7; or

(c)                                  Breach of Certain Covenants.  Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower), or Article 6; provided that, notwithstanding this clause (c), no breach or default by any Loan Party under Section 6.15(a) will constitute an Event of Default with respect to the Initial Term Loans or any Additional Term Loans unless and until the Required Revolving Lenders have accelerated the Revolving Loans and any Additional Revolving Loans, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility; or

(d)                                 Breach of Representations, Etc.  Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate and any Perfection Certificate Supplement) being untrue in any material respect as of the date made or deemed made; or

(e)                                  Other Defaults Under Loan Documents.  Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(f)                                   Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local law; or (ii) the commencement of an involuntary case against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, which remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) The entry against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, trustee or other custodian for all or a substantial part of its property; (ii) the making by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or

(h)                                 Judgments and Attachments.  The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i)                                     Employee Benefit Plans.  The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of the Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)                                    Change of Control.  The occurrence of a Change of Control; or

(k)                                 Guaranties, Collateral Documents and Other Loan Documents.  At any time after the execution and delivery thereof (i) any material Loan Guaranty for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or being declared to be null and void or the repudiation in writing by any Loan Party of its obligations thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document ceasing to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or being declared null and void or (iii) the contesting by any Loan Party of the validity or enforceability of any material provision of any Loan Document in writing or denial by any Loan Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or

(l)                                     Subordination.  The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness in excess of the Threshold Amount or any such subordination provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, or any Additional Commitments, and thereupon such Commitments and/or Additional Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 103% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided that upon the occurrence of an event with respect to the Borrower described in clause (f) or (g) of this Article, any such Commitments and/or Additional Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8                              THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints UBS (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.  The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable laws, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing.  Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral.  Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by, the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by, the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a)                                 consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b)                                 credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c)                                  credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)                                 credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)                                  estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party; it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition.  In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  The Administrative Agent and any such subagent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving ten days’ written notice to the Lenders, the Issuing Banks and the Borrower.  If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon ten days’ notice, remove the Administrative Agent.  Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Section 7.01(f) or (g), no consent of the Borrower shall be required.  If no successor shall have been appointed as provided above and accepted such appointment within ten days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for perfection purposes, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided for above in this Article 8.  Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent.  After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent).  Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Notwithstanding anything to the contrary contained herein, UBS may, upon ten days’ prior written notice to the Borrower, each Issuing Bank and the Lenders, resign as Issuing Bank and/or Swingline Lender, which resignation shall be effective as of the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amounts have been drawn at such time).  In the event of any such resignation as an Issuing Bank or the Swingline Lender, the Borrower shall, unless an Event of Default under Section 7.01(a) or, with respect to the Borrower, Section 7.01(f) or (g) then exists, be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor Issuing Bank or Swingline Lender hereunder. Upon the acceptance of any appointment as Issuing Bank or Swingline Lender hereunder by a successor Issuing Bank or Swingline Lender, as applicable, such successor Issuing Bank or Swingline Lender, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, and the retiring Issuing Bank or Swingline Lender, as applicable, shall be discharged from its duties and obligations in such capacity hereunder.  In the event the successor Swingline Lender resigns, the Borrower shall promptly repay all outstanding Swingline Loans on the effective date of such resignation (which repayment may be effectuated with the proceeds of a Borrowing).

Each of each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities, as applicable, as the Administrative Agent, an Issuing Bank or a Lender hereunder.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall,

(a)                                 release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary

Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(b)                                 subject to Section 9.22, release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder; provided that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (1) no Event of Default exists, (2) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Borrower’s equity interest therein as reasonably estimated by the Borrower and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time and (3) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (1) and (2));

(c)                                  subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g), 6.02(m), 6.02(n), 6.02(o), 6.02(q), 6.02(r), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee) and 6.02(ff) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); and

(d)                                 enter into subordination, intercreditor and/or similar agreements with respect to Indebtedness secured by Liens permitted by Sections 6.02(u) and 6.02(hh) and Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guarantee or its Lien on any Collateral pursuant to this Article 8.  In each case as specified in this Article 8, the Administrative Agent will (and each Lender, and Issuing Bank hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8.

The Administrative Agent is authorized to enter into any intercreditor agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that any Additional Agreement is binding upon them.  Each Lender and Issuing Bank (a) hereby agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof.  The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

ARTICLE 9                              MISCELLANEOUS

Section 9.01. Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)                                     if to any Loan Party, to such Loan Party in the care of the Borrower at:

World Triathlon Corporation,

2701 North Rocky Point Drive

Suite 1250

Tampa, FL 33607

Telephone: (813) 868-3565

Facsimile: (813) 868-5930

Attention: J. Patrick Gramling

Email:  Patrick.Gramling@ironman.com

with copy to (which shall not constitute notice to any Loan Party):

Providence Equity Partners L.L.C.

9 West 57th Street

Suite 4700

New York, NY  10019

Telephone: 212-588-6700

Facsimile: 212-588-6701

Attention: Davis Noell

Email:  d.noell@provequity.com

(ii)                                  if to the Administrative Agent, at:

UBS AG Stamford Branch

677 Washington Boulevard, 6th Floor

Stamford, Connecticut 06901

Telephone: 203-719-4319

Facsimile:203-719-4176

Attention: BPS Agency

Email: DL-UBSAgency@ubs.com

with a copy to (which shall not constitute notice to the Administrative Agent)

Paul Hastings

75 East 55th Street

New York, NY  10022

Telephone: +1 (212) 318-6434

Facsimile: +1 (212) 303-7045

Attention:  Richard Farley

(iii)                               if to any Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that received notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent.  The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto.

Section 9.02. Waivers; Amendments.

(a)                                 No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same is permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)                                 Subject to clauses (A), (B) and (C) of this Section 9.02(b) and Sections 9.02(c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A)                                                       except with the consent of each Lender directly and adversely affected thereby (but without the consent of the Required Lenders), no such agreement shall;

(1)                                 increase the Commitment or Additional Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an increase of any Commitment or Additional Commitment of such Lender;

(2)                                 reduce or forgive the principal amount of any Loan or any amount due on any Loan Installment Date;

(3)                                 (x) extend the scheduled final maturity of any Loan or (y) postpone any Loan Installment Date, any Interest Payment Date or the date of any scheduled payment of any fee payable hereunder (in each case, other than any extension for administrative reasons agreed to by the Administrative Agent);

(4)                                 reduce the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest at the default rate of interest under Section 2.13(d)) or the amount of any fee owed to such Lender; it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5)                                 extend the expiry date of such Lender’s Commitment or Additional Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an extension of any Commitment or Additional Commitment of any Lender; and

(6)                                 waive, amend or modify the provisions of Sections 2.18(b) or 2.18(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02); and (B) no such agreement shall:

(1)                                 change (x) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender or (y) the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that the consent of the Required Lenders shall not be required in connection with any change to the definition of “Required Revolving Lenders”);

(2)                                 release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof), without the prior written consent of each Lender; or

(3)                                 release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.22 hereof), without the prior written consent of each Lender; and

(C)                                                       solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may waive, amend or modify Section 6.15 (or the definition of “First Lien Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.15) (other than, in the case of Section 6.15(a), for purposes of determining compliance with such Section as a condition to taking any action under this Agreement).

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline

Lender, as the case may be.  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, incurrences of Additional Commitments or Additional Loans pursuant to Sections 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) any waiver, amendment or modification that increases the Commitment of any Defaulting Lender, extends the maturity of any Facility under which any Defaulting Lender is a Lender or forgives or reduces principal of, or interest on, any Loan owing to any Defaulting Lender shall require the consent of such Defaulting Lender and (y) any other waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender (it being understood that any Commitment, Additional Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in this sentence).  Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c)                                  Notwithstanding the foregoing, this Agreement may be amended:

(i)                                     with the written consent of the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Initial Term Loans or any then-existing Additional Term Loans under the applicable Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A)                               the aggregate principal amount of any Replacement Term Loans shall not exceed the aggregate principal amount of the Replaced Term Loans (plus (1) any additional amounts permitted to be incurred under Section 6.01(a), (q), (u), (w) and/or (z) and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02(k) (with respect to Liens securing Indebtedness permitted by Section 6.01(a), (q), (u), (w) or (z)), (o)(ii), (u) and/or (hh) and plus (2) the amount of accrued interest and premium (including tender premium) thereon and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B)                               any Replacement Term Loans must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing,

(C)                               any Replacement Term Loans may be pari passu or junior in right of payment and pari passu or junior with respect to the Collateral with the remaining portion of the Initial Term Loans or Additional Term Loans (provided that if pari passu or junior as to payment or Collateral, such Replacement Term Loans shall be subject to a customary intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrower (which may consist of a payment waterfall) and may be, at the option of the Administrative Agent and the Borrower, documented in a separate agreement or agreements), or be unsecured,

(D)                               if any Replacement Term Loans are secured, such Replacement Term Loans may not be secured by any assets other than the Collateral,

(E)                                if any Replacement Term Loans are guaranteed, such Replacement Term Loans may not be guaranteed by any Person other than one or more of the Loan Parties,

(F)                                 any Replacement Term Loans that are pari passu in right of payment and pari passu in right of security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayment or prepayment in respect of the Initial Term Loans (and any Additional Term Loans then subject to ratable repayment requirements), in each case as agreed by the Borrower and the Lenders providing the relevant Replacement Term Loans,

(G)                               any Replacement Term Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as the Borrower and the Lenders providing such Replacement Term Loans may agree,

(H)                              no Default under Sections 7.01(a), 7.01(f) or 7.01(g) or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Term Loans, and

(I)                                   either (i) the other terms and conditions of any Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the Lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of incurrence of such Replacement Term Loans)) or (ii) such Replacement Term Loans shall be provided on then-current market terms for the applicable type of Indebtedness, and

(ii)                                  with the written consent of the Borrower and the Lenders (including, if applicable, any issuing bank and swingline lender) providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of the Revolving Credit

Commitment or any Additional Revolving Commitment under the applicable Class (any such Revolving Credit Commitment or Additional Revolving Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A)                               the aggregate principal amount of any Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility (plus (x) any additional amounts permitted to be incurred under Section 6.01(a), (q), (u), (w) and/or (z) and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02(k) (with respect to Liens securing Indebtedness permitted by Section 6.01(a), (q), (u), (w) or (z)), (o)(ii), (u) and/or (hh) and plus (y) the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B)                               no Replacement Revolving Facility may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing,

(C)                               any Replacement Revolving Facility may be pari passu or junior in right of payment and pari passu or junior with respect to the Collateral with the remaining portion of the Revolving Credit Commitments or Additional Revolving Commitments (provided that if pari passu or junior as to payment or Collateral, such Replacement Revolving Facility shall be subject to a customary intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrower (which may consist of a payment waterfall) and may be, at the option of the Administrative Agent and the Borrower, documented in a separate agreement or agreements), or be unsecured,

(D)                               if any Replacement Revolving Facility is secured, it may not be secured by any assets other than the Collateral,

(E)                                if any Replacement Revolving Facility is guaranteed, it may not be guaranteed by any Person other than one or more of the Loan Parties,

(F)                                 any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to clause (ii) of Section 2.23(a), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii),

(G)                               any Replacement Revolving Facility shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as the Borrower and the Lenders providing such Replacement Revolving Facility may agree,

(H)                              no Default under Sections 7.01(a), 7.01(f) or 7.01(g) or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Revolving Facility, and

(I)                                   either (i) the other terms and conditions of any Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the Lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility)) or (ii) such Replacement Revolving Facility shall be provided on then-current market terms for the applicable type of Indebtedness, and

(J)                                   the commitments in respect of the Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees in connection therewith shall be paid in full, in each case on the date such Replacement Revolving Facility is implemented;

provided, further, that, in respect of each of clauses (i) and (ii) of this clause (c), any Non-Debt Fund Affiliate and Debt Fund Affiliate shall (x) be permitted (without Administrative Agent consent) to provide any Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Persons under Section 9.05 as if such Replacement Term Loans were Term Loans and (y) any Debt Fund Affiliate (but not any Non-Debt Fund Affiliate) may provide any Replacement Revolving Facility.

Each party hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Borrower, the Administrative Agent and the Lenders providing the relevant Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term Loans or Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder).  It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

(d)                                 Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document, (i) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with Requirements of Law or the advice of counsel or (y)

cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents, (ii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.22, 2.23, 5.12, 6.13 or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and (iii) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly.

Section 9.03. Expenses; Indemnity.

(a)                                 The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent, the Issuing Banks and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented outof-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower) and (ii) all reasonable and documented out-ofpocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder.  Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)                                 The Borrower shall indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or perceived conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby (except for any Taxes, which shall be governed exclusively by Section 2.17), (ii) the use of the proceeds of the Loans or any Letter of Credit or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds (or such settlement agreement acknowledges) that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, the Issuing Bank or any Arranger, acting in its capacity as the Administrative Agent, the Issuing Bank or as an Arranger) that does not involve any act or omission of the Sponsor, Holdings, the Borrower or any of its subsidiaries.  Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof.  All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt of an invoice, setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(c)                                  The Borrower shall not be liable for any settlement of any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the Borrower’s written consent, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above.  The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04. Waiver of Claim.  To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against any of the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05. Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.07, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A)                               the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within 15 Business Days after receiving written notice thereof; provided, further, that no consent of the Borrower shall be required (x) for any assignment of (1) Revolving Loans, Additional Revolving Loans, Revolving Credit Commitments or Additional Revolving Commitments to another Revolving Lender or (2) Initial Term Loans, Additional Term Loans, Initial Term Loan Commitments or Additional Term Commitments to another Lender, an Affiliate of any Lender or an Approved Fund, or (y) if an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) (solely with respect to the Borrower) exists;

(B)                               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund; and

(C)                               in the case of the Revolving Facility or any Additional Revolving Facility, each Issuing Bank and the Swingline Lender.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or commitments of any Class, the principal amount of Loans or commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Initial Term Loans, Additional Term Loans, Initial Term Loan Commitments and Additional Term Commitments and (y) $5,000,000 in the case of Revolving Loans, Additional Revolving Loans, Revolving Credit Commitments or

Additional Revolving Commitments unless the Borrower and the Administrative Agent otherwise consent;

(B)                               any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D)                               the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any Internal Revenue Service form required under Section 2.17.

(iii)                               Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13).  If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”).  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans and LC Disbursements.  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto and

(G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)                                  (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the penultimate paragraph set forth in Section 9.05(g), as if the limitation applied to such participations), the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b).  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower upon reasonable written request by the Borrower).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging such Participant may receive a greater benefit.  Any Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender and to deliver the tax forms required to claim an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document and then only to the extent of any amount to which such Lender would be entitled in the absence of any such participation (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower upon reasonable written request by the Borrower).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if a SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of any Loan by an SPC hereunder shall utilize the Commitment or Additional Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.13, 2.14 or 2.15 or any other provision of this Agreement or any other Loan Document than the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance.  In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)                                   Any assignment or participation by a Lender without the Borrower’s consent (A) to any Disqualified Institution or any Affiliate thereof or (B) to the extent the Borrower’s consent is required under this Section 9.05, to any other Person, shall be null and void, and the Borrower and/or the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief or any other remedies available to the Borrower at law or in equity.  Upon the request of any Lender, the Borrower shall make available to such Lender the list of Disqualified Institutions at the relevant time and such Lender may provide the list to any potential assignee for the purpose of verifying whether such Person is a Disqualified Institution.

(g)                                  Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Initial Term Loans or Additional Term Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all Lenders holding the relevant Initial Term Loans or such Additional Term Loans, as applicable, on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i)                                     any Initial Term Loans or Additional Term Loans acquired by Holdings, the Borrower or any of its subsidiaries shall be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Initial Term Loans or Additional Term Loans, as applicable, shall be deemed reduced by the full par value of the aggregate principal amount of the Initial Term Loans or Additional Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii)                                  any Initial Term Loans or Additional Term Loans acquired by any NonDebt Fund Affiliate may (but shall not be required to) be contributed to the Borrower or any of its subsidiaries for purposes of cancelling such Indebtedness (it being understood that any such Initial Term Loans or Additional Term Loans shall be retired and cancelled immediately upon such contribution); provided that upon any such cancellation, the aggregate outstanding principal amount of the Initial Term Loans or Additional Term Loans, as applicable, shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Initial Term Loans or Additional Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Initial Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Term Loans so contributed and cancelled;

(iii)                               the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv)                              after giving effect to such assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Initial Term Loans and Additional Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Initial Term Loans and Additional Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loans made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of all Initial Term Loans and Additional Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void;

(v)                                 in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans or Additional Revolving Loans to fund such assignment and (B) no Default or Event of Default shall exist at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable; and

(vi)                              by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)                               the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote (and the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders); provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case, without the consent of such Affiliated Lender; and

(B)                               such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Initial Term Loans or Additional Term Loans required to be delivered to Lenders pursuant to Article 2); and

(vii)                           no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Holdings, the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g).

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Initial Term Loans, Additional Term Loans, Revolving Credit Commitments or Additional Revolving Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Initial Term Loans, Additional Term Loans, Revolving Credit Commitments or Additional Revolving Commitments (x) on a non-pro rata basis through Dutch Auctions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (vii) of this clause (g); provided that the Initial Term Loans, Additional Term Loans and unused commitments and other Loans of all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders or Required Revolving Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to the immediately succeeding paragraph, any plan of reorganization pursuant to the Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document.  Any Initial Term Loans or Additional Term Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to the Borrower or any of its subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Initial Term Loans or Additional Term Loans so contributed shall be retired and cancelled immediately upon thereof); provided that upon any such cancellation, the aggregate outstanding principal amount of the Initial Term Loans or Additional Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Initial Term Loans or Additional Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Initial Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Term Loans so contributed and cancelled.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law is commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Initial Term Loans or Additional Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Initial Term Loans or Additional Term Loans held by it as the Administrative Agent directs; provided that in connection with any matter that proposes to treat any Obligations held by such Affiliated Lender in a manner that is different than the proposed treatment of similar Obligations held by Lenders that are not Affiliates, (a) such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) and (b) the Administrative Agent shall not be entitled to vote on behalf of such Affiliated Lender.  Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Initial Term Loans or Additional Term Loans and participations therein and not in respect of any other claim or status that such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of (but subject to the limitations set forth in) this paragraph.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date.  The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment or any Additional Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08. Severability.  To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Right of Setoff.  At any time when an Event of Default exists, upon the written consent of the Administrative Agent and each Issuing Bank, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender or Affiliate (including by branches and agencies of the Administrative Agent, such Issuing Bank or such Lender, wherever located) to or for the credit or the account of the Borrower or any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank or such Lender or Affiliate, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender or Affiliate shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender, Issuing Bank or Affiliate shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender, each Issuing Bank, the Administrative Agent and each Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank, the Administrative Agent or such Affiliate may have.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)                                 EACH PARTY HERETO HEREBY IRREVOCABLY AND

UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT.  EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)                                  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d)                                 TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01.  EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.11. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE

OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality.  Each of the Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, agents, service providers, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that (i) is engaged as a principal primarily in private equity, mezzanine financing or venture capital or (ii) is a Disqualified Institution, (b) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent, including as set forth in the Information Memorandum) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party and (iv) subject to the Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13, (f) with the prior written consent of the Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives.  For purposes of this Section, “Confidential Information” means all information relating to the Borrower and/or any of its subsidiaries and their respective businesses, the Sponsor or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of the books and records relating to the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Issuing Bank, or Lender on a non-confidential basis prior to disclosure by the Borrower or any of its subsidiaries.  For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14. No Fiduciary Duty.  Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other.  Each Loan Party acknowledges and agrees that:  (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15. Several Obligations.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16. USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.17. Disclosure.  Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18. Appointment for Perfection.  Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender, Issuing Bank shall notify the

Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

Section 9.20. [Reserved].

Section 9.21. Conflicts.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

Section 9.22. Release of Guarantors.  Notwithstanding anything in Section 9.02(b) to the contrary, any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (a) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder; provided that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (i) no Event of Default exists, (ii) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Borrower’s equity interest therein as reasonably estimated by the Borrower and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time and (iii) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (i) and (ii)) and/or (b) upon the occurrence of the Termination Date.  In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release.  Any execution and delivery of documents pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WORLD ENDURANCE HOLDINGS, INC., as Holdings

By:	/s/ Andrew Messick
Name:	Andrew Messick
Title:	Chief Executive Officer

WORLD TRIATHLON CORPORATION, as the Borrower

By:	/s/ Andrew Messick
Name:	Andrew Messick
Title:	Chief Executive Officer

[Signature Page to WTC Credit Agreement]

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

[Signature Page to WTC Credit Agreement]

UBS AG, STAMFORD BRANCH, as Lender, as Swingline Lender and as Issuing Bank

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Director

[Signature Page to Credit Agreement]

MIHI LLC, as Lender and as Issuing Bank

By:	/s/ Stephen Mehos
Name:	Stephen Mehos
Title:	Authorized Signatory

By:	/s/ Andy Stock
Name:	Andy Stock
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SCHEDULE 1.01(a)

COMMITMENT SCHEDULE

Term Loan Commitments

Lender	Term Loan Commitments	Term Loan Commitments Percentage
UBS AG, Stamford Branch	$225,000,000	100%
Total	$225,000,000	100%

Revolving Credit Commitments

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
UBS AG, Stamford Branch	$14,000,000	70%
MIHI LLC	$6,000,000	30%
Total	$20,000,000	100%

SCHEDULE 1.01(b)

EXISTING JOINT VENTURES

None.

SCHEDULE 1.01(c)

MORTGAGES

None.

SCHEDULE 1.01(d)

ADJUSTMENTS TO CONSOLIDATED ADJUSTED EBITDA

None.

SCHEDULE 3.05

REAL PROPERTY

None.

SCHEDULE 3.13

SUBSIDIARIES

Subsidiary	Type of Entity	Equity Holder	Ownership Interest
World Endurance Holdings, Inc.	Corporation	Providence Equity Partners VI, LP and Providence Equity Partners VI-A, L.P.	97.8%
World Endurance Holdings, Inc.	Corporation	Other	2.2%
World Triathlon Corporation	Corporation	World Endurance Holdings, Inc.	100%
Ironman Holdings I LLC	Limited Liability Company	World Triathlon Corporation	100%
Ironman Maryland Events, LLC	Limited Liability Company	World Triathlon Corporation	100%
World Endurance Africa Holdings (Pty) Ltd	Private Limited Company	World Triathlon Corporation	100%
Ironman New Zealand Ltd	Limited Liability Company	World Triathlon Corporation	100%
World Endurance Holdings Australia Pty Ltd	Proprietary Limited Company	World Triathlon Corporation	100%
World Endurance Cooperatief U.A.	Cooperative with excluded liability	Ironman Holdings I LLC	1%
World Endurance Cooperatief U.A.	Cooperative with excluded liability	World Triathlon Corporation	99%
World Endurance South Africa (Pty) Ltd	Private Limited Company	World Endurance Africa Holdings (Pty) Ltd	100%
IRONMAN South Africa (Pty) Ltd	Private Limited Company	World Endurance Africa Holdings (Pty) Ltd	100%
IRONMAN 70.3 South Africa (Pty) Ltd	Private Limited Company	World Endurance Africa Holdings (Pty) Ltd	100%
World Endurance Asia Pacific Pty Ltd	Proprietary Limited Company	World Endurance Holdings Australia Pty Ltd	100%
World Endurance B.V.	Besloten vennootschap	World Endurance Cooperatief U.A.	100%
World Endurance Mayasia Sdn. Bhd.	Sendirian Berhad	World Endurance B.V.	100%
IRONMAN S. de R.L. de C.V.	Sociedad de Responsabilidad Limitada	World Endurance Cooperatief U.A.	<.03%
IRONMAN S. de R.L. de C.V.	Sociedad de Responsabilidad Limitada	World Endurance B.V.	>99.97%
IRONMAN Canada Inc.	Corporation	World Endurance B.V.	100%

Subsidiary	Type of Entity	Equity Holder	Ownership Interest
IRONMAN Western Tri Series Inc.	Corporation	Ironman Canada Inc.	100%
World Endurance Australia Pty Ltd	Proprietary Limited Company	World Endurance B.V.	100%
IRONMAN Sweden AB	Aktiebolag	World Endurance B.V.	100%
IRONMAN Germany GmbH	Gesellschaft mit beschränkter Haftung	World Endurance B.V.	100%
IRONMAN Spain S.L.	Sociedad Limitada	World Endurance B.V.	100%
Tritlon Spain S.L.	Sociedad Limitada	IRONMAN Spain S.L.	100%
IRONMAN Switzerland AG	Aktiengesellschaft	World Endurance B.V.	100%
IRONMAN Denmark ApS	Anpartsselskab	World Endurance B.V.	100%
IRONMAN Ltd.	Private Limited Company	World Endurance B.V.	100%
World Endurance Italy S.R.L. in liquidazione	Società a responsabilità limitata	World Endurance B.V.	100%
IRONMAN Austria GmbH	Gesellschaft mit beschränkter Haftung	World Endurance B.V.	100%
USM Events Pty Ltd	Proprietary Limited Company	World Endurance Australia Pty Ltd	100%
Challenge Rugen Sports Promotion UG (haftungsbeschränkt)	Unternehmergesellschaft (haftungsbeschränkt)	IRONMAN Germany GmbH	100%
Kraichgau Sports Promotion UG (haftungsbeschränkt)	Unternehmergesellschaft (haftungsbeschränkt)	IRONMAN Germany GmbH	100%
IRONMAN Ltd — Ironman Ireland	Limited company	IRONMAN Ltd.	100%
IRONMAN France S.R.L.	Société à responsabilité limitée	IRONMAN Austria GmbH	49.9%
IRONMAN France S.R.L.	Société à responsabilité limitée	World Endurance B.V.	50.1%

SCHEDULE 5.10

UNRESTRICTED SUBSIDIARIES

None.

SCHEDULE 6.01

EXISTING INDEBTEDNESS

1.              Letter of Credit issued by Bank of America, N.A. in favor of Bank of America, N.A. Sucursal en Espana in an aggregate amount equal to $600,000 and the related guaranty of such Letter of Credit provided by Holdings.

2.              Intercompany Debt:

Payee	Maker	Current Outstanding Amounts
IRONMAN 70.3 South Africa Pty. Ltd.	World Triathlon Corporation	$9,624.56
IRONMAN Austria GmbH	World Triathlon Corporation	$7,619.65
IRONMAN France S.A.R.L.	World Triathlon Corporation	$27,959.16
World Triathlon Corporation	IRONMAN Germany GmbH	$67,467.32
IRONMAN S. de R.L. de C.V.	World Triathlon Corporation	$50.00
World Triathlon Corporation	World Endurance Malaysia Sdn. Bhd.	$803,301.44
World Endurance Cooperatief U.A.	World Triathlon Corporation	$700.00
IRONMAN New Zealand Ltd.	World Triathlon Corporation	$6,840,459.43
IRONMAN Switzerland AG	World Triathlon Corporation	$15,057.38
IRONMAN Ltd.	World Triathlon Corporation	$10,921.10
World Triathlon Corporation	IRONMAN South Africa Pty. Ltd.	$111,614.48
World Endurance Australia Pty. Ltd.	World Triathlon Corporation	$3,546.20
World Triathlon Corporation	IRONMAN Canada Inc.	$35,779.43
IRONMAN Spain S.L.	World Triathlon Corporation	$9,474.17
World Endurance South Africa Pty. Ltd.	World Triathlon Corporation	$5,824.38
IRONMAN Sweden AB	World Triathlon Corporation	$823.06
USM Events Pty. Ltd.	World Triathlon Corporation	$751,794.45

3.              Annual contributions of no more than $27,000, through and including 2020, in connection with the Asset Purchase Agreement, dated as of August 31, 2010, between World Triathlon Corporation and Muncie Endurathon Inc., as amended.

4.              Annual contributions of no more than $300,000, through and including December 31, 2014, in connection with the Asset Purchase Agreement, dated as of April 30, 2014, between Ironman New Zealand Limited and The Long Run Holdings Limited and The Long Run Limited.

5.              Annual contributions of no more than €220,000, through and including January 15th, 2018, in connection with the Stock Purchase Agreement, dated as of April 9, 2014, between Ironman Spain, S.L. and Tritlon Spain, S.L.

6.              Annual contributions of no more than CAD 500,000, through and including December 31, 2015, in connection with the Stock Purchase Agreement, dated as of May 3rd, 2014, between Ironman Canada Inc. and Lance Watson Inc., Canadian Fitness Coaching Consultants Ltd., Paul Regensburg and Lance Watson.

7.              Annual contributions of no more than €50,000, through and including December 31, 2018, in connection with the Stock Purchase Agreement, dated as of August 16th, 2013, between World Endurance B.V. and Stiftaren 13231 Aktiebolag u n t Sportalliansen Kalmar AB.

8.              Annual contributions of no more than €300,000, through and including December 31, 2015, in connection with the Stock Purchase Agreement, dated as of June 23rd, 2013, between World Endurance B.V. and Threetop Invest ApS.

9.              Annual contributions of no more than €50,000, through and including December 31, 2016, in connection with the Stock Purchase Agreement, dated as of October 31, 2013, between XDream Sports and Events GmbH (now known as Ironman Germany GmbH) and Bjorn Thorsten Steinmetz and Stefan Hellriegel.

SCHEDULE 6.02

EXISTING LIENS

1.              Lien assessed by Department of Revenue of the State of Colorado relating to an IFTA (International Fuel Tax Agreement) that was assessed in connection with the 2011 returns in an aggregate amount of approximately $8,000.

2.              Liens, including pledges of cash collateral, related to the Letter of Credit issued by Bank of America, N.A. in favor of Bank of America, N.A. Sucursal en Espana in an aggregate amount equal to $600,000 and the related guaranty of such Letter of Credit provided by Holdings.

3.              Lien in favor of Bancorp, N.A. on equipment in connection with UCC-1 Financing Statement number #201003017078.

SCHEDULE 6.06

EXISTING INVESTMENTS

None.

SCHEDULE 6.07

CERTAIN DISPOSITIONS

None.

SCHEDULE 9.01

BORROWER’S WEBSITE FOR ELECTRONIC DELIVERY

www.ironman.com

EXHIBIT A-1

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 of the Credit Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and subject to its obligations hereunder and under Section 9.13 of the Credit Agreement.  Such sale and assignment is (i) subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.05(b)(v) of the Credit Agreement, (ii) without recourse to the Assignor and (iii) except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:                                              [•]

2.                                      Assignee:                                             [•]

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.                                      Borrower:                                          World Triathlon Corporation.

1  Select as applicable.

A-1-1

4.                                      Administrative Agent: UBS AG, Stamford Branch, as administrative agent under the Credit Agreement

5.                                      Credit Agreement: That certain Credit Agreement dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the

“Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the Lenders from time to time party thereto and UBS AG, Stamford Branch, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders.

6.                                      Assigned Interest:

Aggregate Amount of Commitment/Loans	Class of Loans Assigned	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans under Relevant Class[3]		CUSIP Number
$		$		%
$		$		%
$		$		%

Effective Date:  [•] [•], 20[•] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

7.                                      THE PARTIES HERETO ACKNOWLEDGE THAT ANY ASSIGNMENT TO ANY DISQUALIFIED INSTITUTION WITHOUT OBTAINING THE REQUIRED CONSENT OF THE BORROWER OR, TO THE EXTENT THE BORROWER’S CONSENT IS REQUIRED UNDER SECTION 9.05 OF THE CREDIT AGREEMENT, TO ANY OTHER PERSON, SHALL BE NULL AND VOID, AND THE BORROWER SHALL BE ENTITLED TO PURSUE THE REMEDIES DESCRIBED IN SECTION 9.05 OF THE CREDIT AGREEMENT, INCLUDING THE RIGHT TO SEEK SPECIFIC PERFORMANCE TO UNWIND ANY SUCH ASSIGNMENT IN ADDITION TO INJUNCTIVE RELIEF OR ANY OTHER REMEDIES AVAILABLE TO THE BORROWER AT LAW OR IN EQUITY.

[Signature Page Follows]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

2  Not to be less than (x) $1,000,000 in the case of Initial Term Loans, Additional Term Loans, Initial Term Commitments and Additional Term Commitments and (y) $5,000,000 in the case of Revolving Loans, Additional Revolving Loans, Revolving Credit Commitments or Additional Revolving Commitments unless the Borrower and the Administrative Agent otherwise consent.

3  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-1-2

By:
Name: Title:

A-1-3

• ASSIGNEE HAS EXAMINED THE LIST OF DISQUALIFIED INSTITUTIONS AND (I) REPRESENTS AND WARRANTS THAT (A) IT IS NOT IDENTIFIED ON SUCH LIST AND (B) IT IS NOT AN AFFILIATE OF ANY INSTITUTION IDENTIFIED ON SUCH LIST [(OTHER THAN, IN THE CASE OF THIS CLAUSE (B), A BONA FIDE DEBT FUND]4 AND (II) ACKNOWLEDGES THAT ANY ASSIGNMENT MADE TO AN AFFILIATE OF A DISQUALIFIED INSTITUTION (OTHER THAN A BONA FIDE DEBT FUND) SHALL BE SUBJECT TO SECTION 9.05 OF THE CREDIT AGREEMENT.5 ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name: Title:

Consented to and Accepted:

UBS AG, STAMFORD BRANCH, as
Administrative Agent[6]

By:
Name: Title:

By:
Name: Title:

[ISSUING BANK][7]

By:
Name: Title:

[SWINGLINE LENDER, as Swingline Lender][8]

4  Insert bracketed language if Assignee is a Bona Fide Debt Fund and not otherwise identified on the list of Disqualified Institutions.

5  To be completed by Assignee.

6  To be added only if the consent of the Administrative Agent is required.

7  To be added only with respect to an assignment under the Revolving Facility or any Additional Revolving Facility.

A-1-4

By:
Name: Title:

[Consented to:][9]

WORLD TRIATHLON CORPORATION,
as Borrower

By:
Name:
Title:

8  To be added only with respect to an assignment under the Revolving Facility or any Additional Revolving Facility.

9  To be added only if the consent of the Borrower is required by Section 9.05(b)(i)(A) of the Credit Agreement.

A-1-5

Annex I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it has examined the list of Disqualified Institutions and it is not (A) a Disqualified Institution or (B) an Affiliate of a Disqualified Institution [(other than, in the case of this Clause (B), a Bona Fide Debt Fund)]10 and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee.

10  Insert bracketed language if Assignee is a Bona Fide Debt Fund and not otherwise identified on the list of Disqualified Institutions.

Annex I to Exhibit A-1-1

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

A-1-2

EXHIBIT A-2

[FORM OF]

AFFILIATED LENDER

ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (the “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Affiliated Lender] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Term Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Term Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 of the Credit Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and subject to its obligations hereunder and under Section 9.13 of the Credit Agreement.  Such sale and assignment is (i) subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.05(b)(v) of the Credit Agreement, (ii) without recourse to the Assignor and (iii) except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:                                              [•]

2.                                      Assignee:                                             [•]

and is an Affiliated Lender [that is a Non-Debt Fund Affiliate / the Borrower or a subsidiary thereof].

3.                                      Borrower:  World Triathlon Corporation.

4.                                      Administrative Agent:  UBS AG, Stamford Branch, as administrative agent under the Credit Agreement

A-2-1

5.                                      Credit Agreement:  That certain Credit Agreement dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto and UBS AG, Stamford Branch, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the lenders.

6.                                      Assigned Interest:

Aggregate Amount of Commitment/Loans	Class of Loans Assigned	Amount of Commitment/Loans Assigned[11]	Percentage Assigned of Commitment/Loans under Relevant Class[12]		CUSIP Number
$		$		%
$		$		%
$		$		%

Effective Date:  [•] [•], 20[•] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[Signature Page Follows]

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

11  Not to be less than (x) $1,000,000 in the case of Initial Term Loans, Additional Term Loans, Initial Term Commitments and Additional Term Commitments and (y) $5,000,000 in the case of Revolving Loans, Additional Revolving Loans, Revolving Credit Commitments or Additional Revolving Commitments unless the Borrower and the Administrative Agent otherwise consent.

12  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-2-2

By:
Name: Title:

A-2-3

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name: Title:

[Consented to:][13]

WORLD TRIATHLON CORPORATION, as Borrower

By:
Name:
Title:

13  To be added only if the consent of the Borrower is required by Section 9.05(b)(i)(A) of the Credit Agreement.

A-2-4

ANNEX I TO EXHIBIT A-2

STANDARD TERMS AND CONDITIONS FOR AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Affiliated Lender Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 4.01(c) or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to the Affiliated Lender Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee, (vi) after giving effect to this Affiliated Lender Assignment and Assumption, the aggregate principal amount of all Initial Term Loans and Additional Term Loans then held by all Affiliated Lenders does not exceed the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof) and (vii) in the case of Holdings or any of its subsidiaries, (1) no Indebtedness incurred under the Revolving Facility or any Additional Revolving Facility has been utilized to fund the purchase of the Assigned Interest and (2) no Default or Event of Default exists at the time of acceptance of bids for any Dutch Auction or the confirmation of any open market purchase; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan

Annex I to Exhibit A-2-1

Documents are required to be performed by it as a Lender.  In connection with any Dutch Auction, the Assignor has acknowledged and agreed that in connection with this Assignment and Assumption, (1) the applicable Affiliated Lender or its Affiliates may have, and later may come into possession of, MNPI, (2) the Assignor has independently, without reliance on the applicable Affiliated Lender, the Investors, Holdings, the Borrower, any of their respective subsidiaries, the Administrative Agent, the Arrangers or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding the Assignor’s lack of knowledge of the MNPI, (3) none of the applicable Affiliated Lenders, the Investors, Holdings, the Borrower, any of their respective subsidiaries, the Administrative Agent, the Arrangers or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims it may have against the applicable Affiliated Lender, the Investors, Holdings, the Borrower, each of their respective subsidiaries, the Administrative Agent, the Arrangers and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the MNPI and (4) the MNPI may not be available to the Administrative Agent, the Arrangers or the other Lenders.  The Assignee agrees that, solely in its capacity as an Affiliated Lender, it will not be entitled to (a) attend (including by telephone) or participate in any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (b) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Initial Term Loans or Additional Term Loans required to be delivered to Lenders pursuant to Article 2 of the Credit Agreement).

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption.  This Affiliated Lender Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

Annex I to Exhibit A-2-2

EXHIBIT B

[FORM OF]

BORROWING REQUEST

UBS AG, Stamford Branch,

as Administrative Agent for the Lenders referred to below

677 Washington Boulevard, 6th Floor

Stamford, Connecticut 06901

Attention: BPS Agency

Telephone: 203-719-4319

Fax: 203-719-4176

Email:  DL-UBSAgency@ubs.com

[•] [•], 20[•]14

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the Lenders from time to time party thereto and UBS AG, Stamford Branch, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders.  Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests the Borrowings under the Credit Agreement to be made on [•] [•], 20[•], and in that connection sets forth below the terms on which the Borrowings are requested to be made:

(A)	Borrower World Triathlon Corporation

(B)	Date of Borrowing (which shall be a Business Day)	[•]

(C)	Aggregate Amount of Borrowing[15]	$[•]

(D)	Type of Borrowing[16]	[•]

14  The Administrative Agent must be notified in writing, which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 11:00 a.m. three Business Days prior to the requested day of any Borrowing of LIBO Rate Loans (or one Business Day in the case of any Borrowing of LIBO Rate Loans to be made on the Closing Date) and (ii) 10:00 a.m. on the requested date of any Borrowing of ABR Loans (other than Swingline Loans) (or, in each case, such later time as shall be acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request LIBO Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the appropriate Lenders.

15  Subject to Section 2.02(c) of Credit Agreement.

B-1

(E)	Class of Borrowing	[•]

(F)	Interest Period[17] (in the case of a LIBO Rate Borrowing)	[•]

(G)	Amount, Account Number and Location

Wire Transfer Instructions:

Amount	$[•]

Bank:	[•]

ABA No.:	[•]

Account No.:	[•]

Account Name:	[•]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Borrowing:

(A)                               The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Borrowing with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing; provided that to the extent that any representation and warranty specifically refers to an earlier date, it is true and correct in all material respects as of such earlier date.

(B)                               At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default exists.

[Signature Page Follows]

WORLD TRIATHLON CORPORATION

By:
Name: Title:

16  State whether a LIBO Rate Borrowing or ABR Borrowing.  If no Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

17  Must be a period contemplated by the definition of “Interest Period”.  If no Interest Period is specified, then the Interest Period shall be of one-month’s duration.

B-2

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

[•] [•], 20[•]

To:                             The Administrative Agent and each of the Lenders parties to the
Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of June 26, 2014  (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation (the “Borrower”), World Endurance Holdings, Inc., a Delaware corporation, the Lenders from time to time party thereto and UBS AG, Stamford Branch, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, AS A RESPONSIBLE OFFICER OF THE BORROWER, IN SUCH CAPACITY AND NOT IN AN INDIVIDUAL CAPACITY, THAT:

1.                                      I am the duly elected [•] of the Borrower and a Responsible Officer of the Borrower;

2.                                      I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Borrower and its Restricted Subsidiaries, on a consolidated basis, during the [Fiscal Quarter][Fiscal Year] covered by the attached financial statements;

3.                                      [The attached financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Borrower as at the dates indicated and its income and cash flows for the periods indicated, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.]18

4.                                      [Except as described in the disclosure set forth below, the][The] examinations described in paragraph 2 did not disclose, and I have no knowledge of the existence of any condition or event which constitutes a Default or Event of Default that exists as of the date of this Compliance Certificate [and the disclosure set forth below specifies, in reasonable detail, the nature of any such condition or event and any action taken or proposed to be taken with respect thereto.]

5.                                      [Schedule 1 attached hereto sets forth reasonably detailed calculations of Excess Cash Flow for such Fiscal Year.]19

6.                                      [Attached as Schedule 2 hereto is a list of the subsidiaries of the Borrower that identifies each subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date

18  Include to the extent the relevant Compliance Certificate is delivered in connection with unaudited quarterly financials.

19  Only required to the extent the relevant Compliance Certificate is delivered in connection with audited annual financial statements (commencing with the Fiscal Year ending December 31, 2014 and, with respect to such Fiscal Year, relating only to the portion of such Fiscal Year beginning with the Fiscal Quarter ending September 30, 2014).

hereof.] [There is no change in the list of Restricted Subsidiaries and Unrestricted Subsidiaries since the date of the last Compliance Certificate.]

7.                                      [Attached as Schedule 3 hereto are (i) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the attached financial statements and (ii) if the attached financial statements relate to any Parent Company, consolidating financial information summarizing in reasonable detail the information related to such Parent Company, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand.]20

8.                                      [Attached hereto as Schedule 4 is the Narrative Report required to be delivered with the attached financial statements in accordance with Section 5.01(a) or (b) of the Credit Agreement, as applicable].21

9.                                      [Attached as Schedule 5 hereto are calculations in reasonable detail demonstrating compliance with the covenant set forth in Section 6.15(a) of the Credit Agreement.]22

10.                               Attached as Schedule 6 hereto are reasonably detailed calculations of Consolidated Adjusted EBITDA for the Test Period ended on the last day of the relevant Fiscal Quarter[, and any amounts constituting expected cost savings, operating expense reductions and/or synergies that were added back in reliance on clause (x) of the definition of “Consolidated Adjusted EBITDA” are, in my good faith determination, reasonably identifiable and factually supportable]23.

11.                               [Attached as Schedule 7 hereto are reasonably detailed calculations of Consolidated Adjusted EBITDA and the Available Amount for such Fiscal Year]/[There is no change in Consolidated Adjusted EBITDA and the Available Amount for such Fiscal Year since the date of the last Compliance Certificate.]. 23

[The description below sets forth the exceptions to paragraph 4 by listing, in reasonable detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

[Signature Page Follows]

20  Only required if a subsidiary of the Borrower is or has been designated as an Unrestricted Subsidiary at the time of delivery of the applicable Compliance Certificate.

21  Requirement to provide Narrative Report commences with respect to delivery of audited financial statement for Fiscal Year ending December 31, 2014 and thereafter applies to each delivery of annual and quarterly financial statements pursuant to Section 5.01(a) or (b) of the Credit Agreement.

22  Only required to the extent the Revolving Facility Test Condition is satisfied on the last day of the relevant Test Period. 23 Bracketed language relating to expected cost savings, etc. is only required to extent calculation of Consolidated Adjusted EBITDA includes amounts added back in reliance on clause (x) of the definition thereof.

23  Only required to the extent the relevant Compliance Certificate is delivered in connection with audited annual financial statements.

The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of the date first written above. 25

WORLD TRIATHLON CORPORATION

By:
Name:
Title:

25 Please note the deadlines for satisfaction of the following requirements correspond with the delivery of each Compliance Certificate (unless otherwise indicated):

1.                   The delivery of documents and deliverables required under Section 4.02(a) of the Security Agreement relating to any (i) certificated Securities and/or (ii) Tangible Chattel Paper and/or Instruments having a face amount in excess of $3,000,000, in each case acquired during the Fiscal Quarter covered by the attached financial statements.  NOTE:  If any Loan Party acquires (i) certificated Securities and/or (ii) Tangible Chattel Paper and/or Instruments having a face amount in excess of $3,000,000 during the fourth Fiscal Quarter of any Fiscal Year, the documents and deliverables required under Section 4.02(a) of the Security Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

2.                   The delivery of documents and deliverables required under Section 4.03(c) of the Security Agreement relating to any registration (or any application for registration of) any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, filed or acquired during the Fiscal Quarter covered by the attached financial statements.  NOTE:  If any Loan Party acquires any registration (or files any application for registration) of any Parent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, during the fourth Fiscal Quarter of any Fiscal Year, the documents and deliverables required under Section 4.03(c) of the Security Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

3.                   The delivery of the documents required under Section 4.04 of the Security Agreement relating to any Commercial Tort Claim with an individual value (as reasonably estimated by the Borrower) in excess of $3,000,000 acquired after the Closing Date.  NOTE:  If any Loan Party acquires any Commercial Tort Claim with an individual value (as reasonably estimated by the Borrower) in excess of $3,000,000 during the fourth Fiscal Quarter of any Fiscal Year, the documents and deliverables required under Section 4.04 of the Security Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

4.                   To the extent the relevant Compliance Certificate is delivered in connection with audited annual financials, delivery of the Perfection Certificate Supplement required by Section 5.01(j) of the Credit Agreement.

5.                   The delivery of the documents required to be delivered under Section 5.12(a) of the Credit Agreement as a result of (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary), (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (iii) any Restricted Subsidiary that is a Domestic Subsidiary (other than a Restricted Subsidiary that otherwise constitutes an Excluded Subsidiary) ceasing to be an Immaterial Subsidiary and/or (iv) any Restricted Subsidiary ceasing to be an Excluded Subsidiary, in each case during the Fiscal Quarter covered by the attached financial statements.  NOTE: upon the taking of any action or the occurrence of any event described in clauses (i) through (iv) during the fourth Fiscal Quarter of any Fiscal Year, the documents required to be delivered under Section 5.12(a) of the Credit Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

6.                   If, as a result of any change in accounting principles and policies from those used in the preparation of the consolidated financial statements of the Borrower for the Fiscal Year ended December 31, 2013, the attached financial statements will differ in any material respect from the consolidated financial statements that would have been delivered in the absence of such change, delivery of the statements of reconciliation required by Section 5.01(d) of the Credit Agreement.

SCHEDULE 1

Calculation of Excess Cash Flow

Schedule 1 to Exhibit C

SCHEDULE 2

List of Restricted Subsidiaries and Unrestricted Subsidiaries

Schedule 2 to Exhibit C

SCHEDULE 3

Summary of Pro Forma Adjustments/Consolidating Information

Schedule 3 to Exhibit C

SCHEDULE 4

Narrative Report

Schedule 4 to Exhibit C

SCHEDULE 5

Calculation of First Lien Leverage Ratio

Schedule 5 to Exhibit C

SCHEDULE 6

Consolidated Adjusted EBITDA Consolidated Adjusted EBITDA and Available Amount

Schedule 6 to Exhibit C

SCHEDULE 7

Schedule 7 to Exhibit C

EXHIBIT D

[FORM OF]

INTEREST ELECTION REQUEST

UBS AG, Stamford Branch,

as Administrative Agent for the Lenders referred to below

677 Washington Boulevard, 6th Floor

Stamford, Connecticut 06901

Attention: BPS Agency

Fax: 203-719-4176

Email:  DL-UBSAgency@ubs.com

[•] [•], 20[•]24

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the Lenders from time to time party thereto and UBS AG, Stamford Branch, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders.  Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.08 of the Credit Agreement of an interest rate election, and in that connection sets forth below the terms thereof:

(A)                               [on [insert applicable date] (which is a Business Day), the undersigned will convert $[•]25 of the aggregate outstanding principal amount of the [Term][Revolving] Loans, bearing interest at the [ABR][LIBO] Rate, into a [LIBO][ABR] Loan [and, in the case of a LIBO Rate Loan, having an Interest Period of [•] month(s)]26[; and][•]]

(B)                               [on [insert applicable date] (which is a Business Day), the undersigned will continue $[•] of the aggregate outstanding principal amount of the [Term][Revolving] Loans

24  The Administrative Agent must be notified in writing, which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 11:00 a.m. three Business Days prior to the requested day of any conversion or continuation of LIBO Rate Loans (or one Business Day in the case of any conversion or continuation of LIBO Rate Loans on the Closing Date) and (ii) 10:00 a.m. on the requested date of any conversion of any Borrowing to ABR Loans or any continuation of any Borrowing as ABR Loans (or, in each case, such later time as shall be acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request a conversion or continuation of LIBO Rate Loans with an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the appropriate Lenders.

25  Subject to Section 2.02(c) of the Credit Agreement.

26  Must be a period contemplated by the definition of “Interest Period”.

D-1

bearing interest at the LIBO Rate, as LIBO Rate Loans having an Interest Period of [•] month(s)27.]

[Signature Page Follows]

WORLD TRIATHLON CORPORATION

By:
Name: Title:

27  Must be a period contemplated by the definition of “Interest Period”.

D-2

EXHIBIT E

FORM OF

PERFECTION CERTIFICATE

[CIRCULATED SEPARATELY]

E-3

EXHIBIT F

[FORM OF]

PERFECTION CERTIFICATE SUPPLEMENT

[Insert date]

Reference is hereby made to (i) that certain Credit Agreement, dated as June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation (“WTC”), as borrower, World Endurance Holdings, Inc., a Delaware corporation (“WEH”), as a guarantor, the Lenders from time to time party thereto and UBS AG, Stamford Branch (“UBS”), in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders (in its capacities as administrative and collateral agent, the “Administrative Agent”), (ii) that certain Pledge and Security Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Security Agreement”), by and among the Loan Parties from time to time party thereto and the Administrative Agent, and (iii) the Perfection Certificate, dated as of June 26, 2014 (as supplemented by any perfection certificate and/or perfection certificate supplement delivered prior to the date hereof, the “Prior Perfection Certificate”), executed by the Loan Parties signatory thereto.  Capitalized terms used but not defined herein have the meanings assigned to such terms in the Security Agreement.

As used herein, the term “Company” means the Loan Parties party to the Security Agreement as of the date hereof.

As of the date hereof, the undersigned hereby represents and warrants to each Administrative Agent as follows:

1.                                      Names.  Except as set forth on Schedule 1 hereto, (a) the exact legal name of each Company, as such name appears in its respective Organizational Documents filed with the Secretary of State of such Company’s jurisdiction of organization is set forth in Schedule 1(a) to the Prior Perfection Certificate, (b) each Company is the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (c) the organizational identification number, if any, of each Company, the Federal Taxpayer Identification Number of each Company and the jurisdiction of organization of each Company are set forth in Schedule 1(a) to the Prior Perfection Certificate.

2.                                      Locations.  Except as set forth on Schedule 2 hereto, the chief executive office of each Company is currently located at the addresses set forth in Schedule 2 to the Prior Perfection Certificate.

3.                                      Stock Ownership and Other Equity Interests.  Except as set forth on Schedule 3 hereto, Schedule 3 to the Prior Perfection Certificate sets forth a true and correct list of all of the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interests owned by any Company constituting Pledged Stock, the beneficial owners of such stock, partnership interests, membership interests or other equity interests and the percentage of the total issued and outstanding stock, partnership interests, membership interests or other equity interests of the relevant issuer represented thereby.

4.                                      Instruments and Tangible Chattel Paper.  Except as set forth on Schedule 4 hereto, Schedule 4 to the Prior Perfection Certificate sets forth a true and correct list of all Instruments (other than checks to be deposited in the ordinary course of business) and Tangible Chattel Paper, in each case having a face amount exceeding $3,000,000, held by any Company as of the date hereof, including the names of the obligors, amounts owing and the due dates.

5.                                      Intellectual Property.  Except as set forth on Schedule 5(a) hereto, Schedule 5(a) to the Prior Perfection Certificate sets forth all of each Company’s United States Patents and United States Trademarks registered with (or applied for in) and published by the United States Patent and Trademark Office (excluding, for the avoidance of doubt, any United States Patent or United States Trademark that has expired or been abandoned in the same manner as permitted in the Credit Agreement, but including United States Trademarks that would constitute Collateral upon the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto), including the name of the registered owner and the registration number (or, if applicable, the applicant and the application number) of each such United States Patent and United States Trademark.  Except as set forth on Schedule 5(b) hereto, Schedule 5(b) to the Prior Perfection Certificate sets forth all of each Company’s Copyrights registered with (or applied for in) the United States Copyright Office (excluding, for the avoidance of doubt, any Copyright that has expired or been abandoned in the same manner as permitted in the Credit Agreement), including the name of the registered owner and the registration number (or, if applicable, the applicant and the application number) of each such Copyright.

6.                                      Commercial Tort Claims.  Except as set forth on Schedule 6 hereto, Schedule 6 to the Prior Perfection Certificate sets forth all Commercial Tort Claims with an individual value of at least $3,000,000 (as reasonably determined by the Borrower), held by any Company, including a brief description thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Perfection Certificate as of the date first written of above.

[•]

By:
Name: [•] Title: [•]

SCHEDULE 1(A)

LEGAL NAMES

Company	Jurisdiction	Type	Organizational Number	Federal Taxpayer Identification Number

SCHEDULE 1(B)

PRIOR ORGANIZATIONAL NAMES

Company	Prior Legal Name	Date of Change

SCHEDULE 1(C)

CHANGES IN CORPORATE IDENTITY

Company	Action	Legal Name of Predecessor Entity	Jurisdiction of Organization of Predecessor Entity	Date

SCHEDULE 1(D)

CHANGES IN JURISDICTION OR FORM

Company	Current Jurisdiction of Organization/Form	Prior Jurisdiction of Organization/Form	Date of Change

SCHEDULE 2

CHIEF EXECUTIVE OFFICES

Company	Address

SCHEDULE 3

PLEDGED STOCK

Issuer	Holder	Certificate No.	% of Issued and Outstanding

SCHEDULE 4

INSTRUMENTS AND TANGIBLE CHATTEL PAPER

1.                                      Promissory Notes/Instruments:

Obligee	Obligor	Principal Amount	Maturity

2.                                      Tangible Chattel Paper:

SCHEDULE 5(A) AND 5(B)

PATENTS, TRADEMARKS AND COPYRIGHTS

PATENTS

REGISTERED OWNER	SERIAL NUMBER	DESCRIPTION

PATENT APPLICATIONS

APPLICANT	APPLICATION NO.	DESCRIPTION

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NO.	TRADEMARK

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

SCHEDULE 6

COMMERCIAL TORT CLAIMS

EXHIBIT G

[FORM OF]

PROMISSORY NOTE

$[•]	New York, New York
[•] [•], 20[•]

FOR VALUE RECEIVED, the undersigned WORLD TRIATHLON CORPORATION, a Florida corporation (“WTC”), hereby promises to pay on demand to [•] (the “Lender”) or its registered permitted assign, at the office of UBS AG, Stamford Branch (“UBS”) at 677 Washington Boulevard, 6th Floor, Stamford, Connecticut 06901, [Term] [Revolving] [Swingline] Loans in the principal amount of $[•] or such lesser amount as is outstanding from time to time, on the dates and in the amounts set forth in the Credit Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alios, World Triathlon Corporation, a Florida corporation, (the “Borrower”), World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto and UBS, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the lenders (in such capacity, the “Administrative Agent”).  The Borrower also promises to pay interest from the date of such Loans on the principal amount thereof from time to time outstanding, in like Dollars, at such office, in each case, in the manner and at the rate or rates per annum and payable on the dates provided in the Credit Agreement.  Terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on any overdue principal and, to the extent permitted by Requirements of Law, overdue interest from the relevant due dates, in each case, in the manner, at the rate or rates and under the circumstances provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind to the extent possible under any Requirements of Law.  The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this Promissory Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Promissory Note is one of the Promissory Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  This Promissory Note is entitled to the benefit of the Credit Agreement, and the obligations hereunder are guaranteed and secured as provided therein and in the other Loan Documents referred to in the Credit Agreement.

If any assignment by the Lender holding this Promissory Note occurs after the date of the issuance hereof, the Lender agrees that it shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender this Promissory Note to the Administrative Agent for cancellation.

[Remainder of Page Intentionally Left Blank]

THE ASSIGNMENT OF THIS PROMISSORY NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE CREDIT AGREEMENT, INCLUDING THE PROVISIONS GOVERNING, THE REGISTER AND THE PARTICIPANT REGISTER.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

WORLD TRIATHLON CORPORATION

By:
Name:
Title:

SCHEDULE A

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to LIBO Rate Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule A to Note

SCHEDULE B

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBO RATE LOANS

Date	Amount of LIBO Rate Loans	Amount Converted to LIBO Rate Loans	Interest Period and LIBO Rate with Respect Thereto	Amount of Principal of LIBO Rate Loans Repaid	Amount of LIBO Rate Loans Converted to ABR Loans	Unpaid Principal Balance of LIBO Rate Loans	Notation Made By

Schedule B to Note

EXHIBIT H-1

[FORM OF]

TRADEMARK SECURITY AGREEMENT This TRADEMARK SECURITY AGREEMENT is entered into as of [•] [•], 20[•], (this “Agreement”), among [•] ([each, a][the] “Grantor”) and UBS AG, Stamford Branch (“UBS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain Pledge and Security Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent.  The Lenders (as defined below) have extended credit to the Borrower (as defined in Credit Agreement (as defined below)) subject to the terms and conditions set forth in that certain Credit Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto (collectively, the “Lenders”) and UBS, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders.  Consistent with the requirements set forth in Sections 4.01 and 5.12 of the Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1.  Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.  Grant of Security Interest.  As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of [such][the] Grantor and regardless of where located (collectively, the “Trademark Collateral”):

A.                                    all Trademarks, including those Trademark registrations and registration applications in the United States Patent and Trademark Office listed on Schedule I hereto;

B.                                    all goodwill associated with or symbolized by the Trademarks;

C.                                    all assets, rights and interests that uniquely reflect or embody the Trademarks;

D.                                    the right to sue third parties for past, present and future infringements of any Trademark; and

E.                                     all proceeds of and rights associated with the foregoing;

in each case to the extent the foregoing the foregoing items constitute Collateral.

SECTION 3.  Security Agreement.  The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent

H-1-1

pursuant to the Security Agreement.  [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.  Counterparts.          This Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

H-1-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[•]

By:
Name: [•]
Title: [•]

H-1-3

UBS AG, STAMFORD BRANCH,
as Collateral Agent

By:
Name: Title:

By:
Name: Title:

H-1-4

SCHEDULE I

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NO.	TRADEMARK

Schedule I

EXHIBIT A

[FORM OF]

TRADEMARK SECURITY AGREEMENT SUPPLEMENT

This TRADEMARK SECURITY AGREEMENT SUPPLEMENT is entered into as of [•] [•], 20[•], this “Trademark Security Agreement Supplement”), among [•] ([each, a][the] “Grantor”) and UBS AG, Stamford Branch (“UBS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain Pledge and Security Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent.  The Lenders (as defined below) have extended credit to the Borrower (as defined in Credit Agreement (as defined below)) subject to the terms and conditions set forth in that certain Credit Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto (collectively, the “Lenders”) and UBS, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders.  Consistent with the requirements set forth in Sections 4.01 and 5.12 of the Credit Agreement, the [Grantor][Grantors] and the Collateral Agent have entered into that certain Trademark Security Agreement, dated as of [•] [•], 20[•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Trademark Security Agreement”).  Under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent for the benefit of the Secured Parties as security interest in the Additional Trademark Collateral (as defined below) and have agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Trademark Security Agreement Supplement.  Now, therefore, the parties hereto agree as follows:

SECTION 1.  Terms.  Capitalized terms used in this Trademark Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.  Grant of Security Interest.  As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of the [such][the] Grantor and regardless of where located (collectively, the “Additional Trademark Collateral”):

A.                                    the Trademark registrations and registration applications in the United States Patent and Trademark Office listed on Schedule I hereto;

B.                                    all goodwill associated with or symbolized by such Trademark registrations and registration applications;

C.                                    all assets, rights and interests that uniquely reflect or embody such Trademark registrations and registration applications;

D.                                    the right to sue third parties for past, present and future infringements of such Trademark registrations and registration applications; and

E.                                     all proceeds of and rights associated with the foregoing;

in each case to the extent the foregoing items constitute Collateral.

SECTION 3.  Security Agreement.  The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement.  [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Additional Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Trademark Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.  Counterparts. This Trademark Security Agreement Supplement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Trademark Security Agreement Supplement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Trademark Security Agreement Supplement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Trademark Security Agreement Supplement as of the day and year first above written.

[•]

By:
Name: [•]
Title: [•]

UBS AG, STAMFORD BRANCH,
as Collateral Agent

By:
Name: Title:

By:
Name:
Title:

SCHEDULE I

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NO.	TRADEMARK

Schedule I

EXHIBIT H-2

[FORM OF]

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT is entered into as of [•] [•], 20[•] (this “Agreement”), among [•] ([each, a][the] “Grantor”) and UBS AG, Stamford Branch (“UBS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain Pledge and Security Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent.  The Lenders (as defined below) have extended credit to the Borrower (as defined in Credit Agreement (as defined below)) subject to the terms and conditions set forth in that certain Credit Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto (collectively, the “Lenders”) and UBS, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders.  Consistent with the requirements set forth in Sections 4.01 and 5.12 of the Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1.  Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.  Grant of Security Interest.  As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of such Grantor and regardless of where located (collectively, the “Patent Collateral”):

A.                                    all Patents, including those Patent registrations and pending applications in the United States Patent and Trademark Office listed on Schedule I hereto;

B.                                    the right to sue third parties for past, present and future infringements of any Patent; and

C.                                    all proceeds of and any right associated with the foregoing;

in each case to the extent the foregoing items constitute Collateral.

SECTION 3.   Security Agreement.  The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement.  [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as

H-2-1

if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.  Counterparts.     This Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

H-2-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[•]

By:
Name: [•]
Title: [•]

H-2-3

UBS AG, STAMFORD BRANCH,
as Collateral Agent

By:
Name: Title:

By:
Name:
Title:

H-2-4

SCHEDULE I

PATENTS

REGISTERED OWNER	SERIAL NUMBER	DESCRIPTION

PATENT APPLICATIONS

APPLICANT	APPLICATION NO.	DESCRIPTION

Schedule I

EXHIBIT A

[FORM OF]

PATENT SECURITY AGREEMENT SUPPLEMENT

This PATENT SECURITY AGREEMENT SUPPLEMENT is entered into as of [•] [•], 20[•] (this “Patent Security Agreement Supplement”), among [•] ([each, a][the] “Grantor”) and UBS AG, Stamford Branch (“UBS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain Pledge and Security Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent.  The Lenders (as defined below) have extended credit to the Borrower (as defined in Credit Agreement (as defined below)) subject to the terms and conditions set forth in that certain Credit Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto (collectively, the “Lenders”) and UBS, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders.  Consistent with the requirements set forth in Sections 4.01 and 5.12 of the Credit Agreement, the [Grantor][Grantors] and the Collateral Agent have entered into that certain Patent Security Agreement, dated as of [•] [•], 20[•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Patent Security Agreement”).  Under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent for the benefit of the Secured Parties as security interest in the Additional Patent Collateral (as defined below) and have agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Patent Security Agreement Supplement.  Now, therefore, the parties hereto agree as follows:

SECTION 1.  Terms.  Capitalized terms used in this Patent Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.  Grant of Security Interest.  As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of [such][the] Grantor and regardless of where located (collectively, the “Additional Patent Collateral”):

A.                                    the Patent registrations and pending applications in the United States Patent and Trademark Office listed on Schedule I hereto;

B.                                    the right to sue third parties for past, present and future infringements of such Patent registrations and pending applications; and

C.                                    all proceeds of and any right associated with the foregoing;

in each case to the extent the foregoing items constitute Collateral.

SECTION 3.  Security Agreement.  The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement.  [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Additional Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Patent Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.  Counterparts. This Patent Security Agreement Supplement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Patent Security Agreement Supplement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Patent Security Agreement Supplement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Patent Security Agreement Supplement as of the day and year first above written.

[•]

By:
Name: [•]
Title: [•]

UBS AG, STAMFORD BRANCH,
as Collateral Agent

By:
Name: Title:

By:
Name: Title:

SCHEDULE I

PATENTS

REGISTERED OWNER	SERIAL NUMBER	DESCRIPTION

PATENT APPLICATIONS

APPLICANT	APPLICATION NO.	DESCRIPTION

Schedule I

EXHIBIT H-3

[FORM OF]

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT is entered into as of [•] [•], 20[•] (this “Agreement”), among [•] ([each, a][the] “Grantor”) and UBS AG, Stamford Branch (“UBS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain Pledge and Security Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent.  The Lenders (as defined below) have extended credit to the Borrower (as defined in Credit Agreement (as defined below)) subject to the terms and conditions set forth in that certain Credit Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto (collectively, the “Lenders”) and UBS, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders.  Consistent with the requirements set forth in Sections 4.01 and 5.12 of the Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1.  Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.  Grant of Security Interest.  As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by [such][the] Grantor and regardless of where located (collectively, the “Copyright Collateral”):

A.            all Copyrights, including those Copyright registrations and pending applications for registration in the United States Copyright Office listed on Schedule I;

B.            the right to sue third parties for past, present and future infringements of any Copyright, and

C.            all proceeds of and rights associated with the foregoing;

in each case to the extent the foregoing items constitute Collateral.

SECTION 3.  Security Agreement.  The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement.  [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by

H-3-1

reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.  Counterparts.              This Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

H-3-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[•]

By:
	Name:	[•]
	Title:	[•]

H-3-3

UBS AG, STAMFORD BRANCH, as Collateral Agent

By:
Name:	Title:

By:
Name:	Title:

H-3-4

SCHEDULE I

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

Schedule I

EXHIBIT A

[FORM OF]

COPYRIGHT SECURITY AGREEMENT SUPPLEMENT

This COPYRIGHT SECURITY AGREEMENT SUPPLEMENT is entered into as of [•] [•], 20[•] (this “Copyright Security Agreement Supplement”), among [•] ([each, a][the] “Grantor”) and UBS AG, Stamford Branch (“UBS”), as Collateral Agent (the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain Pledge and Security Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Security Agreement”), among the Loan Parties party thereto and the Collateral Agent.  The Lenders (as defined below) have extended credit to the Borrower (as defined in Credit Agreement (as defined below)) subject to the terms and conditions set forth in that certain Credit Agreement, dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto (collectively, the “Lenders”) and UBS, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the Lenders.  Consistent with the requirements set forth in Sections 4.01 and 5.12 of the Credit Agreement, the [Grantor][Grantors] and the Collateral Agent have entered into that certain Copyright Security Agreement, dated as of [•] [•], 20[•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Copyright Security Agreement”).  Under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent for the benefit of the Secured Parties as security interest in the Additional Copyright Collateral (as defined below) and have agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Copyright Security Agreement Supplement.  Now, therefore, the parties hereto agree as follows:

SECTION 1.  Terms.  Capitalized terms used in this Copyright Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.  Grant of Security Interest.  As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Collateral Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by [such][the] Grantor and regardless of where located (collectively, the “Additional Copyright Collateral”):

A.            the Copyright registrations and pending applications for registration in the United States Copyright Office listed on Schedule I hereto;

B.            the right to sue third parties for past, present and future infringements of such Copyright registrations and pending applications for registration, and

C.            all proceeds of and rights associated with the foregoing;

in each case to the extent the foregoing items constitute Collateral.

SECTION 3.  Security Agreement.  The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement.  [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Additional Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Copyright Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.  Counterparts. This Copyright Security Agreement Supplement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Copyright Security Agreement Supplement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Copyright Security Agreement Supplement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Copyright Security Agreement Supplement as of the day and year first above written.

[•]

By:
	Name:	[•]
	Title:	[•]

UBS AG, STAMFORD BRANCH, as Collateral Agent

By:
Name:	Title:

By:
Name:	Title:

SCHEDULE I

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION NUMBER	TITLE

EXHIBIT I

Schedule I

[FORM OF]

GUARANTY AGREEMENT

[CIRCULATED SEPARATELY]

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EXHIBIT J

[FORM OF]

SECURITY AGREEMENT

[CIRCULATED SEPARATELY]

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EXHIBIT K

[FORM OF]

LETTER OF CREDIT REQUEST

[Issuing Bank],28 as
Issuing Bank

Attention:                                           [ ]

with a copy to:               UBS AG, Stamford Branch,

677 Washington Boulevard, 6th Floor

Stamford, Connecticut 06901

as Administrative Agent for the Lenders referred to below

Attention:                                         BPS Agency

Telephone:                                   203-719-4319

                                           Fax: 203-719-4176

Email:  DL-UBSAgency@ubs.com

[[•] [•], 20[•]]29

Ladies and Gentlemen:

We hereby request that [•]30, as an Issuing Bank, in its individual capacity, [issue, amend, renew, extend][a/an] [existing] [Standby] [Commercial] Letter of Credit on [•] 31 (the “Date of Issuance”), which Letter of Credit shall be in the aggregate amount of [•]32 and shall be for the account of [•]33.  The beneficiary of the requested Letter of Credit is [•]34, and such Letter of Credit will be in support of [•]35 and will have a stated expiration date of [•]36.  For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware

28  Insert name and address of the applicable Issuing Bank.

29  Must be delivered to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance, amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank).

30  Insert name of the applicable Issuing Bank.

31  Insert date of issuance, which must be a Business Day.

32  Insert aggregate initial amount of Letter of Credit.

33  Insert name of account party.

34  Insert name and address of beneficiary.

35  Insert brief description of obligations(s) to be supported by the Letter of Credit.

36  Date may not be later than the date referred to in Section 2.05(c) of the Credit Agreement.

EXHIBIT L

corporation, the lenders from time to time party thereto and UBS AG, Stamford Branch, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the lenders.

We hereby certify that:

(A)                               The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Date of Issuance with the same effect as though such representations and warranties had been made on and as of the Date of Issuance; provided that to the extent that a representation and warranty specifically refers to an earlier date, it is true and correct in all material respects as of such earlier date.

(B)                               As of the Date of Issuance and immediately after giving effect to the requested Letter of Credit, no Default or Event of Default exists.

[Signature Page Follows]

WORLD TRIATHLON CORPORATION

By:
Name:
Title:

EXHIBIT L-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto and UBS AG, Stamford Branch, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Promissory Notes evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly executed certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each of the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished each of the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: [•] [•], 20[•]

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in

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EXHIBIT L-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto and UBS AG, Stamford Branch, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender and the Administrative Agent with a duly executed certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished such Lender and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [•] [•], 20[•]

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto and UBS AG, Stamford Branch, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the lenders.

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EXHIBIT L-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 871(h)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender and the Administrative Agent with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and the Administrative Agent and (2) the undersigned shall have at all times furnished such Lender and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [•] [•], 20[•]

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement dated as of June 26, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, inter alios, World Triathlon Corporation, a Florida corporation, World Endurance Holdings, Inc., a Delaware corporation, the lenders

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EXHIBIT L-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

from time to time party thereto and UBS AG, Stamford Branch, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Promissory Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Promissory Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 871(h)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

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[NAME OF LENDER]

By:
Name:
Title:

Date: [•] [•], 20[•]

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EXHIBIT M

[FORM OF] SOLVENCY
CERTIFICATE

[•] [•], 20[•]

This Solvency Certificate (this “Solvency Certificate”) is being executed and delivered pursuant to Section 4.01(h) of that certain Credit Agreement, dated as of June 26, 2014 (the “Credit Agreement”), among, inter alios, World Triathlon Corporation, a Florida corporation (“Borrower”), World Endurance Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto and UBS, in its capacities as an issuing bank, the swingline lender and as administrative agent and collateral agent for the lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I, [•], the Chief Financial Officer of Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.                                      I am generally familiar with the businesses and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.                                      As of the date hereof and after giving effect to the Transactions on the Closing Date and the incurrence of the indebtedness and obligations on the Closing Date in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof and (iv) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

[Signature Page Follows]

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first above written.

WORLD TRIATHLON CORPORATION

By:
Name:
Title:

[Signature Page To Solvency Certificate]